Exhibit 10.2

EQUITY AND ASSET PURCHASE AGREEMENT

Dated as of May 14, 2025

by and among

GLENCORE CANADA CORPORATION,

as Buyer,

and

LI-CYCLE HOLDINGS CORP.

and the other Persons listed on Schedule I hereto,

as the Sellers

i

(continued)

(continued)

(continued)

Schedules

Schedule I	List of Sellers
Schedule II	List of Carve-Out Entities
Schedule III	The Pre-Acquisition Restructuring Steps

Exhibits

Exhibit A	A&R Initial Order
Exhibit B	Sale and Investment Solicitation Procedures
Exhibit C	SISP Order
Exhibit D	Approval and Vesting Order
Exhibit E	Form of Bill of Sale, Assignment and Assumption Agreement

EQUITY AND ASSET PURCHASE AGREEMENT

THIS EQUITY AND ASSET PURCHASE AGREEMENT (together with all schedules and exhibits referenced herein, collectively the “Agreement”), dated as of May 14, 2025 (the “Agreement Date”), by and among, Glencore Canada Corporation, a corporation existing under the laws of the Province of Ontario (“Buyer”), and Li-Cycle Holdings Corp., a corporation existing under the laws of the Province of Ontario (“Seller Parent”) and each of the other Persons set forth on Schedule I attached hereto (each, including Seller Parent, a “Seller” and collectively with Seller Parent, the “Sellers”). Buyer and the Sellers are collectively referred to herein as the “Parties” and each, a “Party”.

RECITALS:

A. Reference is made to (i) that certain amended and restated senior secured convertible note issued to Buyer by Seller Parent on March 25, 2024 and amended and restated on January 31, 2025 in the original principal amount of $81,573,643.75 as of January 31, 2025, as such note may be further amended from time to time (“Secured Note 1”); (ii) that certain amended and restated convertible note issued to Buyer by Seller Parent on May 5, 2022 as subsequently amended and restated on March 25, 2024 and January 31, 2025 in the original principal amount of $124,059,131.32 as of January 31, 2025, as such note may be further amended from time to time (“Secured Note 2”, and together with Secured Note 1, the “Secured Convertible Notes”); (iii) that certain amended and restated convertible note issued to Buyer by Seller Parent on May 5, 2022 as subsequently amended and restated on March 25, 2024 and January 31, 2025 in the original principal amount of $121,772,741.47 as of January 31, 2025, as such note may be further amended from time to time (“Unsecured Note”); and (iv) in the case of each of clauses (i), (ii) and (iii) above, any PIK Notes (as defined herein) issued in satisfaction of interest due and payable, or accrued but unpaid, thereon (collectively, the “Convertible Notes”). The obligations under the Convertible Notes (the “Convertible Note Obligations”) described in clauses (i) and (ii) above are secured by valid and duly perfected liens, mortgages and other encumbrances in and upon certain property and assets of, among other parties, certain of the Sellers.

B. Li-Cycle U.S. Inc., a Delaware corporation (the “U.S. Equity Seller” or “Li-Cycle U.S.”), owns 100% of the outstanding equity interests (the “U.S. Transferred Equity Interests”) of Li-Cycle Inc., a Delaware corporation (the “U.S. SpokeCo” or the “U.S. Transferred Entity”), which corporation shall convert into a Delaware limited liability company (the “Conversion”).

C. Seller Parent owns 100% of the outstanding shares (the “Swiss Transferred Equity Interest”, and together with the U.S. Transferred Equity Interests, the “Transferred Equity Interests”) of Li-Cycle Europe AG, a stock corporation (Aktiengesellschaft), established under the laws of Switzerland with its corporate seat in Baar, Switzerland and its business address at Neuhofstrasse 8, 6340 Baar, Switzerland and registered in the commercial register of the canton of Zug, Switzerland under company registration number CHE-276.781.098 (the “Swiss Entity” and together with the U.S. SpokeCo, the “Direct Transferred Entities”).

D. The Swiss Entity owns 100% of the shares in Li-Cycle Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of the Federal Republic of Germany and its business address at Lange Göhren 4, 39717 Sülzetal OT Osterweddingen and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Stendal, Germany under HRB 32081 (the “German SpokeCo”, and together with the Direct Transferred Entities, the “Transferred Entities”).

E. Seller Parent intends to seek the Initial Order (as defined herein) and the A&R Initial Order (as defined herein) from the Ontario Superior Court of Justice (Commercial List) (the “CCAA Court”) to obtain protection from its creditors under the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended (the “CCAA”, and the “CCAA Proceeding”).

F. The Sellers intend to commence ancillary insolvency proceedings under Chapter 15 of Title 11 of the United States Code (the “U.S. Proceedings”) in the United States Bankruptcy Court for the Southern District of New York (the “U.S. Bankruptcy Court”).

G. Subject to the CCAA Court approval and the satisfaction of certain terms and conditions set forth in the DIP Term Sheet, Seller Parent will be indebted to Glencore International AG (the “DIP Lender”) under the DIP Term Sheet (as defined herein) in a maximum principal amount of up to $10,500,000, plus, if applicable, the Incremental Winddown Amount (as defined herein), together with all interest, fees and costs incurred or accruing on or thereafter or relating thereto (the “DIP Obligations”).

H. Upon the terms and subject to the conditions set forth in this Agreement, and as authorized under the applicable provisions of the CCAA, Buyer intends to effect a credit bid in respect of a portion of the Secured Convertible Note Obligations owed to Buyer under the Convertible Notes and the DIP Obligations owed under the DIP Term Sheet, pursuant to which the Sellers shall sell, transfer and assign to Buyer, and Buyer shall acquire and assume from the Sellers, the Transferred Assets (as defined herein), the Transferred Equity Interests and the Assumed Liabilities (as defined herein).

I. The Sellers will seek the SISP Order (as defined herein) in order to obtain the approval of this Agreement by the CCAA Court as a “stalking horse bid” and the SISP (as defined herein).

J. In the event that this Agreement is selected as the Successful Bid (as defined in the SISP Order) in accordance with the terms of the SISP, the Sellers and Buyer shall consummate the Transaction.

K. Each of the Sellers has determined that it is in their respective best interests to enter into this Agreement and, subject to approval by the CCAA Court and approval by the U.S. Bankruptcy Court with respect to the equity interests or assets and property of Li-Cycle U.S. Inc. and Li-Cycle North America Hub, Inc. (together with Li-Cycle U.S., the “U.S. Entities”), as applicable, the terms of the SISP and entry of the SISP Recognition and Section 363 Order (as defined herein) by the U.S. Bankruptcy Court, to consummate the Transaction on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. As used herein, and to the extent not otherwise defined herein, the terms below shall have the following respective meanings:

“A&R Initial Order” shall mean the amended and restated initial order of the CCAA Court, substantially in the form to be settled among the Parties in accordance with Section 7.1(a) and attached hereto as Exhibit A.

“Accrued Wages” shall mean, with respect to each Hired Employee, the amount of accrued and unpaid wages, and the amount of accrued and unpaid payroll and other withholding taxes in respect thereof, payable by any of the Sellers since the last payroll date occurring immediately prior to the Closing Date.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Agreement Date” shall have the meaning set forth in the Preamble.

“Allocation Schedule” shall mean the schedule allocating the Purchase Price and the Assumed Liabilities in accordance with the Tax Act, Section 1060 of the Code and the Treasury Regulations thereunder and any corresponding requirements of any state, local, Canadian, provincial or foreign Tax Laws, as applicable.

“Alternative Transaction” shall mean the sale, transfer, other disposition, directly or indirectly, including through an asset sale, share sale, plan of arrangement merger, amalgamation, foreclosure or other transaction, including pursuant to a CCAA Proceeding, Chapter 11 plan approved by the Bankruptcy Court or other proceeding, of any material portion of the Transferred Assets or the Transferred Entities, in a single transaction or a series of transactions, with one or more Persons other than Buyer (or its Affiliates).

“Anti-Corruption Laws” shall mean: (i) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997 (the “OECD Convention”), (ii) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (iii) the Corruption of Foreign Public Officials Act (Canada); (iv) the relevant provisions of the Criminal Code (Canada); (v) the UK Bribery Act 2010, the Prevention of Corruption Act 1916, the Public Bodies Corrupt Practices Act 1889; and (vi) any other applicable law

(including any: statute, ordinance, rule or regulation; order of any court, tribunal or any other judicial body; and rule, regulation, guideline or order of any public body, or any other administrative requirement) which (i) prohibits the conferring of any gift, payment or other benefit to any person or any officer, employee, agent or advisor of such person; and (ii) is substantially equivalent to the above U.S., Canadian or United Kingdom laws or was intended to enact the provisions of the OECD Convention or which has as its objective the prevention of corruption.

“Anti-Money Laundering Laws” shall mean all applicable laws and regulations related to money laundering and financial record keeping, including related reporting requirements which are applicable to any of Seller Parent or any of its Subsidiaries.

“Approval and Vesting Order” shall mean the approval and vesting order of the CCAA Court, substantially in the form to be settled between the Parties in accordance with Section 7.1(a) and attached hereto as Exhibit D.

“Asset Sellers” shall mean each of the Persons listed under such heading on Schedule I attached hereto, including, for the avoidance of doubt, the Intellectual Property Seller.

“Assumed Contracts” shall mean the Contracts listed on Section 2.7(a) of the Sellers’ Disclosure Schedule, including the Assumed Leases, as such schedule may be amended from time to time pursuant to Section 2.7.

“Assumed Debt Obligations” shall have the meaning set forth in Section 2.5(c).

“Assumed U.S. Contract” shall mean any Assumed Contract governed by the laws of the United States or a jurisdiction located within the territory of the United States.

“Assumed Leases” shall mean those Leases listed on Section 2.7(a) of the Sellers’ Disclosure Schedule, as such schedule may be amended from time to time pursuant to Section 2.7.

“Assumed Liabilities” shall have the meaning set forth in Section 2.5.

“ATVM Program” shall mean the Advanced Technology Vehicles Manufacturing Incentive Program established by section 136 of the Energy Independence and Security Act of 2007, as amended, and administered by the DOE.

“AVO Recognition and 363 Order” shall mean the order of the U.S. Bankruptcy Court in the U.S. Proceedings, substantially in the form to be settled among the Parties, in accordance with Section 7.1(a), recognizing and giving effect to the Approval and Vesting Order and, authorizing entry of the U.S. Entities into this Agreement, the other transaction documents contemplated hereby and the consummation by the U.S. Entities and their Subsidiaries of the Transaction, pursuant to Sections 363 and 1520 of the Bankruptcy Code.

“Avoidance Actions” shall mean: (i) any claims or causes of action in respect of any fraudulent preference, assignment, fraudulent conveyance, transfer at undervalue, or other reviewable transaction under the CCAA, the BIA or any other applicable federal or provincial legislation; and (ii) those claims and causes of action (whether or not asserted as of the Agreement Date) that any Seller may have against any third party, including any Governmental Entity, under Chapter 5 of the Bankruptcy Code, or state fraudulent conveyance, fraudulent transfer or other similar state Laws.

“Bankruptcy Code” shall mean chapter 11 of Title II of the United States Code, 11 U.S.C. §§ 101 et seq, as amended.

“Benefit Plan” shall mean all oral or written plans, arrangements, agreements, programs, policies, practices or undertakings, with the exception of statutory or government sponsored plans, with respect to the employees or the beneficiaries or dependents of any such employees or pursuant to which any of the Sellers is a party to or bound by or to which any of the Sellers has an obligation to contribute relating to or sponsors, contributes to, provides benefits under or through, or maintains, or with respect to which the Asset Seller or the Equity Seller has any direct or indirect present or future liability, in each case whether or not subject to ERISA, including:

(i) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including, without limitation, bonus, profit sharing or deferred profit sharing, performance compensation, deferred or incentive compensation, equity-based, share compensation, share purchase or share option purchase, share appreciation rights, phantom stock, restricted stock unit, stock option, employee loans, or any other compensation or perquisites (including vehicles) in addition to salary or wages;

(ii) retirement or retirement savings, including registered or unregistered pension plans, pensions, supplemental pensions, registered retirement savings plans and retirement compensation arrangements;

(iii) insured or self-insured benefits for or relating to income continuation or other benefits during absence from work (including short-term disability, long-term disability and workers compensation), hospitalization, health, welfare, legal costs or expenses, medical or dental treatments or expenses, life insurance, accident, death or survivor’s benefits, vacation or vacation pay, sick pay, supplementary employment insurance, day care, tuition or professional commitments or expenses or similar employment benefits and post-employment benefits; or

(iv) any plans, arrangements, programs, practices or undertakings similar to the foregoing, but excluding, for the avoidance of doubt, any statutory benefit plans that the Sellers are required to participate in or comply with, including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation; but excluding any arrangements with employees or consultants that are authorized and approved pursuant to the CCAA and secured by court charges therein.

“Bill of Sale and Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.1(b)(i).

“BIA” shall mean the Bankruptcy and Insolvency Act, R.S.C., 1985, c. B-3, as amended.

“Books and Records” has the meaning given to such term in Section 2.2(m).

“Break Fee” shall mean an amount equal to $1,000,000.

“Business” shall mean the business of recycling and recovering critical battery-grade materials conducted by the Asset Sellers and the Transferred Entities in (i) the United States of America; (ii) Germany; and (iii) Switzerland.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banking institutions in Toronto, Canada or Baar, Switzerland are authorized or obligated by Law or executive order to close.

“Business Software” shall mean all Software owned or purported to be owned by, or developed by or for, any Seller or any Transferred Entity and used in the operation of the Business, but excluding commercially available off-the-shelf software.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Debt” shall have the meaning set forth in Section 4.20.

“Buyer’s Fundamental Representations” shall mean the representations and warranties made by Buyer in: (i) Section 5.1 (Organization and Good Standing); (ii) Section 5.2 (Power and Authority); and (iii) Section 5.3 (No Contravention).

“Canadian Assets” shall mean any Transferred Assets acquired by the Canadian Buyer from any Canadian Seller.

“Canadian Buyer” shall have the meaning set forth in Section 2.3.

“Canadian Sellers” shall mean (i) Seller Parent; (ii) solely to the extent such entity is party to an Assumed Contract, Li-Cycle Americas Corp., a corporation existing under the laws of the Province of Ontario; and (iii) Li-Cycle Corp., a corporation existing under the laws of the Province of Ontario.

“Carve-Out Condition Amount” shall have the meaning set forth in Section 8.1(i) of the Sellers’ Disclosure Schedule.

“Carve-Out Entities” shall mean the Persons listed on Schedule II attached hereto.

“CCAA” shall have the meaning set forth in Recital E.

“CCAA Court” shall have the meaning set forth in Recital E.

“CCAA Proceeding” shall have the meaning set forth in Recital E.

“Claim” shall mean any and all claims, interests, controversies, actions, proceedings, reimbursement claims, contribution claims, recoupment rights, debts, third-party claims, indemnity claims, damages, remedies, causes of action, demands, rights, suits, obligations, liabilities, accounts, judgments, defenses, offsets, powers, privileges, licenses, Encumbrances, guarantees, franchises, Avoidance Actions, counterclaims and cross-claims, of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, asserted or unasserted, direct or indirect, assertable directly or derivatively, choate or inchoate, reduced to judgment or otherwise, secured or unsecured, whether arising before, on, or after the Filing Date, in contract, tort, law, equity, or otherwise pursuant to any theory of law. Claim also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest claims or interests; (c) claims pursuant to section 362 of the Bankruptcy Code; (d) claims pursuant to the CCAA; and (e) such claims and defenses as fraud, mistake, duress, usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

“Closing” shall mean the consummation of the Transaction.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Collective Bargaining Agreement” shall have the meaning set forth in Section 4.11(a).

“Company Entities” shall mean Seller Parent and/or each of its Subsidiaries party to the DOE Loan Documents.

“Confidential Information” shall mean all information in any form or medium that relates to the Business, the Transferred Entities, the Transferred Assets, the Transferred Equity Interests or the Assumed Liabilities, including financial information, projections, pricing structures, technical data, Trade Secrets, Personal Information, and identities of, and arrangements with, customers and suppliers, software and databases, but shall not include any information that (i) at the time of disclosure thereof is generally available to the public (other than as a result of disclosure in violation of this Agreement), (ii) is already in the recipient’s possession or comes into recipient’s possession on a non-confidential basis (other than as a result of disclosure in violation of this Agreement) from a party that is not known by recipient to be subject to any confidentiality agreement or obligation with respect to such information, or (iii) is independently developed by the receiving party without reliance on or use of any Confidential Information.

“Consents and Approvals” shall mean the consents, approvals, Permits, notifications or waivers from, and filings with, third parties (including any Governmental Entity) as may be required in connection with or to complete the Transaction, in form and substance satisfactory to Buyer, as set forth in Section 2.7(b) of the Sellers’ Disclosure Schedule, which Section 2.7(b) of the Sellers’ Disclosure Schedule shall be updated in accordance with Section 2.7(b).

“Consolidated Tax Returns” shall mean any Tax Returns with respect to U.S. and non-U.S. federal, state, provincial or local income Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis that include Sellers or any of their Affiliates.

“Contract” shall mean any lease, sublease, license, sublicense, deed, commitment, entitlement, engagement, agreement, contract, contract right, obligation, trust, purchase order, sale order, instrument and other similar arrangements, whether or not in written form, that is binding upon a Person or its property (including any commitment to enter into any of the foregoing).

“Contracting Parties” shall have the meaning set forth in Section 10.14.

“Conversion” shall have the meaning set forth in Recital B.

“Credit Bid Amount” shall have the meaning set forth in Section 3.2.

“Credit Documents” shall mean, collectively, (i) the Convertible Notes (as may be amended, modified, restated or split in accordance with this Agreement, including the Pre-Acquisition Reorganization Steps), (ii) any instrument issued by any Seller or entered into by any Seller and Buyer in replacement, in part or in whole, of any of the Convertible Notes in connection with the Pre-Acquisition Reorganization Steps), and (iii) the DIP Term Sheet.

“Cure Amounts” shall mean the aggregate amount, if any, that is required to be paid to cure any monetary defaults of any Seller as of the Closing under the Assumed Contracts as determined for each Assumed Contract: (i) by mutual agreement between the applicable Seller, Buyer and the third-party thereto and (ii) pursuant to section 11.3 of the CCAA.

“Cure Amounts Schedule” has the meaning given to such term in Section 2.7(d).

“Debt” shall mean, without duplication, (i) indebtedness or other obligations for borrowed money or in respect of loans or advances or issued in substitution for or exchange of indebtedness for borrowed money or loans or advances, whether short-term or long-term, secured or unsecured, (ii) any indebtedness or other obligations evidenced by any note, bond, debenture or other debt security or instrument, (iii) all obligations to pay the deferred or unpaid purchase price of property or services, contingent or otherwise (including all “earn-out” obligations, seller notes, installments or similar payments), (iv) all obligations under interest rate and currency hedging agreements, including swap breakage or associated fees, (v) all obligations arising from bankers’ acceptances, letters of credit (to the extent drawn), surety or performance bonds and cash/book overdrafts or similar facilities or instruments, (vi) all obligations for the payment of which a Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations, (vii) any obligations under leases that have been or are required to be, in accordance with GAAP, recorded as capital leases, (viii) any indebtedness or other obligations secured by an Encumbrance on any Seller’s interest in any assets, and (ix) all accrued interest, premiums, penalties (including any prepayment penalties or premiums, fees or make-whole payments) and other obligations related to any of the foregoing.

“Direct Transferred Entities” has the meaning given to such term in Recital C.

“DIP Facility” shall mean the debtor-in-possession credit facility to be made available and advanced by Buyer to Seller Parent pursuant to, and in accordance with the DIP Term Sheet.

“DIP Lender” has the meaning given to such term in Recital G.

“DIP Term Sheet” shall mean (i) the term sheet entered into as of the date hereof between the DIP Lender and Seller Parent, pursuant to which the DIP Lender shall provide the DIP Facility to Seller Parent and, to the extent contemplated therein, its Subsidiaries and (ii) if Seller Parent, its Subsidiaries (as applicable) and the DIP Lender enter into definitive documents with respect to the DIP Facility.

“DOE” shall mean the U.S. Department of Energy, an agency of the United States of America.

“DOE Loan Documents” shall mean (i) that certain Loan Arrangement and Reimbursement Agreement, dated November 7, 2024, among DOE, Li-Cycle U.S., Li-Cycle North America Hub, Inc. and Li-Cycle, Inc. (the “LARA”), (ii) and that certain Note Purchase Agreement, dated November 7, 2024, by and among FFB, Li-Cycle U.S. and Secretary of Energy (the “NPA”), and (iii) all other Financing Documents (as defined in the LARA).

“Encumbrance” shall mean any Claim, pledge, option, charge, hypothecation, easement, security interest, lien, license, right-of-way, encroachment, mortgage, statutory or deemed trust, and deed of trust or other encumbrance.

“Environmental Law” shall mean any Law concerning pollution, protection or restoration of the environment or natural resources or human health or safety, including any Law governing the labelling, use, transportation, manufacture, processing, generation, distribution, treatment, storage, discharge, release, disposal, clean-up or handling of, or exposure to, Hazardous Material.

“Environmental Permits” shall mean those Permits required under Environmental Law.

“Equity Seller” shall mean the Persons listed under such heading on Schedule I attached hereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Code or Section 4001(b)(1) of ERISA that includes the Sellers.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall mean the assets set forth in Section 2.3.

“Excluded Cash” shall have the meaning set forth in Section 2.4(m).

“Excluded Contracts” shall have the meaning set forth in Section 2.4(a).

“Excluded Liabilities” shall have the meaning set forth in Section 2.6.

“Expense Reimbursement” shall mean all reasonable and documented out-of-pocket fees and expenses including, all professional fees and expenses, to be paid to Buyer incurred by Buyer and its Affiliates in connection with the negotiation, execution and consummation of this Agreement in an aggregate amount equal to the amount of such expenses, plus applicable Taxes, up to a maximum of $200,000, to the extent not otherwise payable pursuant to the terms of the DIP Term Sheet.

“FFB” shall mean the Federal Financing Bank, an instrumentality of the United States government created by the Federal Financing Bank Act of 1973 that is under the general supervision of the Secretary of Treasury.

“Filing Date” shall mean the date on which Seller Parent and the other Sellers obtain the Initial Order under the CCAA.

“Final”, with respect to any order of any court of competent jurisdiction, shall mean that: (i) such order shall not have been stayed, appealed, varied (except with the consent of Buyer and the Sellers) or vacated, and all time periods within which such order could at law be appealed shall have expired; or (ii) such order is no longer the subject of any continuing proceedings seeking to stay, appeal, vary (except with the consent of Buyer and the Sellers) or vacate such order, all such proceedings having been discontinued, denied, dismissed, and otherwise unsuccessfully concluded, and the time for appealing or further appealing the disposition of such proceedings shall have expired.

“Final Exhibits” shall have the meaning set forth in Section 7.1(a).

“Financial Statements” shall mean the audited financial statements of Seller Parent for the year ending December 31, 2024, including the notes thereto.

“Further Order” shall have the meaning set forth in Section 2.7(c).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any (i) federal, state, provincial, local, municipal, foreign or other government, (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court, arbitrator or other tribunal) or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Hazardous Material” shall mean any material, substance or waste (i) defined, classified or otherwise characterized as “hazardous”, “hazardous waste”, “radioactive”, “deleterious”, “toxic”, “caustic”, “dangerous”, a “contaminant”, a “pollutant”, a “dangerous good”, a “waste”, a “special waste”, a “source of contamination” or a “source of a pollutant” or words of similar meaning or regulatory effect, (ii) that is subject to, or the presence or concentration of which in soil, sediment, ground water or surface water is regulated under, any Environmental Law or (iii) which may pose a threat to the environment or to human health or safety, including asbestos, asbestos-containing materials, lead or lead-based paint, polychlorinated biphenyls, mold, mildew, fungi, oil, waste oil, petroleum, petroleum productions, lead-containing paint, lead-containing plumbing, polychlorinated biphenyls, per- or polyfluoroalkyl substances, radioactive materials, radon, or urea formaldehyde foam insulation.

“Hired Employees” shall mean, collectively, the employees of the Sellers who accept an offer of employment by Buyer or an Affiliate of Buyer, as applicable, at or prior to the Closing and actually commence employment with either Buyer or an Affiliate of Buyer, as applicable, upon the Closing.

“HST” shall mean all goods and services tax and harmonized sales tax imposed under the HST Legislation, and any provincial, territorial or foreign legislation imposing a similar value added or multi-staged tax.

“HST Legislation” shall mean Part IX of the Excise Tax Act, R.S.C., 1985, c. E-15, and any corresponding, applicable provincial legislation.

“Indemnified Taxes” shall mean, without duplication, any and all Taxes (i) of (or imposed upon) U.S. SpokeCo for any Pre-Closing Tax Period (determined in accordance with Section 6.13) or (ii) required to be paid by Buyer or U.S. SpokeCo to a Governmental Entity solely by reason of the joint liability of U.S. SpokeCo with any Seller or any Affiliate of any Seller with respect to those Taxes (including any Liability for Taxes pursuant to Treasury Regulations Section 1.1502-6 or any Liability for Taxes under any analogous state, provincial, local or non-U.S. law) or by reason of U.S. SpokeCo having been (or ceasing to be) a member of any consolidated, combined or unitary group on or prior to the Closing.

“ICA” shall mean the Investment Canada Act (Canada), as amended, and the regulations promulgated thereunder.

“ICA Approval” shall mean either: (i) prior to or following notice by Buyer to the Director of Investments pursuant to the ICA, the Minister has not sent to Buyer a notice under subsection 25.2(1) of the ICA in respect of the Transaction within the prescribed time period and the Minister has not made an order under subsection 25.3(1) of the ICA in respect of the Transaction within the prescribed time period; or (ii) if such a notice pursuant to the ICA has been sent or such an order under subsection 25.3(1) of the ICA has been made, Buyer has subsequently received any of the following: (A) a notice under paragraph 25.2(4)(a) of the ICA indicating that a review of the Transaction on grounds of national security will not be commenced; (B) a notice under paragraph 25.3(6)(b) of the ICA indicating that no further action will be taken in respect of the Transaction; or (C) a copy of an order under paragraph 25.4(1)(b) authorizing the Transaction.

“Incremental Winddown Amount” shall mean an amount equal to (i) if the Total Rochester Option is exercised, $1,250,000 or (ii) if a Partial Rochester Option is exercised, the reasonable, out-of-pocket costs of Sellers associated with the liquidation of the assets excluded pursuant to the exercise of such Partial Rochester Option, based on reputable third-party quotes for such costs provided to Buyer on or prior to the date that is two (2) Business Days prior to the Closing, up to a maximum amount of $1,250,000.

“Initial Order” shall mean the initial order of the CCAA Court, in form and substance acceptable to Buyer, acting reasonably.

“Insolvency Proceedings” shall mean any action, application, petition, suit or other proceeding under any bankruptcy, receivership arrangement, reorganization, dissolution, liquidation, insolvency, winding-up or similar law of any jurisdiction now or hereafter in effect, for the relief from or otherwise affecting creditors of Seller Parent or the other Sellers, including under the BIA (including the filing of a notice of intention to make a proposal), the CCAA (including the CCAA Proceeding), the Winding-up and Restructuring Act, R.S.C., 1985, c. W-11, as amended, or the Bankruptcy Code by, against, or in respect of Seller Parent or any other Seller.

“Insurance Proceeds” shall mean all insurance proceeds actually received in respect of any casualty loss or damage suffered by any Transferred Asset prior to the Closing Date that is covered by insurance maintained by the Sellers or their Affiliates, net of any expenses (including any deductibles retained by the Sellers) incurred in connection with the receipt of such proceeds, to be applied to restore or replace such Transferred Asset.

“Intellectual Property” shall mean any and all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including all: (i) patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, substitutions, provisionals, renewals, extensions, and re-examinations thereof, and all rights to claim priority from any of the foregoing (collectively, “Patents”); (ii) trademarks, service marks, logos, trade names, brand names, corporate names, trade dress, trade styles, and other indicators of the commercial source or origin of a product or service, and general intangibles of a like nature, in each case, whether or not registered, and all registrations and applications to register, and renewals and extensions of, any of the foregoing, together with all goodwill associated with any of the foregoing (collectively, “Marks”); (iii) trade secret rights and corresponding rights in confidential information and other non-public or proprietary information (whether or not patentable or copyrightable), including ideas, know-how, inventions, customer and supplier lists technology, Software, discoveries, improvements, methods, procedures, processes, techniques, formulae, drawings, designs, models, and plans (collectively, “Trade Secrets”); (iv) copyrights and copyrightable works, and all database and design rights, whether or not registered or published, including all data collections, “moral” rights, and mask works, and all registrations and applications to register, and renewals, extensions and reversions of, any of the foregoing, and corresponding rights in works of authorship (“Copyrights”); (v) Internet domain names, electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing, and all social media accounts (collectively, “Domain Names”); (vi) intellectual property rights arising from Software and technology; and (vii) rights of privacy and publicity; (viii) the right to bring an action at law or equity for the past, present, and future infringement of the foregoing, including the right to receive all proceeds and damages therefrom, and (ix) any and all similar, corresponding or equivalent intellectual or proprietary rights arising under the laws of any jurisdiction throughout the world or pursuant to any international convention.

“Intellectual Property Seller” shall mean any Seller that owns or purports to own any Owned Intellectual Property.

“Intercompany Loans” has the meaning given to such term in the DIP Term Sheet.

“Invention Assignment Agreement” has the meaning set forth in Section 4.9(g).

“Inventory” shall have the meaning set forth in Section 2.2(f).

“IP License” shall mean (A) any grant by any Person to any Seller or Transferred Entity of any license, sublicense, right, consent, option, permission or covenant not to assert, under or with respect to the any Licensed Intellectual Property (an “Inbound License”), or (B) any grant to any Person by any Seller or Transferred Entity of any license, sublicense, right, consent, option, permission or covenant not to assert, under or with respect to any Transferred Intellectual Property (an “Outbound License”).

“IT Systems” shall mean all information technology, computer systems and communications systems, computers, hardware, Software, databases, websites, and other equipment owned, operated, leased or licensed by any Seller or any Transferred Entity used to process, store, maintain, or operate data, information or functions used in connection with or in the operation of the Business.

“Knowledge of the Sellers” shall mean the actual knowledge of each of the President, Chief Executive Officer, the Chief Restructuring Officer, the Chief Financial Officer and the Chief Technology Officer of the Sellers and for so long as he is directly or indirectly employed or engaged by, or consulting with, Seller Parent or any of its Subsidiaries, Ajay Kochhar, in each case, after due inquiry.

“Labor Laws” shall mean, collectively, to the extent applicable to any Seller, any federal, national, state, provincial, territorial and foreign Laws governing labor and/or employment and employment practices, including all such Laws relating to terms and conditions of employment, wages (including minimum wage and overtime), other compensation, hours of work, temporary employees, the classification of independent contractors and exempt and non-exempt employees, restrictive covenant obligations, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), vacation, severance, the WARN Act, collective bargaining, discrimination, harassment, retaliation, whistleblowing, disability rights and/or benefits, equal opportunity, child labor, civil rights, safety and health, employee trainings and notices, labor relations, collective bargaining, leaves of absences or employee leave issues, affirmative action and/or unemployment insurance, automated employment decision tools (including artificial intelligence), and workers’ compensation.

“Law” shall mean any federal, state, provincial, local or foreign statute, law, ordinance, regulation, rule, code, order, treaty, administrative interpretation, guideline, decision, order, principle of common law or equity, judgment enacted, promulgated, issued, enforced or entered by any Governmental Entity, or other requirement or rule of law.

“Leased Real Property” shall mean all real property for which one or more of the Asset Sellers (other than Li-Cycle Americas Corp.) or the Transferred Entities hold a ground lease, lease, license, or other property interest.

“Leases” shall mean the real property leases to which an Asset Seller or any Transferred Entity is a party with respect to any of the Leased Real Property.

“Liabilities” shall mean, as to any Person, all debts, claims, liabilities, commitments, responsibilities, and obligations of any kind or nature whatsoever, direct, indirect, asserted or unasserted, absolute or contingent, of such Person, whether accrued, vested or otherwise, whether known or unknown, and whether or not actually reflected, or required to be reflected, in such Person’s balance sheets or other books and records, including any Taxes incurred in relation to the foregoing.

“Licensed Intellectual Property” shall mean all Intellectual Property (other than Owned Intellectual Property) used, held for use or practiced by any Seller or any Transferred Entity.

“Material Adverse Effect” shall mean any change, event, occurrence, effect, development, circumstance or condition (or series of related changes, events, occurrences, effects, developments, circumstances or conditions) which, individually or in the aggregate, is or would reasonably be expected to: (a) have a material adverse effect on or results in a material adverse change in the condition (financial or otherwise), results or operations of the Transferred Assets and the Transferred Entities, taken as a whole, or the Business as conducted by the Transferred Entities; or (b) prevent, materially delay or materially impair the ability of any Seller or the Transferred Entities to perform their respective obligations under this Agreement and the other Transaction Documents and to consummate the Transaction in accordance with this Agreement and the SISP Order; except, in each case, any such change, event, occurrence, effect, development, circumstance or condition resulting from or arising in connection with: (i) any change or prospective change in GAAP or other accounting standards or applicable Laws; (ii) any change, event, occurrence, effect, development, circumstance or condition in or affecting (A) the global, national or regional political conditions (including the outbreak or escalation of war, acts of terrorism or cyberterrorism or military actions), (B) the general economic, business, regulatory, political, social or market conditions, (C) the national or global financial or capital or credit markets, or (D) sanctions or export controls; (iii) any natural or man-made disaster or act of God (including epidemics, pandemics, disease outbreak or other health crisis or public health event), or any escalation or worsening of any of the foregoing; (iv) any change, event, occurrence, effect, development, circumstance or condition in or affecting the industry in which the Sellers or the Transferred Entities operate; (v) the execution, announcement, pendency or performance of this Agreement or the other agreements contemplated hereby, or any litigation relating to or resulting from this Agreement or the other agreements contemplated hereby; (vi) the failure of any Seller or the Transferred Entities to meet internal, Seller Parent, analyst, published or other projections, forecasts, guidance, estimates or budgets for any period (provided, that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Material Adverse Effect); (vii) any change in the market price or trading volume of any securities of Seller Parent (it being understood that causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred unless otherwise excluded by this definition); (viii) any termination of any DOE Loan Document by the DOE, FFB, the Secretary of Energy or their related parties after the filing of the CCAA Proceeding or the U.S. Proceedings; (ix) the filing of the CCAA Proceeding or the U.S. Proceedings; provided that for the purposes of Section (ii), (iii) and (iv) exceptions above, such effect does not disproportionately adversely affect any Seller or Transferred Entity (considered as a whole) compared to other entities operating in the industries in which the Sellers and the Transferred Entities operate.

“Material Contracts” shall mean any Contract of the Sellers or the Transferred Entities, in each case related to the Business (a) listed on Section 4.8(a) of the Sellers’ Disclosure Schedule; (b) the breach, non-performance or cancellation of which or the failure of which to renew could reasonably be expected to have a Material Adverse Effect; (c) that is a shareholder agreement, partnership agreement, limited liability company agreement, joint venture agreement or similar agreement or arrangement, relating to the formation, creation or operation of any corporation, partnership, limited liability company or joint venture in which the Sellers or the Transferred Entities, are, as applicable, a shareholder, partner, member or joint venturer (or other participant) that is material to the Sellers and the Transferred Entities, taken as a whole; (d) restricting the incurrence of indebtedness by Seller Parent or any of its Subsidiaries or the incurrence of any Encumbrances on any properties or assets of the Sellers or the Transferred Entities or restricting the payment of dividends by the Sellers or the Transferred Entities; (e) under which the Sellers or the Transferred Entities is obligated to make or expects to receive payments in excess of $250,000 over the next twelve months (except for collective agreements and employment agreements); (f) providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset where the purchase or sale price or agreed value or fair market value of such property or asset exceeds $250,000; (g) that contains express exclusivity, right of first offer or refusal, or non-solicitation obligations of the Sellers or any of the Transferred Entities, other than confidentiality and/or non-disclosure agreements entered into in the Ordinary Course of Business and other than any Contract relating to immaterial Intellectual Property; (h) with any person with whom the Sellers or any of the

Transferred Entities does not deal at arm’s length (within the meaning specified in the Tax Act) (other than employment agreements and indemnity agreements with directors, officers and employees of the Sellers or any of the Transferred Entities); (i) involving (i) the settlement, conciliation or similar agreement with any Governmental Entity or (ii) the settlement, conciliation or similar of any material lawsuit with respect to which (A) there is any unpaid amount owing by the Sellers or any of the Transferred Entities; (B) conditions precedent to the settlement thereof have not been satisfied or (C) would result in a material outstanding obligation after the date of this Agreement; (j) which has been or would be required by applicable securities Laws to be filed by the Sellers with the securities authorities and which is still in effect as of the date hereof; (k) that expressly limits or restricts in any material respect: (i) the ability of the Sellers or the Transferred Entities to engage in any line of business or carry on business in any geographic area; or (ii) the scope of persons to whom the Sellers or the Transferred Entities may sell products; (l) that is with a Governmental Entity; (m) that is a collective agreement; (n) that is a written employment agreement entered into by the Sellers or any of the Transferred Entities pursuant to which an individual employed on a full-time part-time, contractor, or consulting or other basis is entitled to an annual base salary in excess of $250,000 or that provides for change in control payments solely as a result of the completion of the transactions contemplated by this Agreement in excess of $250,000; (o) that is for or relates to the employment or other services of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $250,000; (p) providing for or relating to indemnification, severance, retention, “change of control”, transaction bonus, deferred compensation, restrictive covenant, proprietary information and inventions assignment or other ancillary agreement or contract with any employees of the Seller or its Affiliates; (q) that is with any labor union or similar organization representing any of the employees, including any Collective Bargaining Agreements; (r) that is a Lease with respect to a Leased Real Property or that is otherwise material to the Sellers or the Transferred Entities, taken as a whole; (s) that (i) provide for any invention, creation, conception or other development of any material Intellectual Property (A) by any Seller or Transferred Entity for any other Person, (ii) by any Seller or Transferred Entity jointly with any other Person or (C) for any Seller or Transferred Entity by any other Person (excluding any Invention Assignment Agreements) or (B) provides for the assignment or other transfer of any ownership interest in any material Intellectual Property (A) to any Seller or Transferred Entity by any other Person (excluding any Invention Assignment Agreements) or (B) by any Seller in connection with the Business or Transferred Entity to any other Person; and (t) that contains an IP License, other than, in the case of an Inbound License, licenses for open source software or off-the-shelf Software commercially available on standard terms for a one-time or annual fee (whichever is higher) of no more than $50,000, and in the case of an Outbound License, non-exclusive licenses of Intellectual Property granted to customers in the Ordinary Course of Business that do not permit further resale or distribution.

“Monitor” shall mean Alvarez & Marsal Canada Inc. in its capacity as monitor in the CCAA Proceeding, as contemplated to be appointed by the CCAA Court under the Initial Order.

“Monitor’s Certificate” shall mean the certificate, substantially in the form to be attached as Schedule “A” to the Approval and Vesting Order, to be delivered by the Monitor to Seller Parent or the Sellers and Buyer in accordance with Section 8.5 and thereafter filed by the Monitor with the CCAA Court.

“Mutual Release Agreement” shall mean a mutual release agreement, to be entered into among, Buyer and the Sellers, whereby each of Buyer, on the one hand, and the Sellers, on the other hand, agree to waive, release and discharge, effective at the time of Closing, all Claims against, the other and their respective Representatives and related parties, in a manner customary for credit bid transactions similar in nature and type to the Transaction (other than those claims for repayment under the Convertible Notes and subject to certain other customary exceptions), in form and substance acceptable to Buyer and the Sellers.

“Nonparty Affiliates” shall have the meaning set forth in Section 10.14.

“Notices” shall have the meaning set forth in Section 10.4.

“OFAC” shall mean The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Order” shall mean any judgment, order, injunction, writ, ruling, verdict, decree, stipulation, award or other binding obligation, pronouncement or determination of any Governmental Entity or arbitration tribunal.

“Ordinary Course of Business” shall mean, with respect to an action taken by (i) the Swiss Entity or German SpokeCo, that such action is taken in the ordinary course of day-to-day operations of the business of the Swiss Entity or German SpokeCo, as applicable, and is consistent with past practice during the six (6) month period preceding February 26, 2025 and (ii) any Seller or U.S. SpokeCo, that such action is taken in the ordinary course of business of day to day operations of such Seller or U.S. SpokeCo, as applicable, taking into consideration the fact that such entities have ceased operations and furloughed all employees and are not intending to resume operations prior to Closing; provided, however, that the following actions shall not constitute actions taken in the Ordinary Course of Business: (i) disposal of any assets other than inventory and (ii) designation of any real property owned or leased for care & maintenance.

“Outside Date” shall have the meaning set forth in Section 9.1(b)(i).

“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by (i) any Seller or (ii) any Transferred Entity.

“Owned Real Property” shall mean all real property or improvements on Leased Real Property owned by one or more of the Asset Sellers (other than Li-Cycle Americas Corp.) or the Transferred Entities.

“Partial Rochester Option” shall mean Buyer’s right, in its sole discretion and by written notice to the Sellers and the Monitor to designate as Excluded Assets, pursuant to Section 2.2: (i) any portion of the Owned Real Property on the lands subject to the Ground Lease Agreement, dated as of August 3, 2021, by and between Ridgeway Properties I, LLC and Li-Cycle North America Hub, Inc. (as amended on June 9, 2022); or (ii) any portion of the Owned Real Property located on the lands subject to that certain Amended and Restated Ground Sublease Agreement, dated May 31, 2024, by and between Pike Conductor Dev I, LLC and Li-Cycle North America Hub, Inc., and all or substantially all of the assets located thereon (in each case, other than any IP).

“Parent LTIP” shall have the meaning set forth in Section 2.4(j).

“Parent Legacy Plans” shall have the meaning set forth in Section 2.4(j).

“Party” shall have the meaning set forth in the Preamble.

“Payment Guarantee” shall have the meaning set forth in Section 6.17 of the Sellers’ Disclosure Schedule.

“Permits” shall mean all licenses, certificates, consents, permits, registrations, quotas, Environmental Permits, and other authorizations of any Governmental Entity relating to the Transferred Assets or used by the Sellers in connection with the Business, and all pending applications therefor.

“Permitted Encumbrances” shall mean (i) Encumbrances for Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and sufficiently reserved for on the appropriate balance sheet in accordance with GAAP, (ii) zoning, entitlement and other land use and environmental regulations by any Governmental Entity having jurisdiction over any Real Property which are not violated by the current use, occupancy or operation of any Real Property, (iii) any Encumbrances on property or assets of the Sellers pertaining to the Transferred Assets securing the Credit Documents that are fully and unconditionally discharged and released at or prior to the Closing with respect to the Sellers and the property subject thereto, including pursuant to the Approval and Vesting Order, (iv) Encumbrances contemplated by the Credit Documents in respect of the Project Financing (as defined in the Credit Documents), (v) such other minor defects, exceptions, restrictions, imperfections in title, charges, easements, restrictions and encumbrances (other than in connection with Debt) which would not, individually or in the aggregate, reasonably be expected to materially detract from, or adversely affect the operation of, the property and/or the use of the property for its intended purpose in the Ordinary Course of Business and (vi) Encumbrances that rank senior to the Encumbrances securing the Secured Convertible Notes under applicable Law, but solely to the extent such Encumbrances rank senior to the Encumbrances securing the Secured Convertible Notes under applicable Law.

“Person” shall mean an individual, partnership, joint venture, corporation, business trust, limited liability company, trust, unincorporated organization, association, joint stock company, estate, Governmental Entity or other entity.

“Personal Information” shall mean (i) all information identifying, or that alone or in combination with other information identifies, or allows for the identification of, an individual, and (ii) any information that is defined as “personal information,” “personal data”, “personally identifiable information”, “individually identifiable health information”, “protected health information”, “personal information” or words of similar import under applicable law or by any Seller or any Transferred Entity in any of its privacy policies, notices or contracts.

“Personal Property Leases” shall have the meaning set forth in Section 4.22.

“PIK Notes” shall mean the issuance of additional convertible notes or the increase in principal amount of convertible notes, as the case may be, that may be issued by Seller Parent from time to time in satisfaction of the interest due and payable on the Convertible Notes, or previously issued PIK Notes, as the case may be.

“Post-Closing Tax Period” shall mean all taxable years or other taxable periods that begin after the Closing Date and, with respect to any Straddle Period, the portion of such taxable year or period beginning after the Closing Date.

“Pre-Acquisition Reorganization Steps” shall mean the series of corporate transactions and actions to be implemented prior to Closing as set forth on Schedule III.

“Pre-Acquisition Reorganization Documentation” shall mean all agreements, instruments, certificates, and any other documentation required to effectuate the Pre-Acquisition Reorganization Steps, in each case, in form and substance acceptable to Buyer, and, solely to the extent any terms and conditions therein are materially adverse to the Sellers, Seller Parent, and as more fully described in Schedule III.

“Pre-Closing Tax Period” shall mean all taxable years or other taxable periods that end on or before the Closing Date, and, with respect to any Straddle Period, the portion of such taxable year or period ending on and including the Closing Date.

“Prime Real Property Agreements” shall have the meaning set forth in Section 4.21(m).

“Privacy Requirements” shall mean any and all (i) Laws with which any Seller or any Transferred Entity is required to comply relating to privacy, the Processing of Personal Information, the security of Personal Information, data breach disclosure and notification, the use of biometric identifiers or the use of Personal Information for marketing purposes, (ii) all Contracts between any Seller or any Transferred Entity and any Person that are applicable to the Processing of Personal Information, and (iii) contractual obligations, written privacy notices and formalized internal information security policies of the relating to the Processing of any Personal Information.

“Proceeding” shall mean any court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute settlement procedure, investigation or inquiry before or by any Governmental Entity, or any claim, action, suit, demand, arbitration, charge, indictment, hearing, demand letter or other similar civil, quasi-criminal or criminal, administrative or investigative matter or proceeding.

“Processing” shall mean any operation or set of operations performed on any data, whether or not by automated means, including but not limited to receipt, collection, compilation, use, storage, combination, sharing, safeguarding, disposal, erasure, destruction, disclosure or transfer (including cross-border transfer).

“Purchase Price” shall mean the aggregate amount of the consideration to be paid or credited by Buyer for the Transferred Assets and the Transferred Equity Interests in accordance with Section 3.2.

“Purchase Price Cash Component” shall mean an amount of cash sufficient to satisfy all accrued but unpaid amounts, as of the time of Closing, that are secured by a charge provided by the Initial Order, the A&R Initial Order or the SISP Order.

“Purchased Assets” shall have the meaning set forth in Section 2.2.

“Real Property” shall mean, collectively, the Owned Real Property and the Leased Real Property.

“Representative” shall mean, with respect to any Person, such Person’s officers, directors, partners, managers, employees, agents and representatives (including any investment banker, financial advisor, consultant, accountant, legal counsel or expert retained by or acting on behalf of such Person or its Affiliates).

“Rochester Hub” shall mean the Sellers’ planned commercial-scale hub, under development at 50 McLaughlin Road, Rochester, New York, 14615 and 205 McLaughlin Road, Rochester, New York 14615.

“Rochester Option” means either the Total Rochester Option or the Partial Rochester Option.

“Sanctioned Country” shall mean, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, Crimea, Donetsk and Luhansk).

“Sanctioned Person” shall mean (i) any person listed in any Sanctions list; (ii) any person operating, organized, or resident in a Sanctioned Country; (iii) the government of a Sanctioned Country or the Government of Venezuela; or (iv) any person fifty (50)% or more owned or controlled by any such person or persons or acting for or on behalf of such person or persons.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC or the U.S. Department of State or Commerce, or (ii) the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, Switzerland, Canada, Norway or any other applicable sanctioning authority, excluding any countersanctions including those imposed by China or Russia.

“SEC” shall mean the United States Securities and Exchange Commission.

“Secured Convertible Notes” shall have the meaning given to such term in Recital A.

“Secured Note 1” shall have the meaning given to such term in Recital A.

“Secured Note 2” shall have the meaning given to such term in Recital A.

“Seller Parent” shall have the meaning set forth in the Preamble.

“Seller Parent Board” shall have the meaning set forth in Section 6.20.

“Seller Registered Intellectual Property” shall mean all Patents, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights, and Domain Names, in each case, owned or purported to be owned by (i) any Seller or (ii) any Transferred Entity.

“Seller Release” shall have the meaning set forth in Section 6.17.

“Seller Parent Receivable” shall mean the aggregate amount of Seller Parent’s claims for payment against the Swiss Entity resulting from a long-term intercompany loan receivable existing as of the Closing Date.

“Sellers” shall have the meaning set forth in the Preamble.

“Sellers’ Disclosure Schedule” shall have the meaning ascribed to such term in the opening paragraph of Article IV.

“Sellers’ Fundamental Representations” shall mean the representations and warranties made by the Sellers in: Section 4.1 (Organization and Good Standing); Section 4.2 (Power and Authority); Section 4.3 (Transferred Entities; Transferred Equity Interests); Section 4.5 (No Contravention); Section 4.7(a) (Title to Transferred Assets); and Section 4.16 (Financial Advisors).

“SISP” shall mean those certain sale and investment solicitation procedures substantially in the form to be settled between the Parties in accordance with Section 7.1(a) and attached hereto as Exhibit B.

“SISP Order” shall mean an order of the CCAA Court, substantially in the form to be settled between the Parties in accordance with Section 7.1(a) and attached hereto as Exhibit C.

“SISP Recognition and 363 Order” shall mean the order of the U.S. Bankruptcy Court in the U.S. Proceedings, substantially in the form to be settled among the Parties in accordance with Section 7.1(a), recognizing and giving effect to the SISP Order and granting relief pursuant to Sections 363 and 1520 of the Bankruptcy Code.

“Software” shall mean any and all: (i) software and computer programs of any type, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) data, databases and compilations of data, including any and all collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, images, videos, models and icons; and (iv) documentation and other materials related to any of the foregoing, including user manuals and training materials.

“Straddle Period” shall mean any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” of any specified Person shall mean any other Person of which such first Person (i) owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities, or securities carrying a majority of the voting power in the election of the board of directors or other governing body, of such Person or (ii) is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of such Person; and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control.

“Successful Bid” has the meaning given to such term in the SISP Order.

“Tax” or “Taxes” shall mean (i) any current, deferred, federal, state, provincial, county, local, foreign and other taxes, assessments, duties or charges of any kind whatsoever, including, income, profits, gains, net worth, sales, use, ad valorem, gross receipts, business and occupation, license, minimum, alternative minimum, environmental, estimated, stamp, customs duties, occupation, property (real or personal), franchise, capital stock, license, transfer, excise, value added, payroll, employees, income withholding, social security, unemployment or other tax, together with any penalty, fine, addition to tax or interest on the foregoing; (ii) any liability in respect of any items described in clause (i) payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulations Section 1.1502-6(a) or any analogous or similar provision of Law (or any predecessor or successor thereof) or otherwise; and (iii) any Liability in respect of any items described in clause (i) as a result of being a “transferee” (within the meaning of section 160 of the Tax Act or any other Laws) of the taxpayer or entity or a member of a related, non-arm’s length, affiliated or combined group.

“Tax Act” shall mean the Income Tax Act (Canada) as amended, and any relevant provincial legislation imposing tax similar to the Income Tax Act (Canada).

“Tax Attributes” has the meaning given to such term in Section 2.6(a).

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Consents” shall have the meaning set forth in Section 6.8(c).

“Total Rochester Option” shall mean Buyer’s right, in its sole discretion and by written notice to the Sellers and the Monitor, to designate as Excluded Assets, pursuant to Section 2.2, substantially all of the assets necessary or used in or at or intended to be used in or at the Rochester Hub or the completion thereof, including all of the Owned Real Property and Leased Real Property located on or attached to the Rochester Hub (in each case, other than any IP).

“Transaction Dispute” shall have the meaning set forth in Section 10.8.

“Transaction Documents” shall mean this Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Transition Services Agreement, and the other documents, instruments, exhibits, annexes, schedules or certificates contemplated hereby and thereby.

“Transaction” shall mean the sale of the Transferred Equity Interests and the Transferred Assets and the assumption of the Assumed Liabilities pursuant to this Agreement, the Approval and Vesting Order, the AVO Recognition and Section 363 Order. any Further Order or U.S. Assignment Order and all other transactions contemplated by this Agreement or entered into in order to give effect to this Agreement.

“Transferred Assets” shall mean, collectively, (i) the Purchased Assets and (ii) the Transferred Intellectual Property.

“Transferred Entities” shall have the meaning set forth in Recital D.

“Transferred Equity Interests” shall have the meaning set forth in Recital C.

“Transferred Intellectual Property” shall mean all of the Owned Intellectual Property and all of the Licensed Intellectual Property.

“Transfer Tax” or “Transfer Taxes” shall mean any federal, state, provincial, county, local, foreign and other sales, value added (including HST), excise, use, transfer, conveyance, documentary transfer, land or real property transfer, recording, filing or other similar Tax, fee, duty or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to Tax or interest with respect thereto.

“Transition Services Agreement” shall have the meaning set forth in Section 6.18.

“Treasury Regulations” shall mean the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Undisclosed Contract” shall have the meaning given to such term in Section 2.7(g).

“Unsecured Note” shall have the meaning given to such term in Recital A.

“Updated Cure Amount Schedule” shall have the meaning set forth in Section 2.7(f).

“U.S. Assignment Order” shall mean an order or orders of the U.S. Bankruptcy Court pursuant to applicable provisions of the U.S. Bankruptcy Code, in form and substance acceptable to Buyer, authorizing and approving, among other things, the assumption and assignment of any Assumed U.S. Contract, the cure of any defaults arising under such Assumed U.S. Contracts, including those arising from the U.S. Proceedings, the CCAA Proceeding or the insolvency of the Sellers.

“U.S. Bankruptcy Court” shall have the meaning set forth in Recital F.

“U.S. Equity Seller” shall have the meaning set forth in Recital B.

“U.S. Patriot Act” shall mean Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“U.S. Proceedings” shall have the meaning set forth in Recital F.

“U.S. SpokeCo” shall have the meaning set forth in Recital B.

“U.S. Transferred Entity” shall have the meaning set forth in Rectial B.

“U.S. Transferred Equity Interests” shall have the meaning set forth in Recital B.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any successor Law, and the rules and regulations thereunder and under any successor Law, and any comparable Law under the Laws of any applicable state, country, or other jurisdiction.

1.2 Other Definitional Provisions.

(a) (i) The terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Sellers’ Disclosure Schedule, schedules and Exhibits thereto, (ii) the terms “thereof,” “therein,” “thereby,” “thereto” and derivative or similar words refer to this Agreement to which the context refers, including the Sellers’ Disclosure Schedule, schedules and Exhibits thereto, (iii) the terms “include,” “includes,” “including” and words of similar import when used in this Agreement mean “including, without limitation” unless otherwise specified, (iv) the term “any” means “any and all” and (v) the term “or” shall not be exclusive and shall mean “and/or”.

(b) The meanings given to terms defined herein shall be equally applicable to both singular and plural forms of such terms.

(c) Words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d) A reference to any Person shall include such Person’s successors and permitted assigns.

(e) Unless the context otherwise requires, the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”.

(f) References herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, replaced, supplemented or superseded in whole or in part and in effect from time to time, including any successor legislation thereto, and also to all rules and regulations promulgated thereunder, and references to any section or other provision of a Law means that section or provision of such Law in effect from time to time and constituting the substantive amendment, modification, codification, reenactment, replacement or supplement of such section or other provision.

(g) References herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto).

(h) All references to “$” and dollars shall be deemed to refer to the currency of the United States of America. All references to “CHF”, “Fr.”, “SFr.” and francs shall be deemed to refer to the currency of Switzerland. All references to “€”, “EUR” and euros shall be deemed to refer to the euro.

(i) (i) The provision of a table of contents, the division into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement and (ii) references to the terms “Article,” “Section,” “subsection,” “subclause,” “clause,” “Schedule” and “Exhibit” are references to the Articles, Sections, subsections, subclauses, clauses, Schedules and Exhibits to this Agreement unless otherwise specified.

(j) Any statement in this Agreement to the effect that any information, document or other material has been “furnished,” “delivered” or “made available” to Buyer or any of its Representatives means that such information, document or other material was posted to the electronic data room hosted by or on behalf of the Sellers at SharePoint in connection with the Transaction no later than 11:59 P.M. Eastern Time on the date that is two (2) Business Days prior to the date hereof and has been made available on a continuous basis by or on behalf of the Sellers for review therein by Buyer and its Representatives since such time.

(k) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two (2) days after a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday); if the applicable provision calculates the period of time using Business Days and the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.

(l) References to “days” means calendar days unless Business Days are expressly specified.

(m) If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(n) With respect to the determination of any period of time, the word “from” or “since” means “from and including” or “since and including,” as applicable, and the words “to” and “until” each means “to but excluding”.

(o) References to “written” or “in writing” include in electronic form (including by e-mail transmission or electronic communication by portable document format (.pdf)).

(p) Each Party has participated in the negotiation and drafting of this Agreement, and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any provision in this Agreement; the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. Further, prior drafts of this Agreement or any ancillary agreements, schedules or exhibits thereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements, schedules or exhibits hereto shall not be used as an aide of construction or otherwise constitute evidence of the intent of the Parties; and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such prior drafts.

ARTICLE II

TRANSFER OF ASSETS AND LIABILITIES

2.1 Purchase and Sale of Transferred Equity Interests.

(a) At the Closing, and subject to and on the terms and conditions set forth herein and in the Approval and Vesting Order and subject to entry of the AVO Recognition and Section 363 Order, the U.S. Equity Seller shall sell, convey, assign, transfer and deliver to Buyer (or an Affiliate of Buyer designated in accordance with Section 10.2), and Buyer (or an Affiliate of Buyer designated in accordance with Section 10.2) shall purchase, acquire and accept from the U.S. Equity Seller, all of the U.S. Equity Seller’s right, title and interest (including the legal title and beneficial interest) in and to the U.S. Transferred Equity Interests, free and clear of all Claims and Encumbrances, other than the restrictions on transfer arising under applicable securities Laws.

(b) At the Closing, and subject to and on the terms and conditions set forth herein and in the Approval and Vesting Order, Seller Parent shall sell, convey, assign, transfer and deliver to Buyer (or an Affiliate of Buyer designated in accordance with Section 10.2), and Buyer (or an Affiliate of Buyer designated in accordance with Section 10.2) shall purchase, acquire and accept from Seller Parent, all of Seller Parent’s right, title and interest (including the legal title and beneficial interest) in and to the Swiss Transferred Equity Interests, free and clear of all Claims and Encumbrances, other than the restrictions on transfer arising under applicable securities Laws.

The economic benefit and risk (Nutzen und Gefahr) with respect to the Swiss Transferred Equity Interest shall pass to Buyer (or an Affiliate of Buyer designated in accordance with Section 10.2) with effect at the Closing.

2.2 Purchased Assets. Upon Closing, and subject to and on the terms and conditions set forth herein and in the Approval and Vesting Order and subject to entry of the AVO Recognition and Section 363 Order, each Asset Seller shall sell, convey, assign, transfer and deliver to Buyer (or such Affiliate(s) of Buyer designated in accordance with Section 10.2), and Buyer (or such Affiliate(s) designated in accordance with Section 10.2) shall purchase, acquire and accept from such Asset Seller, all of the right, title and interest of such Asset Seller, free and clear of all Claims (other than the Assumed Liabilities) and Encumbrances (other than Permitted Encumbrances), to all of the assets, properties, and rights (whether tangible or intangible) owned, used, held for use, leased, or otherwise employed by such Asset Seller and related to the Business and the operation thereof (other than the Excluded Assets (as defined herein)), as the same shall exist immediately prior to the Closing (the “Purchased Assets”), including:

(a) all deposits, credits, and prepaid charges and expenses from whatever source paid;

(b) all accounts receivable, including Seller Parent Receivable, the receivables of Seller Parent under the Intercompany Loans and those other receivables due and owing from any Transferred Entity that are not otherwise extinguished in accordance with Section 6.16;

(c) all Claims against any Person other than the Sellers and arising from or with respect to the Business, including all Avoidance Actions, and including, all Claims that the Asset Sellers may have against any Person (including Governmental Entities), other than the Sellers, for refund or credit of any type solely with respect to Taxes arising from or with respect to the Business accrued with respect to periods ending on or prior to the Closing Date;

(d) all royalties, advances, prepaid assets, and other current assets;

(e) all Insurance Proceeds;

(f) all raw materials, packaging or other materials, work-in-process, finished goods, supplies, goods in transit, and other inventories, wherever located, including any such raw materials, work-in-process, finished goods, supplies and other inventories being held by (i) customers of the Business pursuant to consignment arrangements or (ii) suppliers of the Business under tolling arrangements (collectively, the “Inventory”);

(g) all machinery, furniture, fixtures, furnishings, equipment, tooling, tools, dies, molds, and other tangible personal property owned or used or held for use in the conduct of the Business, including all artwork, desks, chairs, tables, hardware, copiers, telephone lines and numbers, facsimile machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies;

(h) all rights under or pursuant to all warranties, representations and guarantees, including those made by suppliers, manufacturers and contractors or any other third party to and for the benefit of the Asset Sellers;

(i) all Leased Real Property, Owned Real Property, all leasehold improvements (to the extent of the Asset Sellers’s rights thereto under the Assumed Leases) together with all rights in respect thereof (including, to the extent assignable, all assignable or transferable, all options and rights of first refusal) and all tenements, hereditaments, appurtenances, and other property rights appertaining thereto;

(j) all current and prior insurance policies, to the extent transferable, all rights of any nature with respect to any such insurance policy, including any recoveries thereunder any rights to assert claims seeking any such recoveries, other than: (i) with respect to pending claims under any such insurance policies relating to any Excluded Assets; and (ii) any directors and officers insurance policies;

(k) all Permits, including all Environmental Permits, other than those not transferrable or assignable under the CCAA or other Law, including Environmental Law;

(l) all Assumed Contracts, including all Assumed Leases;

(m) copies or originals of all books, records, files or papers, whether in hard copy or electronic format, relating to the Purchased Assets, the Transferred Entities or to the Business, including emails, advertising and marketing materials, sales and promotional literature, manuals and data, correspondence (including sales and purchase correspondence), customer lists, vendor lists, mailing lists, other distribution lists, catalogues, research material, know-how, specifications, designs, drawings, processes and quality control data, if any, or any other intangible property and applications for the same, engineering information, test results, plans, personnel and employment records (to the extent permitted by applicable Law), technical information, diagrams, maintenance schedules, operating and production records, safety and environmental reports, data, studies and documents, fixed asset ledgers, accounting information, copies of Tax Returns (other than any Consolidated Tax Returns or any Tax Returns of any direct or indirect owner of Seller Parent), including any exemption or abatement agreements or certifications and supporting documentation for such Tax Returns (collectively, the “Books and Records”);

(n) all rights under non-disclosure or confidentiality, non-compete or non-solicitation agreements with Hired Employees and agents of the Asset Sellers or with third parties (including any non-disclosure or confidentiality, non-compete, or non-solicitation agreement entered into in connection with the SISP);

(o) the backlog of unfilled firm orders for the Inventory sold by the Asset Sellers as of Closing;

(p) any loans owed to any Asset Seller by any Hired Employee;

(q) all Transferred Intellectual Property;

(r) all other assets or rights of every kind and description of any Asset Seller related to the Business, wherever located, whether real, personal or mixed, tangible or intangible, including as set forth on Section 2.2(r) of Sellers’ Disclosure Schedule; and

(s) all goodwill related to the foregoing.

At any time prior to the Closing Date, Buyer may, in its sole discretion and by written notice to the Sellers and the Monitor, designate any of the Transferred Assets as additional Excluded Assets and automatically, without further action by any Party, such assets shall be Excluded Assets for all purposes under this Agreement. Buyer acknowledges and agrees that there shall be no reduction in the Purchase Price if it elects to designate any Transferred Assets as Excluded Assets pursuant to the operation of this section.

If pursuant to this Section 2.2, Buyer delivers written notice to the Sellers and the Monitor of its exercise of the Rochester Option, then the Credit Bid Amount shall be increased by the Incremental Winddown Amount (as provided in Section 3.2).

2.3 Purchase and Sale of Transferred Intellectual Property. Upon Closing, and subject to and on the terms and conditions set forth herein and in the Approval and Vesting Order, each Intellectual Property Seller shall sell, convey, assign, transfer and deliver to an Affiliate of Buyer organized under the Laws of Canada or any Province thereof (the “Canadian Buyer”) and the Canadian Buyer, shall purchase, acquire and accept from the applicable Intellectual Property Seller, all of the right, title and interest of the Transferred Intellectual Property, free and clear of all Claims (other than the Assumed Liabilities) and Encumbrances (other than Permitted Encumbrances), in, to and under, all of the Transferred Intellectual Property.

2.4 Excluded Assets. Notwithstanding anything herein contained to the contrary, from and after the Closing, the following assets and properties of the Asset Sellers (collectively, the “Excluded Assets”) shall remain the exclusive property of the Asset Sellers and shall be excluded from the Transferred Assets:

(a) all Contracts set forth on Section 2.4(a) of the Sellers’ Disclosure Schedule (the “Excluded Contracts”);

(b) accounts receivable to the extent arising exclusively out of any Excluded Asset (including any Excluded Contract) or any intercompany accounts receivable due and owing from any Affiliate of any Asset Seller (other than any Transferred Entity);

(c) all Claims that the Sellers may have against any Person (other than Buyer and its Affiliates) with respect to any Excluded Assets;

(d) all rights under or pursuant to all warranties, representations and guarantees under any Excluded Contract, including those made by suppliers, manufacturers and contractors or any other third party to and for the benefit of the Asset Sellers, but in each case solely to the extent the underlying equipment, component product or other asset provided under that Excluded Contract is also an Excluded Asset;

(e) all rights under non-disclosure or confidentiality, non-compete or non-solicitation agreements that are listed on Section 2.4(e) of the Sellers’ Disclosure Schedule;

(f) all rights of any nature with respect to any insurance policy, including any recoveries thereunder any rights to assert claims seeking any such recoveries to the extent such policy is an Excluded Asset;

(g) all rights of the Sellers under this Agreement and the agreements and instruments delivered to the Sellers by Buyer pursuant to this Agreement;

(h) subject to Section 6.3, the company seal, minute books, charter documents, stock or equity record books and such other books and records solely as pertain to the organization, existence or capitalization of the Sellers;

(i) the Sellers’ directors and officers liability insurance policies, if any;

(j) all executive or incentive compensation, bonus, deferred compensation, pension, profit sharing, severance, retirement, savings, retirement, stock option, stock purchase, group life, health or accident insurance or other Benefit Plan, including the Seller Parent’s 2021 Incentive Award Plan (the “Parent LTIP”) and (i) the amended and restated long-term incentive plan of Li-Cycle Corp. and the (ii) amended and restated stock option plan of Li-Cycle Corp. (collectively, the “Parent Legacy Plans”);

(k) all equity interests in or securities of any Seller or any other Person, including options, restricted stock units warrants or other securities exchangeable or convertible into equity interests of any Seller or any other Person (other than the Transferred Entities);

(l) other than the Transferred Entities, the equity interests of any Person, including the Carve-out Entities;

(m) all cash, money orders, third-party checks, wire transfers and any other funds of the Asset Sellers, commercial paper, marketable securities, demand deposits, reserves for taxes, certificates of deposit and other bank deposits, deposits of the Asset Sellers with any third-party (including any vendor, manufacturer, customer, utility or landlord or other cash deposits for rent, electricity, telephone or otherwise), treasury bills, and other cash equivalents and liquid investments (collectively, the “Excluded Cash”); and

(n) all assets owned or used by the Sellers that are specifically identified in Section 2.4(n) of the Sellers’ Disclosure Schedule.

2.5 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement and the Approval and Vesting Order, and subject to entry of the AVO Recognition and Section 363 Order and the exclusions set forth in Section 2.6 (and in the event of any conflict between the exclusions set forth in Section 2.6 and the provisions of this Section 2.5, the exclusions set forth in Section 2.6 shall prevail), as partial consideration for the Transferred Assets, Buyer (or an Affiliate of Buyer designated in accordance with Section 10.2) shall, on and after the Closing, assume and thereafter timely pay and perform only the following Liabilities of the Sellers (the “Assumed Liabilities”):

(a) all Liabilities arising under the Assumed Contracts to the extent that any such Liabilities under such Assumed Contracts: (i) arise from periods occurring on or after the Closing and relating to (and only to the extent related to) facts, circumstances or events first arising, on or after the Closing; (ii) do not arise from a breach, violation or default of such Assumed Contract by any Seller prior to the Closing, or in connection with, any event, circumstance or condition occurring or existing at or prior to the Closing that, with or without notice or lapse of time, would constitute or result in a breach, violation or default under applicable Law or any such Assumed Contracts; and (iii) are not required to be performed prior to the Closing;

(b) the Cure Amounts;

(c) all Debt set forth on Section 2.5(c) of the Sellers’ Disclosure Schedule (the “Assumed Debt Obligations”);

(d) all Liabilities relating to Buyer’s or the Canadian Buyer’s ownership or operation of the Business (including all Liabilities with respect to the Purchased Assets and the Transferred Intellectual Property), as the case may be, to the extent (i) arising from periods occurring on or after the Closing and relating to (and only to the extent related to) facts, circumstances or events first arising, on or after the Closing or as otherwise imposed under applicable Law; and (ii) not arising from a breach, violation or default by any Seller prior to the Closing, or in connection with, any event, circumstance or condition occurring or existing at or prior to the Closing that, with or without notice or lapse of time, would constitute or result in a breach, violation or default under applicable Law or any such Assumed Contracts;

(e) all Liabilities and obligations of Buyer as expressly set out in Section 6.7; and

(f) all Accrued Wages with respect to Hired Employees.

2.6 Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, none of Buyer, the Canadian Buyer, or any of their respective Affiliates shall assume, and shall not be deemed to have assumed, and the Sellers shall be solely and exclusively liable with respect to, all Liabilities of any Seller or any of its Affiliates (other than the Transferred Entities) or any of their respective predecessors other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). For the avoidance of doubt, and without limiting the foregoing, none of Buyer, the Canadian Buyer, or any of their respective Affiliates shall assume or be obligated to assume, or otherwise be liable for, any of the Excluded Liabilities, including all of the following Liabilities of any Seller or any of its Affiliates (other than the Transferred Entities or any of their respective predecessors) (each of which shall constitute an Excluded Liability hereunder):

(a) any Liability for Taxes of the Sellers, whether in respect of the period before, on or after the Closing including any Liability resulting from any Tax assets, Tax refunds, Tax payments, Tax credits, or other Tax attributes (including any amounts that are owed or may become owing to the Sellers from any Taxing Authority and any Claims in respect thereof) (“Tax Attributes”) of any Seller, and including, for greater certainty, any Transfer Taxes properly payable by the Sellers under applicable Law in respect of the transfer and issuance of the Transferred Assets in consideration for the Credit Bid Amount or any refunds of Taxes relating thereto, any Tax liability of any Seller (or any person related to it) for which any of the Sellers may have joint or several liability under the Tax Act or the Code, whether occurring before or after the Closing Date and whether assessed or not but excluding any Tax Attributes relating to, or attributable to, the Transferred Entities;

(b) any Liability in connection with or arising from or relating to: (i) any Excluded Asset, including any Taxes associated therewith; (ii) the operations of the Business prior to Closing; and (iii) the operations of the Sellers, including Seller Parent and their Affiliates in Canada, France, Hungary, Norway and the United Kingdom, in each case, whether prior to, on or after the Closing;

(c) except for the Assumed Debt Obligations, any Debt;

(d) any Liability for any intercompany accounts payable to any Seller;

(e) any fees, costs and expenses (including legal, expert, consultant, financial advisory, and accounting fees) incurred by any Seller in connection with the CCAA Proceeding or the Transaction, including all fees, costs and expenses incurred in connection with or by virtue of: (i) the negotiation, preparation and review of this Agreement, the DIP Term Sheet and all agreements ancillary or related hereto or thereto; and (ii) the preparation and submission of any filing or notice required to be made or given in connection with the Transaction, and the obtaining of any of the Consents and Approvals required to be obtained in connection with the Transaction;

(f) any Liabilities arising under or pursuant to Environmental Laws;

(g) any Liabilities arising under or pursuant to Labor Laws and arising prior to the Closing, other than the Accrued Wages;

(h) any Liabilities (i) relating to the Hired Employees and their dependents and beneficiaries (and any alternate payees in respect thereof) arising during or in connection with periods on or prior to the Closing Date other than those Liabilities expressly assumed pursuant to Section 2.5(f), (ii) relating to all other current or former employees, directors, consultants or candidates for employment and other individual service providers of the Sellers or their Affiliates and their dependents and beneficiaries (and any alternate payees in respect thereof) arising at any time, in each case, including any severance, termination or payment in lieu of notice Liability and the employer portion of any payroll, social security or unemployment Tax arising in connection therewith, and (iii) other than those Liabilities expressly assumed pursuant to Section 2.5(f), arising under or out of any Law or Contract in connection with such Person’s employment, service or Contract with, or the termination of such Person’s employment, service or Contract with, any Seller or its Affiliates (other than the Transferred Entities);

(i) any Liabilities and obligations relating to or with respect to the Benefit Plans including all executive or incentive compensation, bonus, deferred compensation, pension, profit sharing, severance, retirement, savings, retirement, stock option, stock purchase, group life, health or accident insurance or other Benefit Plan, including the Parent LTIP and the Parent Legacy Plans;

(j) any success, retention, stay, change of control, transaction bonuses, incentive equity awards, or similar bonuses and any other payments or benefits owing to current or former employees, independent contractors or consultants of the Sellers or their Affiliates in connection with the consummation of the Transaction (including amounts or benefits payable pursuant to a “Key Employee Incentive Plan” or “Key Employee Retention Plan”, or any other arrangements with employees or consultants, that are, authorized and approved by the CCAA Court), including any employer portion of any payroll, social security or similar Taxes in respect thereof;

(k) any Liability of any Seller arising out of this Agreement or any agreement ancillary or related hereto or otherwise in respect of the Transaction;

(l) except to the extent included in the Assumed Liabilities, any Liabilities arising out of or relating to the Business (other than the Transferred Entities), the Transferred Assets, the Transferred Intellectual Property or the ownership, operation or conduct thereof prior to the Closing;

(m) any Liabilities other than the Cure Amounts for accrued expenses and accounts payable of the Business (other than the Transferred Entities), except to the extent arising on or after the Filing Date and included in Assumed Liabilities under Section 2.5;

(n) any Liabilities arising as a result of any Proceeding, whether initiated prior to or following the Closing, to the extent related to the Business (other than the Transferred Entities) or the Transferred Assets prior to the Closing, including any actions for breach of contract, violations of Law, product liability or any tort actions;

(o) any Liabilities arising out of any outstanding severance obligations of the Sellers with respect to or arising from the termination of employment of any prior to the Closing and the employer portion of any payroll, social security or unemployment Tax arising in connection therewith; and

(p) any Liabilities to the extent not otherwise expressly assumed pursuant to Section 2.5 incurred subsequent to the Filing Date and prior to the Closing.

2.7 Assumption and Assignment of Assumed Contracts.

(a) Section 2.7(a) of the Sellers’ Disclosure Schedule lists the Assumed Contracts (including Assumed Leases) to be assumed and assigned to Buyer (or its designated Affiliate) on the Closing Date. Notwithstanding anything in this Agreement to the contrary, but subject to Section 2.7(e), Buyer may, from time to time prior to the Closing Date (or, in the case of any Undisclosed Contract, the Designation Deadline), and in its sole discretion, upon written notice to the Sellers and the Monitor, amend or revise Section 2.7(a) of the Sellers’ Disclosure Schedule to eliminate any Contract of any Asset Seller therefrom, or to add any Contract of any Asset Seller thereto. Automatically upon such addition of any Contract of any Asset Seller by Buyer in accordance with the previous sentence, such Contract shall be an Assumed Contract for all purposes of this Agreement. Automatically upon any the deletion of any Contract by Buyer in accordance with the second sentence of this Section 2.7, such Contract shall be an Excluded Asset for all purposes of this Agreement, and no Liabilities arising thereunder or relating thereto shall be assumed by Buyer (or its designated Affiliate) or Canadian Buyer or be the Liability or responsibility of Buyer (or its designated Affiliate) or Canadian Buyer, in each case, until and unless Buyer restores such eliminated Contract to Section 2.7(a) of the Sellers’ Disclosure Schedule in accordance with the second sentence of this Section 2.7. At Buyer’s reasonable request, the Sellers shall make reasonably available to Buyer (or its Affiliates) the appropriate employees of the Sellers necessary to discuss the outstanding Contracts to which any Seller or any of its Affiliates is a party.

(b) Promptly following the date hereof, the Sellers shall use best efforts to obtain in writing all Consents and Approvals that are required from contractual counterparties to assign the Assumed Contracts to Buyer and shall continue to use such best efforts as Section 2.7(a) of the Sellers’ Disclosure Schedule is updated. Copies of all such Consents and Approvals obtained by the Sellers shall be delivered to Buyer forthwith upon being obtained and, in any event, not later than the date of the hearing to obtain the Approval and Vesting Order.

(c) To the extent that any Assumed Contract is not assignable without the consent of the counterparty or any other Person, and such consent has not been obtained prior to the hearing before the CCAA Court for the Sellers’ motion for the Approval and Vesting Order (or, with respect to any Undisclosed Contract, a subsequent hearing) and such Assumed Contract is one that is capable of being assigned pursuant to section 11.3 of the CCAA or the equivalent provisions of the Bankruptcy Code: (i) such Sellers’ rights, benefits and interests in, to and under such Assumed Contract may be assigned to Buyer pursuant to the Approval and Vesting Order or further order made pursuant to section 11.3 of the CCAA or the equivalent provisions of the Bankruptcy Code (provided such further order is in form and substance acceptable to Buyer) (each, a “Further Order”); (ii) such Seller shall use best efforts to obtain the Approval and Vesting Order or such Further Order on such terms as are necessary to give effect to such assignment and on requisite notice to the affected contractual counterparty(ies) and in such form and substance acceptable to Buyer; and (iii) if such assignment occurs, Buyer shall accept the assignment of such Assumed Contract on the terms provided by the Approval and Vesting Order or such Further Order.

(d) Unless the Parties otherwise agree, to the extent that any Cure Amount is payable with respect to any Assumed Contract, Buyer shall, where such Assumed Contract is assigned pursuant to the Approval and Vesting Order or such Further Order, pay such Cure Amount in accordance with such order, or as otherwise may be agreed to by Buyer and such counterparty, and following such payment, none of Buyer, the Canadian Buyer or any Affiliate thereof shall have any Liability therefor.

(e) Promptly (and in no event fewer than five (5) Business Days) following the date hereof, (i) the Sellers shall deliver to Buyer a schedule (the “Cure Amounts Schedule”) that contains a true and complete list of each counterparty to each Assumed Contract to which any Asset Seller is a party and is related to, used in or necessary for the operations of the Business (as conducted prior to February 26, 2025) or the construction of the Hub and the Sellers’ good faith estimate of the Cure Amount payable with respect to such Assumed Contract, the currency in which each payment obligation is to be settled (and a conversion to United States dollars for obligations denominated in another currency) and payment details for each counterparty (which details may be separately provided instead of included in the Cure Costs Schedule) and (ii) shall file with the CCAA Court and the U.S. Bankruptcy Court and serve a written notice (each, a “Cure Notice”) to the non-Seller counterparty to each Contract listed on the Cure Amounts Schedule that requires the non-Seller counterparty to respond to such notice by a deadline or be bound to the Cure Amount in such notice. From time to time, Seller Parent shall update such Cure Amounts Schedule to reflect any finally determined Cure Amounts (whether by Court Order pursuant to section 11.3 of the CCAA or equivalent provisions of the Bankruptcy Code or as mutually agreed among the applicable Seller, Buyer and the third-party thereto (the “Updated Cure Amount Schedule”).

(f) If any objections are timely filed by, or received from, any non-Seller counterparty in response to a Cure Notice, the Sellers, in consultation with the Buyer, shall take all reasonably necessary actions to resolve any such objections with such non- Seller counterparty; provided that any and all such resolutions with respect to any Assumed Contract shall be acceptable to Buyer. Notwithstanding anything to the contrary in this Agreement, (i) Buyer shall be entitled to designate any Contract set forth on the Cure Amount Schedule (as may be updated from time to time) that is subject to a cure dispute (a “Disputed Contract”), as an Excluded Contract, by providing written notice (email being sufficient) to Seller Parent at any time during the pendency of the dispute and, in any event, no later than the earlier of (x) within five (5) Business Days after the date on which such dispute has been finally determined either by mutual agreement among the applicable Seller, Buyer and the third-party thereto or by Further Order or (y) the date Seller Parent ceases to exist (such date, the “Designation Deadline”), (ii) the Sellers shall not seek any order to abridge the foregoing rights of Buyer, and (iii) Buyer shall not be obligated, under any circumstances, to pay any Cure Amounts on account of any such disputed Contract that is designated an Excluded Contract pursuant to this Section 2.7. Absent such designation, Sellers shall be deemed to have assumed and assigned such disputed Contract in accordance with the terms hereof applicable to Assumed Contracts on the Designation Deadline and Sellers shall enter into and deliver such necessary assignment and assumptions agreements, if any, to reflect the transfer of such Contract to Buyer (or its designated Affiliate) or Canadian Buyer, as applicable.

(g) If, at any time prior to the Closing Date, any Party becomes aware that it is a party to a Contract of any Asset Seller that is not listed on the Cure Amount Schedule (each, an “Undisclosed Contract”), any Party will update the Cure Amount Schedule with respect to such Undisclosed Contract and (i) file with the CCAA Court and the U.S. Bankruptcy Court and serve a such updated schedule, and (ii) serve, a Cure Notice, which notice shall include such updated schedule, to the non-Seller counterparty to such Undisclosed Contract. If any objection period with respect to such Undisclosed Contract expires on or after the Closing Date, such Undisclosed Contract shall be deemed a Contract subject to a cure dispute for purposes of Section 2.7(f) and Buyer shall have all rights with respect to such Contract as set forth in Section 2.7 as if a cure objection had been filed, or received from, any non-Seller counterparty in response to a Cure Notice in advance of the Closing Date.

(h) Notwithstanding anything in this Agreement to the contrary, from and after the date hereof through the Closing, the Sellers will not reject or take any action (or fail to take any action that would result in rejection by operation of Law) to reject, repudiate or disclaim any Contract without the prior written consent of Buyer.

(i) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party (including any Government Entity), would constitute a breach or other contravention thereof or a violation of applicable Law or Order of the

CCAA Court or the U.S. Bankruptcy Court. If, on the Closing Date, any such consent has not been obtained, or if an attempted transfer or assignment thereof would be ineffective or a violation of applicable Law or Order of the CCAA Court or the U.S. Bankruptcy Court, or, in the case of any Disputed Contract, the applicable Seller and Buyer will, subject to Section 6.8 and Section 6.9, cooperate in good faith to enter into a mutually agreeable arrangement under which, for up to six (6) months following Closing or until such earlier date upon which the applicable Seller ceases to exist, (i) Buyer would, in compliance with applicable Law or Order of the CCAA Court or the U.S. Bankruptcy Court, obtain the benefits and assume the obligations and bear the economic burdens associated with such Transferred Asset in accordance with this Agreement, including, for example (and without limitation of other similar arrangements being employed instead and in place thereof), by subcontracting, sublicensing or subleasing such Transferred Asset to Buyer or (ii) the Sellers would enforce for the benefit (and at the expense) of Buyer any and all of the Sellers’ rights, claims or benefit against a third party associated with such Transferred Asset and the Sellers would promptly pay to Buyer when received all monies received by them under any such Transferred Asset, claim, right or benefit (net of the Sellers’ expenses incurred in connection with any assignment or other performance contemplated by this Section 2.7(h)).

ARTICLE III

CLOSING AND PURCHASE PRICE

3.1 Closing; Transfer of Possession; Certain Deliveries.

(a) Unless this Agreement shall have been terminated pursuant to Article IX, the Closing shall take place at 10:00 a.m. (Eastern Standard Time) on the date (the “Closing Date”) that is three (3) Business Days after all the conditions set forth in Article VIII shall have been satisfied or waived (excluding, but subject to the satisfaction or waiver of, conditions that, by their nature, are to be satisfied at the Closing), or such other time or date as agreed to in writing by the Parties. The Closing shall take place by telephone conference and electronic exchange of documents (or, if the Parties agree to hold a physical Closing, at the offices of Torys LLP, 79 Wellington St. W., Toronto, ON M5K 1N2), unless otherwise mutually agreed to by the Parties. The Closing shall be effective as of 12:01 a.m. on the date of delivery by the Monitor’s of the Monitor Certificate pursuant to Section 8.5(a).

(b) At the Closing, the Sellers shall deliver, or shall cause to be delivered, to Buyer (or an Affiliate of Buyer designated in accordance with Section 10.2) the following:

(i) a counterpart to the Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit E (the “Bill of Sale and Assignment and Assumption Agreement”), duly executed by the Asset Sellers;

(ii) a counterpart to the Mutual Release Agreement duly executed by each applicable Seller;

(iii) subject to Section 6.18, if requested by Buyer prior to the date which is fifteen (15) Business Days prior to the Closing, a counterpart to the Transition Services Agreement, duly executed by each applicable Seller;

(iv) valid written assignments covering all of the Transferred Intellectual Property (i.e., one (1) or more assignments of the Owned Intellectual Property and valid written assignments of each IP License relating to the Licensed Intellectual Property), in each case, in a form reasonably acceptable to Buyer, duly executed by each Intellectual Property Seller (and where applicable, each upstream licensor under any such IP License);

(v) certificates evidencing the Transferred Equity Interests, duly endorsed in blank or accompanied by stock powers duly executed in blank, or other duly executed instruments of transfer as required by applicable Laws or otherwise to validly transfer title in and to the Transferred Equity Interests;

(vi) a copy of the duly signed combined share register and register of beneficial owners of the Swiss Entity reflecting Buyer as the sole shareholder with full voting rights;

(vii) letters of resignation, or other evidence of the removal, of those directors and officers (or equivalent) of the Transferred Entities as specified by Buyer, with such resignations to be effective as of the Closing Date or any such date thereafter as specified by Buyer;

(viii) evidence of a change in the signatories of each bank, deposit, lock-box or cash collection account that is a Transferred Asset, to a signatory or signatories specified by Buyer, with such change in signatories to be effective as of the Closing Date;

(ix) copies of resolutions duly adopted by the board of directors or other applicable governing body of each Seller authorizing and approving the execution and delivery of this Agreement, and the consummation of the Transaction, and Rule 16b-3 under the Exchange Act resolutions contemplated by Section 6.20, certified as true and in full force and effect as of the Closing Date by a duly authorized officer of each Seller;

(x) a certificate of a duly authorized officer of each Seller dated the Closing Date certifying as to the matters set forth in Section 8.1(a), Section 8.1(b), Section 8.1(d) and Section 8.3(h);

(xi) customary deeds with respect to the Owned Real Property, assignment of the Assumed Leases, and any other documents as reasonably requested by Buyer with respect to the Real Property including without limitation, title affidavit(s) in the form required for the title company to issue title insurance free and clear of all Claims (other than the Assumed Liabilities) and Encumbrances (other than Permitted Encumbrances);

(xii) a true copy of each of the Approval and Vesting Order and the AVO Recognition and Section 363 Order;

(xiii) reasonable documentation evidencing that the Sellers properly withheld and remitted applicable Taxes on the DIP Facility and any Intercompany Loans imposed under the Tax Act and any other applicable Laws;

(xiv) a properly completed and executed IRS Form W-9 from the U.S. Equity Seller;

(xv) a counterpart to each Pre-Acquisition Reorganization Document, duly executed by Seller Parent or its applicable Affiliate; and

(xvi) such other closing instruments and certificates as may be reasonably requested by Buyer, in each case, in form and substance reasonably acceptable to Buyer.

(c) At the Closing, Buyer shall deliver, or shall cause to be delivered to the Sellers, the following:

(i) a written confirmation by Buyer that: (A) amounts outstanding under the applicable Credit Documents equal, in the aggregate, to the Credit Bid Amount have been deducted from the total obligations outstanding thereunder, which confirmation shall, identify the relevant Credit Documents from which such Credit Bid Amount was so deducted and setting forth the remaining balance under each such Credit Document as of such date (which shall be conclusive and determinative of such balance absent manifest error) and (B) the Assumed Debt Obligations of each Seller under the applicable Credit Documents is released;

(ii) a counterpart to the Bill of Sale and Assignment and Assumption Agreement, duly executed by Buyer;

(iii) a counterpart to the Mutual Release Agreement, duly executed by Buyer;

(iv) a copy of the notification to the Swiss Entity regarding beneficial ownership relating to Buyer in accordance with article 697j of the Swiss Code of Obligations;

(v) if requested by Buyer prior to the date which is fifteen (15) Business Days prior to the Closing, a counterpart to the Transition Services Agreement, duly executed by each applicable Seller;

(vi) any consent of Buyer under the Credit Documents required in connection with the Transaction;

(vii) a counterpart to each Pre-Acquisition Reorganization Document, duly executed by Buyer or its applicable Affiliate; and

(viii) a certificate of a duly authorized officer of Buyer dated the Closing Date, certifying as to the matters set forth in Section 8.2(a) and Section 8.2(b).

3.2 Purchase Price and Deposit. The Purchase Price for the Transferred Assets and the Transferred Equity Interests is (a) Forty Million Dollars ($40,000,000), comprised of (i) all amounts outstanding under the DIP Facility as of the Closing Date (including, if any Rochester Option is exercised, the applicable Incremental Winddown Amount) (the “Credit Bid Amount”) and (ii) the assumption by Buyer (or its designated Affiliate) of the Assumed Debt Obligations plus; (b) the assumption by Buyer (or its designated Affiliate) of the other Assumed Liabilities; plus (c) the Purchase Price Cash Component, plus (d) the Carve-out Condition Amount. The Credit Bid Amount payable under clause (i) above shall be paid by means of a credit against (A) first, all amounts owing under the DIP Term Sheet and (B) second, the principal amount of the secured

Convertible Note Obligations in accordance with Section 3.1(c)(i). The Purchase Price Cash Component shall be paid by Buyer to Seller Parent in cash at Closing. Any Carve-Out Condition Amount shall be paid by Buyer to the Swiss Entity in cash at Closing. For the avoidance of doubt, all Convertible Note Obligations, other than the amounts satisfied pursuant to the preceding sentence and the amount assumed by Buyer as Assumed Liabilities in accordance with Section 2.5(c), shall remain outstanding against Seller Parent following the Closing. The Purchase Price Cash Component and the Carve-out Condition Amount shall be paid in cash of immediately available funds, to the account or account(s) designated by the Sellers in writing five (5) Business Days prior to the Closing.

3.3 Allocation of Purchase Price. The Parties agree that (i) the purchase of the U.S. Transferred Equity Interests shall be treated as a deemed purchase of assets for U.S. federal (and applicable state, provincial, and local) income tax purposes and (ii) Buyer shall prepare and deliver to the Sellers the Allocation Schedule within ninety (90) days after the Closing Date. The Allocation Schedule shall be deemed final and Buyer and the Sellers each shall report and timely file all Tax Returns (including amended Tax Returns and claims for refund) and shall cooperate in the timely filing of any forms (including Internal Revenue Service Form 8594) consistent with the Allocation Schedule, and shall take no position contrary thereto or inconsistent therewith (including in any audits or examinations by any taxing authority or any other proceedings). The Parties shall agree on or before Closing to an allocation of the Transferred Assets located in Canada by asset type and provincial location for Canadian Transfer Tax purposes.

3.4 Withholding. Buyer, the Sellers and any of their respective paying agents (as applicable) shall be entitled to deduct and withhold from the amounts payable under this Agreement such amounts as may be required to be deducted and withheld under the Code, the Tax Act and any other applicable Tax Laws. Any such withheld amount shall be treated as though it had been paid to the Person in respect of which such withholding was required, provided that the withheld amount is duly and timely remitted to the appropriate Governmental Authority. Buyer, Sellers and any of their respective paying agents (as applicable) shall promptly provide documentation confirming the amount withheld and the timely remittance to the appropriate Governmental Entity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Sellers’ Disclosure Schedule delivered to Buyer concurrently herewith (the “Sellers’ Disclosure Schedule”), the Sellers hereby jointly and severally make the following representations and warranties to Buyer with respect to itself and each other Seller, as applicable:

4.1 Organization and Good Standing.

(a) Each Seller (i) is a corporation or limited liability company, duly incorporated or formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, and (ii) has the requisite organizational power and authority to own, lease and operate its properties and assets and conduct its business as now conducted, including for greater certainty the Transferred Assets and the Transferred Entities and to perform all of its obligations under the Assumed Contracts. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Seller is duly qualified, licensed or registered to carry on the Business as it is now being conducted in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or operated by it, or the nature of its activities, make such qualification, licensing or registration necessary. The Sellers have delivered to Buyer true, complete and correct copies of each Seller’s certificate of incorporation and bylaws or comparable organizational documents as in effect on the date hereof.

(b) Each Transferred Entity is a corporation or other organization duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate or other appropriate power and authority to own and lease its assets and properties and conduct its business as now conducted. Each Transferred Entity is duly qualified as a foreign corporation or other organization to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.2 Power and Authority. Subject to entry of the SISP Order and the Approval and Vesting Order and the AVO Recognition and Section 363 Order, each Seller has the full corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement by such Seller and the consummation by such Seller of the Transaction and the performance of such Seller’s obligations hereunder have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by each Seller and (assuming the due and valid authorization, execution and delivery thereof by Buyer), following the approval of this Agreement and the Transaction by the CCAA Court pursuant to the Approval and Vesting Order, will constitute the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as may be limited by equitable principles relating to the availability of specific performance, injunctive relief and other equitable remedies.

4.3 Transferred Entities; Transferred Equity Interests.

(a) The following information with respect to each Transferred Entity is set out on Section 4.3(a) of the Sellers’ Disclosure Schedule: (i) its name; (ii) its jurisdiction of incorporation, organization or formation; and (iii) the registered and beneficial owner of all of the outstanding shares or other equity interests of each of the Transferred Entities.

(b) The authorized capital stock or other equity interests (if applicable) and the number of issued and outstanding shares or other equity interests of each Transferred Entity is set forth on Section 4.3 of the Sellers’ Disclosure Schedule. Subject to the entry of the Approval and Vesting Order and the discharge of any applicable Encumbrances pursuant thereto, the Equity Sellers collectively own all of the Transferred Equity Interests, and the Swiss Entity owns all of the outstanding equity interests in German SpokeCo (in each case, including the beneficial interest therein), free and clear of all Encumbrances, except any Encumbrances arising out of, under or in connection with applicable securities Laws, or any Permitted Encumbrances. All of the Transferred Equity Interests, and the outstanding equity interests in German SpokeCo, have been duly authorized and validly issued, are, as applicable, fully paid and nonassessable and were not issued in violation of any preemptive rights, purchase or call rights, rights of first refusal, or subscription rights. There are no options, warrants, redemption or repurchase rights, “phantom” stock rights, stock appreciation rights, stock-based performance units, or rights of conversion or other similar rights, agreements, arrangements or commitments obligating any Transferred Entity to issue or sell any shares of its capital stock, other equity interests or securities convertible into or exchangeable for its shares or other equity interests, other than as provided in this Agreement. There are no voting trusts, pooling, stockholder or shareholder agreements, registration rights agreements, proxies or other similar agreements in effect with respect to the voting or transfer of the Transferred Equity Interests or the outstanding equity interests in German SpokeCo. Except for the outstanding equity interests in German SpokeCo and the Carve-out Entities, the Transferred Entities do not, directly or indirectly, or through any Subsidiary of a Transferred Entity, own, beneficially or of record, any equity interests of any kind in any other Person and, assuming completion of the Transaction, at the Closing, the only equity interests owned, beneficially or of record, by any Transferred Entity immediately following the Closing shall be the Swiss Entity’s ownership of all of the outstanding equity interests in German SpokeCo.

4.4 Litigation.

(a) Except as set forth in Section 4.4 of the Sellers’ Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of the Sellers, contemplated or threatened in writing against or affecting the Sellers, the Business, any Transferred Asset or any Transferred Entities or any of their respective assets, business, properties, officers, employees, managers or directors (in their capacity as such) that, if determined adversely, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) There are no Proceedings pending or, to the Knowledge of the Sellers, contemplated or threatened in writing against or affecting the Sellers, the Business, any Transferred Asset or any Transferred Entities that, if determined adversely, would reasonably be expected, individually or in the aggregate, to impair, in any material respect, the ability of the Sellers to perform their respective obligations under this Agreement or to consummate the Transaction, or prevent or materially delay the consummation of any of the Transaction.

4.5 No Contravention.

(a) Subject to entry of the Approval and Vesting Order by the CCAA Court and the approval of the AVO Recognition and Section 363 Order by the U.S. Bankruptcy Court, and subject to the SISP Order, neither the execution and delivery of this Agreement nor the consummation of the Transaction, will: (i) violate or conflict with any provision of any Seller’s or the Transferred Entities’ organizational documents; (ii) with or without the giving of notice or the lapse of time or both violate, or result in a breach of, or constitute a default under, or conflict with, or accelerate the performance required by, any of the terms of any agreement or instrument to which the Sellers or the Transferred Entities are party or by which the Sellers or the Transferred Entities are bound or to which any of the properties of the Sellers or the Transferred Entities is subject, except where it would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) violate or conflict with any Order, or any Law or Permit of any Governmental Entity having jurisdiction over any Seller or the Transferred Entities or any of their respective assets or activities, except where it would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or (iv) result in the creation of any Encumbrance upon any of the Transferred Assets.

(b) Neither the Sellers nor the Transferred Entities are: (i) in violation of any statute, rule, law or regulation applicable to the Sellers, the Transferred Entities, or their respective assets or activities, except for violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) in violation of any, judgment, order or decree applicable to Seller Parent, its Subsidiaries, or their respective assets or activities, except for violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) except for breaches or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in breach or violation of any agreement, note or instrument to which they or their assets are a party or are bound or subject.

(c) Neither the Sellers nor the Transferred Entities, to the Knowledge of the Sellers, received written notice from any person of any claim or investigation that, if adversely determined, would render Section 4.5(b) above untrue or incomplete.

4.6 Consents and Approvals. Except for (a) entry of the SISP Order, the SISP Recognition and Section 363 Order, the Approval and Vesting Order and the AVO Recognition and Section 363 Order, and (b) any of the Consents and Approvals as are reflected on Section 4.6 of the Sellers’ Disclosure Schedule, the execution and delivery by Seller Parent of this Agreement, the performance by it of its obligations hereunder, and the completion of the Transaction will not conflict with or result in a breach or violation of, except where it would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, any statute, law, rule, regulation or order of any Governmental Entity having jurisdiction over the Transferred Assets, the Sellers, the Transferred Entities, or their respective assets or activities in any material respect.

4.7 Title to Transferred Assets; Sufficiency; Encumbrances.

(a) No Seller nor any Transferred Entity has sold any asset necessary to or used in the operation of the Business of U.S. SpokeCo at such time as such Business was last operational, other than (i) any Inventory or (ii) as consented to by Buyer in accordance with this Agreement.

(b) Sellers have, and subject to entry of the Approval and Vesting Order and the AVO Recognition and Section 363 Order, at the Closing, Buyer will have, good and valid title to each of (i) the Transferred Equity Interests, free and clear of all Encumbrances, and (ii) the Transferred Assets (except for those Transferred Assets that are leased or licensed to the Asset Sellers, as to which the Asset Sellers has, and at the Closing, Buyer will have, valid licensed or leasehold interests), free and clear of all Encumbrances, other than Permitted Encumbrances. Without giving effect to any assets of the Asset Sellers designated as Excluded Assets after the date hereof, pursuant to Section 2.4, the Transferred Intellectual Property, Transferred Assets and assets held by the Transferred Entities, collectively, constitute all of the assets used in or held for use in the Business and are sufficient for Buyer to conduct the Business from and after the Closing Date.

(c) Section 4.7(c) of the Sellers’ Disclosure Schedule lists all Encumbrances on any Transferred Asset or asset of any Transferred Entity that are Permitted Encumbrances under prong (vi) of Permitted Encumbrances.

4.8 Material Contracts.

(a) Except as set forth in Section 4.8(a) of the Sellers’ Disclosure Schedule, all Material Contracts of the Asset Sellers and the Transferred Entities are in full force and effect and none of the Sellers, the Transferred Entities, or to the Knowledge of the Sellers, any other party to any Material Contract, is in material default with respect thereto except due to the CCAA Proceeding or the U.S. Proceedings or where the failure to be in full force and effect or such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each Material Contract is a legal, valid and binding obligation of the Sellers or the Transferred Entity that is a party to such Material Contract, and is enforceable against the Sellers and the Transferred Entity that is party to such Material Contract, except where it would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and except as such enforceability may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies; or (ii) equitable principles relating to the availability of specific performance, injunctive relief and other equitable remedies. Except as set forth in Section 4.8(a) of the Sellers’ Disclosure Schedule, neither the Sellers nor any of the Transferred Entities is in material default, nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a material default under any Material Contract except due to the CCAA Proceeding or the U.S. Proceedings or where such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 4.8(b) of the Sellers’ Disclosure Schedule lists the Material Contracts of the Sellers and of the Transferred Entities that require a waiver, consent or approval to complete the Transaction except where it would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) With respect to the Assumed Contracts, upon entry of the Approval and Vesting Order and the AVO Recognition and Section 363 Order and payment of the Cure Amounts, each Seller or the applicable Transferred Entity will not be in breach or default of its obligations thereunder.

(d) Each Material Contract has been made available to Buyer.

4.9 Intellectual Property; Data Privacy.

(a) Section 4.9(a) of the Sellers’ Disclosure Schedule sets forth a correct and complete list of all Seller Registered Intellectual Property; including for each item of Seller Registered Intellectual Property, the recorded owner, the jurisdiction in which such item has been issued, registered, or filed, and the issuance, registration or application number and date. All Seller Registered Intellectual Property is subsisting and, to the Knowledge of the Sellers, valid and enforceable. Except as identified in Section 4.9(a) of the Sellers’ Disclosure Schedule, all renewal, maintenance and other necessary filings and fees due and payable to any Governmental Entity or Internet domain name registrar to maintain all Seller Registered Intellectual Property in full force and effect have been timely submitted or fully paid. None of the Sellers nor any of the Transferred Entities owns any registered Copyrights or pending applications for registration of Copyrights.

(b) To the Knowledge of the Sellers, (i) one of the Sellers or a Transferred Entity is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, and (ii) the Sellers and the Transferred Entities have valid and enforceable rights, pursuant to a valid written IP License to use, sell and license, as the case may be, all Licensed Intellectual Property, in each case of (i) and (ii), free and clear of all Encumbrances (except Permitted Encumbrances). The Owned Intellectual Property and Licensed Intellectual Property (when used within the scope of the applicable IP License) collectively constitute all Intellectual Property used in, necessary and sufficient for the conduct and operation of the Business as currently conducted and as contemplated to be conducted. The Seller Registered Intellectual Property constitutes all of the Patents, Marks and Domain Names owned by any Seller or any Transferred Entity or used in the conduct and operation of the Business as currently conducted.

(c) Each Seller and each Transferred Entity, and the conduct and operation of the Business, has not in the past six (6) years infringed, misappropriated, diluted or otherwise violated, and do not currently infringe, misappropriate, dilute, or otherwise violate any Intellectual Property of any Person. None of the Sellers nor any Transferred Entity is the subject of any pending or, to the Knowledge of the Sellers, threatened Proceedings alleging or involving any of the foregoing.

(d) None of the Sellers nor any Transferred Entity has, within the past (6) years, received written notice from a person challenging the ownership, use, validity or enforceability of any Owned Intellectual Property. None of the Sellers nor any Transferred Entity is the subject of any pending or, to the Knowledge of the Sellers, threatened Proceedings alleging or involving any of the foregoing.

(e) Except as identified in Section 4.9(e) of the Sellers’ Disclosure Schedule, to the Knowledge of the Sellers, in the past six (6) years, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting, or otherwise violating any Owned Intellectual Property in a manner that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No Proceedings have been initiated against any Person by any Seller or any Transferred Entity in the past six (6) years in relation to the Owned Intellectual Property.

(f) To the Knowledge of the Sellers, each Seller and each Transferred Entity has taken reasonable measures to protect the confidentiality and value of its confidential information. To the Knowledge of the Sellers, each Seller and each Transferred Entity has not disclosed or authorized or consented to the disclosure of any material confidential information to any Person (including any former or current employee, contractor, or consultant of Seller Parent or any of its Subsidiaries) other than (i) pursuant to a valid and enforceable written agreement restricting the disclosure and use of such confidential information or (ii) to a Person who otherwise has a duty to protect such confidential information; and to the Knowledge of the Sellers, no person to whom material confidential information has been so disclosed is in violation or any such agreement or has otherwise misappropriated any such material confidential information.

(g) To the Knowledge of the Sellers, either a Seller or a Transferred Entity has executed valid and enforceable written agreement with each of their respective former and current founders, officers, directors, employees, consultants and independent contractors who have been or are currently involved in the development of any Intellectual Property for or on behalf of any Seller or any Transferred Entity, pursuant to which each such Person has or is obligated to assign or has assigned to a Seller or any Transferred Entity all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for any Seller or any Transferred Entity in the course of such person’s involvement, employment or retention thereby, and which assignment is valid under applicable Law (an “Invention Assignment Agreement”).

(h) To the Knowledge of the Sellers and except as identified in Section 4.9(h) of the Sellers’ Disclosure Schedule, all Business Software, was created and developed solely by employees of any Seller or any Transferred Entity within the scope of their employment.

(i) To the Knowledge of the Sellers and except as identified in Section 4.9(i) of the Sellers’ Disclosure Schedule, no open source software is or has been included, incorporated or embedded in, linked to, combined or distributed with, or otherwise used in connection with, any Business Software or any products of any Seller or any Transferred Entity, in each case, in a manner that requires or obligates any Seller or any Transferred Entity to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including any open source community) any source code included in the Business Software; (ii) license any Business Software for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any Business Software for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing, any of the Owned Intellectual Property; in a manner that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the Knowledge of the Sellers, each Seller and each Transferred Entity is in compliance with all material terms and conditions of any appliable licenses for open source software used in the Business.

(j) To the Knowledge of the Sellers and except as identified in Section 4.9(j) of the Sellers’ Disclosure Schedule, no funding, facilities, or personnel of any Governmental Entity or any university, college, or other educational institution, or research center are or were used, in whole or in part, in the development of any Owned Intellectual Property in a manner that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the Knowledge of the Sellers and except as identified in Section 4.9(j) of the Sellers’ Disclosure Schedule, no former or current employee, consultant or independent contractor of any Seller or any Transferred Entity who contributed to the creation or development of any Owned Intellectual Property has performed services for the government or a university, college, other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for any Seller or any Transferred Entity in a manner that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(k) Each Seller and each of the Transferred Entities takes and has taken reasonable measures to maintain and protect the performance, confidentiality, integrity and security of its IT Systems (and all Software, information and data stored or contained therein or transmitted thereby). The IT Systems (i) are adequate and sufficient (including with respect to working condition and capacity) for the operation of the Business as currently conducted and as contemplated to be conducted, and (ii) do not, to the Knowledge of the Sellers, contain any defect, viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that: (A) disrupt or adversely affect the functionality of any IT Systems; or (B) enable or assist any Person to access without authorization any IT Systems, except, in either case of (A) or (B), to the extent such disruption or unauthorized access would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l) In the past five (5) years, there have been no (i) material security breaches, unauthorized access to, use or disclosure of, intrusions of, or other incidents related to, any the IT Systems or data (including Personal Information) Processed by or on behalf of any Seller or any Transferred Entity or (ii) failures, breakdowns, continued substandard performance, outages or unscheduled downtime or other adverse events affecting any of the IT Systems that have caused or resulted in a material disruption to the operation of the Business. Each Seller and each Transferred Entity has implemented and maintained reasonable back-up and disaster recovery arrangements in the event of a failure of the IT Systems.

(m) For the past three (3) years, (i) each Seller and each Transferred Entity and, to the Knowledge of the Sellers, any Person acting for or on behalf of any Seller or any Transferred Entity is, and has been in compliance with all Privacy Requirements, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) none of the Sellers, the Transferred Entities nor any third party acting on their behalf has received any written notice of any claims, charges investigations or regulatory inquiries related to or alleging the violation of any Privacy Requirements, and (iii) to the Knowledge of the Sellers, there are no facts or circumstances that could reasonably form the basis of any such claim, charge, investigation or regulatory inquiry.

(n) Each Seller and each Transferred Entity has (i) implemented and for the past five (5) years maintained reasonable and appropriate security procedures and practices, including technical and organizational safeguards, designed to protect all Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) taken reasonable steps to ensure that any third party with access to any Personal Information collected by or on behalf of any Seller or any Transferred Entity has implemented and maintains the same. To the Knowledge of the Sellers, no third party has provided any Personal Information to any Seller or any Transferred Entity in violation of applicable Privacy Requirements.

(o) None of the Sellers or any Transferred Entity has provided or been legally required to provide any notice to any person in connection with an unauthorized disclosure of Personal Information.

(p) None of the Sellers or any Transferred Entity is subject to any contractual requirement or other legal obligation that, following the Closing, would prohibit Buyer or any Transferred Entity from Processing any Personal Information in the manner in which the Sellers and the Transferred Entities Processed such Personal Information prior to the Closing. The transfer of Personal Information in connection with the transactions contemplated by this Agreement will not violate any Privacy Requirements as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained.

4.10 Employee Benefits.

(a) Section 4.10(a) of the Sellers’ Disclosure Schedule contains a complete, correct and up-to-date list of all Benefit Plans of the Sellers and Transferred Entities.

(b) True, correct and complete copies of the following documents, with respect to each of the Benefit Plans of the Sellers and Transferred Entities, have been made available to Buyer: (i) any plan documents and all material amendments thereto; (ii) the most recent Form 5500, if applicable, and all schedules thereto; (iii) the most recent summary plan descriptions (including letters or other documents updating such descriptions); (iv) financial statements, actuarial or other valuation reports; and (v) the most recent IRS determination letter or opinion letter, as applicable.

(c) Each of the Benefit Plans sponsored by any Seller or the Transferred Entities that is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service that such plan is so qualified and that any trusts intended to be exempt from federal income taxation under the provisions of Section 501(a) of the Code are so qualified, and, except as disclosed in Section 4.10(c) of the Sellers’ Disclosure Schedule, to the Knowledge of the Sellers, nothing has occurred with respect to the operation of any such plan which could reasonably be expected to result in the revocation of such favorable determination or the loss of such qualification or exemption.

(d) None of the Benefit Plans of the Transferred Entities provide benefits beyond retirement or other termination of service to current or former directors, officers, employees, contractors or consultants or to the beneficiaries or dependents of such directors, officers, employees, contractors or consultants.

(e) Each of the Benefit Plans of the Transferred Entities has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law and all contributions or premiums required to be made or paid by the Sellers or their Affiliates in respect of the Benefit Plans of the Transferred Entities have been made or paid in accordance with the terms of such plans in all material respects. None of the Transferred Entities nor any of their respective ERISA Affiliates have at any time sponsored or has ever been obligated to contribute to, or had any liability in respect of, incurred, and no event has occurred and no condition or circumstance exists that could result, directly or indirectly, in, any unsatisfied Liability (including, any indirect, contingent or secondary Liability) of any Transferred Entity in respect of, (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 or 430 of the Code or Section 302 or 303 of ERISA or other similar Law (including any “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA) or (ii) a “multiple employer plan” as defined in Section 413(c) of the Code. None of the Transferred Entities have at any time sponsored or has ever been obligated to contribute to, or had any liability in respect of, incurred, and no event has occurred and no condition or circumstance exists that could result, directly or indirectly, in, any unsatisfied Liability (including any indirect, contingent or secondary Liability) of any Transferred Entity in respect of, a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the code) has occurred or is reasonably expected to occur with respect to any Benefit Plan.

(f) There is no: (i) action, investigation, examination, suit, claim or other proceeding, including by any Governmental Entity (other than routine claims for benefits) ongoing, pending or, to the Knowledge of the Sellers, threatened involving the Benefit Plans of the Transferred Entities and no fact exists which could reasonably be expected to give rise to that type of action, investigation, examination, suit, claim or other proceeding; and (ii) outstanding material breach, default or violation by any party to any Benefit Plan of the Transferred Entities and, to the Knowledge of the Sellers, nor any Taxes, penalties or fees are owing or due and payable under or in respect of any of the Benefit Plans.

(g) No Benefit Plan: (i) contains a “defined benefit provision” as that term is defined in section 147.1(1) of the Tax Act; or (ii) is a self-insured health plan or similar arrangement. No Benefit Plan is or is intended to be, or has ever been found or alleged by a Governmental Entity to be: (v) a “registered pension plan” as such term is defined in subsection 248(1) of the Tax Act; (w) a “retirement compensation arrangement” as such term is defined in subsection 248(1) of the Tax Act; (x) a “multi-employer plan” within the meaning of subsection 147.1(1) of the Tax Act; (y) an “employee life and health trust” as such term is defined in subsection 248(1) of the Tax Act; or (z) a “salary deferral arrangement” as such term is defined in subsection 248(1) of the Tax Act.

(h) Other than as required under Section 4980B of the Code or other similar applicable Law or for which the covered person pays the full cost of coverage for such person and his or her beneficiaries and dependents, neither the Sellers nor any ERISA Affiliate has or could reasonably be expected to have any Liability for providing post-termination or retiree medical, life insurance or other welfare benefits.

(i) Each Benefit Plan of the Transferred Entities which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance issued thereunder (“Section 409A”) has been established, operated and maintained in compliance with Section 409A in all material respects.

(j) None of the Transferred Entities have any obligation to provide, and no employee benefit plan or other agreement provides any individual with the right to a gross-up, indemnification, reimbursement or other payment for any excise or additional taxes or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(k) With respect to any Benefit Plans of the Transferred Entities: (i) no actions, suits, claims (other than routine claims for benefits in the ordinary course), audits, inquiries, proceedings or lawsuits are pending, or, to the Knowledge of the Sellers, threatened against any Benefit Plan of the Transferred Entities, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Benefit Plan of the Transferred Entities with respect to the operation thereof; and (ii) to the Knowledge of the Sellers, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits, claims, audits, inquiries, proceedings or lawsuits.

(l) Neither the execution and delivery of this Agreement nor the consummation of the Transaction, either alone or in connection with any other event, will: (i) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any other payments or benefits that would be nondeductible to the Sellers under Section 280G of the Code or that could result in an excise Tax on any recipient under Section 4999 of the Code; (ii) result in any payment or benefit becoming due to any Hired Employee or any current or former employee, independent contractor or consultant of any Transferred Entity; (iii) increase the amount or value of any compensation or benefits payable under any Benefit Plan of any Transferred Entity; (iv) result in any acceleration of the time of payment, funding or vesting of any compensation or benefits or provide any additional compensatory rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any current or former employee, independent contractor or consultant of the Transferred Entities or (v) limit or restrict the ability of Buyer, its Affiliates, or the Transferred Entities to merge, amend or terminate any Benefit Plan.

4.11 Employee & Labor Matters.

(a) All written employment contracts, indemnitees and retention contracts in relation to executive officers and employees of the Asset Sellers and the Transferred Entities with an annual aggregate base compensation in excess of $250,000 per year (or equivalent in foreign currency, as at March 31, 2025) have been made available to Buyer and such contracts are listed in Section 4.11(a) of the Sellers’ Disclosure Schedule. No such person has indicated to the Asset Sellers or the Transferred Entities that he/she intends to resign, retire or terminate his or her engagement with Seller Parent because of the transactions contemplated by this Agreement or otherwise.

(b) Section 4.11(b) of the Sellers’ Disclosure Schedule contains a true and complete list of the employees of the Asset Sellers and the Transferred Entities, as at May 9, 2025, including each individual’s: (i) name; (ii) position; (iii) employment status (full-time or part-time, as applicable); (iv) work location (i.e., city and state/province, and country); (v) hire date (and recognized service date if different from hire date) and, for Canadian Seller employees, duration of employment (i.e., fixed term or indefinite term); (vi) annual base salary or hourly wage rate, as applicable; (vii) eligibility for overtime (including exempt or non-exempt status for U.S. employees under wage and hour laws); (viii) bonus entitlement; (ix) annual vacation; (x) other material compensation or perquisites; (xi) whether subject to a work permit or work visa; (xii) status as active or inactive (and if inactive, the reason for such leave and the expected date of return, if known); and (xiii) whether the individual is subject to a written employment agreement or written offer letter with Seller Parent with respect to its terms and conditions of employment.

(c) Neither Seller Parent nor any of its Subsidiaries is a party to any collective agreement or other labor contract (a “Collective Bargaining Agreement”). To the Knowledge of the Sellers, no union or other labor organization is actively seeking to organize, or to be recognized as, a collective bargaining unit of employees of Seller Parent or its Subsidiaries and no such activities have been undertaken in the last five years. There is no ongoing, pending or, to the Knowledge of the Sellers, threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting Seller Parent or its Subsidiaries and no such event has occurred within the last five years.

(d) There is: (i) no unfair labor practice complaint ongoing, pending or, to the Knowledge of the Sellers, threatened against any Seller or the Transferred Entities before any Governmental Entity, and no grievance or arbitration proceeding arising out of or under any Collective Bargaining Agreement is so ongoing, pending or, to the Knowledge of the Sellers, threatened against any Seller or the Transferred Entities; and (ii) no strike, labor dispute, slowdown or stoppage is ongoing, pending or, to the Knowledge of the Sellers, threatened against any Seller or the Transferred Entities.

(e) Each Seller and the Transferred Entities is in compliance with all Labor Laws (including with respect to Taxes). No equal employment opportunity charges or other claims of employment discrimination are pending or, to the Knowledge of the Sellers, threatened against them, and no wage and hour department investigation has been made of any Seller or the Transferred Entities. There are no complaints, charges or claims against any Seller or the Transferred Entities pending or, to Knowledge of the Sellers, threatened that could be brought or filed based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by any Seller or the Transferred Entities of any individual. No material labor dispute with the employees of Seller Parent or its Subsidiaries exists or, to the Knowledge of the Sellers, is imminent.

(f) All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, sick days and benefits to employees of the Seller or the Transferred Entities or under Benefit Plans and other similar accruals have either been paid or are accurately reflected in the Books and Records in all material respects.

(g) Prior to the date hereof, the Sellers and the Transferred Entities have not taken any action or any actions relating to the Business at any single site of employment in the 90-day period prior to the Closing Date that would, individually or in the aggregate, constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act, or any similar applicable Law. Section 4.11(g) of the Sellers’ Disclosure Schedule sets forth a list of all employees associated with the Business that have been terminated in the 90-day period prior to the Closing Date, which list includes information regarding the date of each termination and the terminated employee’s place of work.

(h) To the Knowledge of the Sellers, no union, labor organization or group of employees has applied to have the Sellers or any Affiliates declared a common or related employer in respect of the employees pursuant to Labor Laws.

(i) Section 4.11(i) of the Sellers’ Disclosure Schedule contains a true and complete list of each individual independent contractor engaged in the Business, other than independent contractors engaged through a third party agency, including each such independent contractor’s: (i) name; (ii) services provided; (iii) work location (i.e., city and state/province, and country); (iv) engagement date and duration of engagement (i.e., fixed term or indefinite term);

(v) fees for services; and (vi) whether the independent contractor is subject to a written independent contractor agreement. Since May 1, 2022, such independent contractors are properly classified as independent contractors in accordance with applicable law in all material respects and, to the Knowledge of the Sellers, no such individual or any Governmental Entity has disputed such classification.

(j) Prior to the date hereof, the Sellers and the Transferred Entities have not given any promotions, made any increase in the compensation or other benefits payable or to become payable to the employees or any contractors and consultants of any Seller or Transferred Entity, other than pursuant to existing written agreements, including Collective Bargaining Agreements, disclosed under Section 4.11(a) of the Sellers’ Disclosure Schedule or in the Ordinary Course of Business.

(k) Except as disclosed in Section 4.11(k) of the Sellers’ Disclosure Schedule, none of Seller Parent nor any of its Subsidiaries is a party to or bound or governed by, or subject to any employment, consulting, retention, change of control or similar agreement providing for change of control, golden parachute, retention, severance, termination or similar payments or other compensation or benefits to, any Hired Employee or officer, employee or consultant of the Sellers and Transferred Entities in connection with either (i) the termination of their position or their employment, (ii) the consummation of any transaction contemplated by this Agreement, or (iii) a change in control of he Seller Parent or any of its Subsidiaries (including as a result of this Agreement).

(l) The Transferred Entities are registered in good standing with all applicable Governmental Entities in respect of workers’ compensation where such registration is required by applicable law, and there have been no critical or fatal injuries involving current or former employees of the Sellers and Transferred Entities since April 1, 2022.

(m) All Liabilities in respect of Hired Employees and employees of the Transferred Entities have or shall have been paid to the Closing Date, including withholdings, premium contributions, remittance and assessments for unemployment insurance, employer health tax, Governmental Entity-required pension plans, income tax, workers’ compensation and any other employment related legislation, accrued wages, Taxes, salaries, commissions and any Benefit Plan payments, in each case other than as accrued and unpaid in the Ordinary Course of Business. There are no outstanding, pending, threatened or anticipated assessments, actions, Claims, complaints, demands, orders, prosecutions, suits, or other Proceedings against any Seller or the Transferred Entities, their respective directors, officers or agents pursuant to or under any applicable Laws, with respect of pension obligations, unemployment insurance, income tax, employer health tax, employment standards, labor relations, occupational health and safety, human rights, workers’ compensation or pay equity. Neither the Sellers nor any Transferred Entities has an obligation to re-instate any employees in connection with this Agreement or the completion of the Transaction.

(n) All amounts due or accrued for all salary, wages, vacation pay, bonuses, commissions, sick days and benefits to employees of the Sellers or under Benefit Plans and other similar accruals and emoluments relating to Sellers and their employees have either been paid or are accurately reflected in all respects and have been accrued in the Books and Records.

4.12 Non-Arm’s Length Transactions. There are no outstanding accounts receivable due to any Seller or the Transferred Entities from any affiliate, officer, director, employee or any other Person with whom such Seller or the Transferred Entities is not dealing at arm’s length (within the meaning of the Tax Act).

4.13 Absence of Changes. Except as set forth in Section 4.13 of the Sellers’ Disclosure Schedule or in Seller Parent’s Annual Report on Form 10-K for the year ended December 31, 2024, or since the Seller Parent’s Annual Report on Form 10-K for the year ended December 31, 2024, there has not been:

(a) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of Seller Parent or any redemption or repurchase of any securities of the Sellers or the Transferred Entities;

(b) material damage, destruction or loss, whether or not covered by insurance, to any assets or properties of the Asset Sellers or the Transferred Entities;

(c) sale, license or disposal of any of the assets of the kind comprising the Transferred Assets or cancelled any Claims comprising part of the Transferred Assets except in the Ordinary Course of Business;

(d) imposed any Encumbrance upon any of the Transferred Assets or any assets held by a Transferred Entity, except for Permitted Encumbrances;

(e) accelerated, terminated, materially amended or cancelled any Material Contracts or Permits, except in the Ordinary Course of Business;

(f) any material change in the manner of its billings, or the credit terms made available by the Sellers or the Transferred Entities, to any of their customers;

(g) any waiver by the Sellers or the Transferred Entities of a material right or of a material debt owed to it;

(h) any waiver by the Asset Sellers or the Transferred Entities of any confidentiality, standstill, use or similar agreement, restriction or covenant to which the Asset Sellers or the Transferred Entities are a party;

(i) any satisfaction or discharge of any Encumbrance or payment of any obligation by the Sellers or the Transferred Entities, to the extent related to the Transferred Assets, the Assumed Liabilities or the Business, except which is not material to the assets, properties, financial condition, operating results or business of the Sellers and the Transferred Entities taken as a whole (as such business is presently conducted and as it is proposed by the Sellers to be conducted);

(j) any change or amendment to a Material Contract by which the Asset Sellers or the Transferred Entities or any of their assets or properties, including the Transferred Assets, are bound or subject;

(k) any material settlement or compromise of any Proceeding involving an Seller or a Transferred Entity;

(l) any material labor difficulties or labor union organizing activities with respect to employees of the Sellers or the Transferred Entities;

(m) any material transaction entered into by the Asset Sellers or the Transferred Entities other than in the Ordinary Course of Business;

(n) any material changes to any of the Sellers’ or the Transferred Entities’ accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable laws or under GAAP;

(o) any revaluation by the Sellers or the Transferred Entities of any of its assets (including the Transferred Assets), including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Sellers other than in the Ordinary Course of Business or as may be required by GAAP;

(p) any action (except as is necessary to comply with applicable laws) to grant to any officer, director, employee or consultant of the Sellers or the Transferred Entities, as applicable, an increase in compensation or benefits in excess of 5% of their annual base compensation;

(q) any action by any Seller or Transferred Entity (except as is necessary to comply with applicable laws) to grant, increase, enter into or modify any severance, bonus, change of control, retirement, loan, advance or retention agreement or agreement providing for notice of termination (or pay in lieu thereof) and/or severance pay in excess of the minimum amounts of same required pursuant to applicable laws;

(r) any action (except as is necessary to comply with applicable laws) to enter into, modify or terminate any employment or consulting agreement with any Hired Employee or any officer, director, employee or consultant of any Seller or Transferred Entity, as applicable (other than for just cause);

(s) any action (except as is necessary to comply with applicable laws) to (i) adopt, (ii) amend, (iii) make any contribution to or (iv) grant any compensation, benefits or other award under, any Benefit Plan of the Sellers or the Transferred Entities and any stock option plan, restricted share unit plan, deferred share unit plan, performance share unit plan, stock appreciation rights plan, or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors or senior officers or former directors or senior officers of the Sellers or the Transferred Entities, as applicable;

(t) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation, benefits or other award, amend or waive any vesting terms under any Benefit Plan of the Transferred Entities or similar arrangement, and any stock option plan, restricted share unit plan, deferred share unit plan, performance share unit plan, stock appreciation rights plan, or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors or senior officers or former directors or senior officers of the Transferred Entities, as applicable; or

(u) any other event or condition of any character that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except for the CCAA Proceeding and the U.S. Proceedings.

4.14 Compliance with Laws; Permits. The Sellers and the Transferred Entities are conducting and have conducted the Business in compliance with all applicable Laws, notices, approvals and orders in all material respects. Each Seller is not in material breach of any Law, notice, approval or order applicable to it or the Business. To the Knowledge of the Sellers, each Seller and the Transferred Entities is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation. Each of the Sellers and the Transferred Entities (i) possess all material Permits required to carry on their respective businesses as currently conducted at their facilities, except where the failure to possess such Permits would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (ii) has not, to the Knowledge of the Sellers, received any written notice of proceedings relating to the revocation or modification of any such Permit. The Sellers and the Transferred Entities are not in default under, or violating, any of the Permits, except for such defaults or violations as would not, individually or in the aggregate, reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Section 4.14 of the Sellers’ Disclosure Schedule sets forth a list of all material Permits of the Sellers and the Transferred Entities.

4.15 Financial Statements. The Financial Statements present fairly, in all material respects, the financial position of the Sellers as of the dates and throughout the periods indicated, and the results of the operations and cash flows for the periods therein indicated. The Financial Statements are based on the Books and Records and have been prepared in accordance with GAAP applied on a basis consistent with the preceding period.

4.16 Financial Advisors. Except as set forth on Section 4.16 of the Sellers’ Disclosure Schedule, neither the Sellers nor the Transferred Entities incurred any obligation or liability, contingent or otherwise, or agreed to pay or reimburse any broker, finder, financial advisor or investment banker, for any brokerage, finder’s, advisory or other fee or commission, or for the reimbursement of expenses, in connection with this Agreement, the Transaction or any alternative transaction in relation to the Sellers or any of the Transferred Entities.

4.17 Absence of Undisclosed Liabilities. Except as set forth on Section 4.17 of the Sellers’ Disclosure Schedule, there are no Liabilities of any of the Sellers or the Transferred Entities, or otherwise related to the Business, of any nature, whether accrued, contingent, absolute, known or otherwise, in each case, whether or not required by GAAP to be reflected or reserved against on a balance sheet of each of the Sellers and the Transferred Entities, or of the Business, prepared in accordance with GAAP or the notes thereto, other than those set out in the Financial Statements and those incurred since the date of the previous Financial Statements.

4.18 Tax Matters.

(a) The Sellers have timely filed (taking into account any valid extensions of time to file) all income and other material Tax Returns which are required to be filed, by them in connection with the Business and the Transferred Assets and the Transferred Entities have timely filed (taking into account any valid extensions of time to file) all income and other material Tax Returns which are required to be filed by them, all such Tax Returns are true, correct and complete in all material respects, and all Taxes due and payable by the Sellers in connection with the Business and the Transferred Assets and by the Transferred Entities prior to the date hereof have been paid, taking into account permitted extensions.

(b) The charges, accruals and reserves on the books of each Seller and Transferred Entity in respect of Taxes for all fiscal periods are adequate, and there are no unpaid assessments against any Seller or Transferred Entity nor any basis for the assessment of any additional Taxes, penalties or interest for any fiscal period or audits by any taxing authority except such as which are not material.

(c) There are no Encumbrances for Taxes (nor, to the Knowledge of the Seller, is any Governmental Entity in the process of imposing any Encumbrances for Taxes) upon the Transferred Assets or the Transferred Entities other than Permitted Encumbrances.

(d) There are no unpaid Taxes which, to the Sellers’ knowledge, are capable of forming or resulting in a Encumbrance on the Transferred Assets or becoming a liability or obligation of Buyer.

(e) There are no outstanding Tax sharing, Tax allocation, or Tax indemnification agreements (for clarity, excluding commercial agreements entered into in the Ordinary Course of Business and the primary object of which is not Taxes) or other such arrangements between a Transferred Entity and any other Person.

(f) The Sellers and Transferred Entities have complied in all material respects with all applicable Laws relating to the withholding, collection and payment of Taxes and have duly and timely withheld, collected and paid over to the appropriate Governmental Entity all amounts required to be so withheld, collected and paid under all applicable Laws, taking into account permitted extensions.

(g) Neither the Sellers nor the Transferred Entities has made, changed or revoked any Tax election, changed any method of accounting for Tax purposes, amended any income or other Tax Return, surrendered any right to claim a refund of Taxes, settled or compromised any claim in respect of Taxes, or entered into any contract in respect of Taxes with any Governmental Entity, in each case, with respect to the Sellers, that would affect the Business or any of the Transferred Assets after the Closing Date.

(h) Neither the Sellers nor the Transferred Entities: (i) has been a member of any affiliated, consolidated, combined or unitary group that includes any person other than the Sellers or their Subsidiaries, including the Transferred Entities; (ii) has any liability for the Taxes of any person other than another member of the Sellers or their Subsidiaries, including the Transferred Entities, under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law); or (iii) has any liability for any unpaid Taxes of any other person (other than the Sellers or their Subsidiaries, including the Transferred Entities) as a transferee or successor, by contract or otherwise by operation of applicable law.

(i) None of the Sellers nor the Transferred Entities has engaged in any “reportable transaction” as defined in subsection 237.3(1) of the Tax Act or Treasury Regulation Section 1.6011-4(b) or any “notifiable transaction” as defined in subsection 237.4(1) of the Tax Act.

(j) None of the Transferred Assets is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code or subject to any provision of Law comparable to any of the provisions listed above.

(k) The Intellectual Property Seller is a registrant for the purposes of the HST Legislation and its registration number is 74217 0699 RT 0001.

(l) There are no inquiries, investigations, disputes, audits, actions, objections, appeals, suits or other proceedings or Claims in progress, or, to the Sellers’ knowledge, pending or threatened by or against any Seller by any Governmental Entity with respect to any Taxes in respect of any Seller that can result in an Encumbrance on the Transferred Assets.

(m) Each of Li-Cycle Corp., Li-Cycle Holdings Corp. and Li-Cycle Americas Corp. are not a non-resident of Canada for purposes of the Tax Act.

4.19 Taxable Canadian Property. No Seller that is not resident in Canada for the purposes of the Tax Act is selling property under this Agreement that is “taxable Canadian property” for the purposes of the Tax Act.

4.20 Obligations Under the Credit Documents. As of the date hereof, the total amount of principal due and owing under the Credit Documents is $ 338,800,835.21 (such amount, together with all other obligations outstanding under the Credit Documents (including, for the avoidance of doubt, all interest, fees, expenses and premiums that have accrued after the commencement of the Cases), the “Buyer Debt”). The entirety of the Buyer Debt is an obligation of certain of the Sellers and repayment of the Secured Convertible Notes is secured by properly perfected priority liens on substantially all of the assets of certain of the Sellers (including all of the Transferred Intellectual Property). The applicable Sellers acknowledge and agree that they have no defense to payment of the Buyer Debt, and such repayment obligation is not subject to any right of setoff or recoupment. The applicable Sellers hereby waive any right to challenge the Credit Documents or their obligation to pay the Buyer Debt on any grounds.

4.21 Real Property.

(a) Section 4.21(a) of the Sellers’ Disclosure Schedule sets forth a complete list of the addresses and legal descriptions of the land and premises: (i) of the Owned Real Property; and (ii) the Leased Real Property. Except for the Owned Real Property and the Leased Real Property contained in Section 4.21(a) of the Sellers’ Disclosure Schedule, the Asset Sellers and the Transferred Entities do not have any other place of business. None of the Asset Sellers nor the Transferred Entities has agreed to acquire any real property or interest in real property other than the Owned Real Property or the Leased Real Property.

(b) Section 4.21(a) of the Sellers’ Disclosure Schedule sets forth a complete and accurate list of access agreements in favor of, or used by, the Asset Sellers and the Transferred Entities with respect to any Owned or Leased Real Property relating to the Rochester Hub project, including the associated legal descriptions and addresses.

(c) The Asset Sellers and Transferred Entities have good, valid, and marketable fee title (or its equivalence in jurisdictions outside the United States, which in Canada, for avoidance of doubt, shall mean a beneficial title in fee simple) to all Owned Real Property, in each case free and clear of all Encumbrances of any nature whatsoever except for Permitted Encumbrances. None of the Owned Real Property is subject to any leases or tenancies or other rights of occupancy. The Sellers have delivered to Buyer true, correct, and complete copies of all title insurance policies, deeds and surveys relating to the Owned Real Property.

(d) The Asset Sellers and Transferred Entities have not granted to any Person any right of first refusal, right of first opportunity, option or similar rights to purchase any of the Owned Real Property or any interest therein or any part thereof. The Asset Sellers and Transferred Entities have not leased any portion of the Owned Real Property to any Person.

(e) The Asset Sellers and Transferred Entities have not granted to any Person any right of first refusal, right of first opportunity, option or similar rights to sub-lease the Leased Real Property or to otherwise acquire any of the Asset Sellers’ or the Transferred Entities’ rights in and to the Leased Real Property or any interest therein or any part thereof. The Asset Sellers and Transferred Entities have not sublet any portion of the Leased Real Property to any Person.

(f) The existing uses of all of the Owned Real Property and the Leased Real Property comply in all material respects with all applicable Laws. The Asset Sellers and Transferred Entities have not made application for a re-zoning of any of the Owned Real Property or the Leased Real Property, and to the Knowledge of the Sellers there is no proposed or pending change to any zoning Laws affecting any of the Owned Real Property or the Leased Real Property.

(g) The Owned Real Property and the Leased Real Property are serviced by all private and public utility services that are necessary for the operations of the business on the Owned Real Property and Leased Real Property and, to the Knowledge of the Sellers, there are no facts, circumstances or conditions which are reasonably likely to result in the termination of such connections.

(h) Each of the Asset Sellers and the Transferred Entities has adequate and unimpeded rights of ingress and egress from and to each Owned Real Property and Leased Real Property that are necessary for the operations of the business on each Owned Real Property and Leased Real Property and, to the Knowledge of the Sellers, there are no facts, circumstances or conditions which are reasonably likely to result in the termination of such rights of ingress and egress.

(i) The Asset Sellers and the Transferred Entities have valid leasehold interest to all Leased Real Property, in each case free and clear of all Encumbrances of any nature whatsoever except for the Permitted Encumbrances. All Leases are in full force and effect and are enforceable by the Asset Sellers and Transferred Entities, and to the Knowledge of the Sellers, each other party thereto. No event of default currently exists and no event has occurred that after giving notice or the passage of any applicable cure period or both would constitute an event of default under any of the Leases. No Asset Seller or Transferred Entity has delivered or received notice from the other party to any such Lease of the termination or surrender thereof. The Asset Sellers and Transferred Entities have delivered to Buyer true and complete copies of all Leases referenced in Section 4.21(a) of the Sellers’ Disclosure Schedule, including all amendments notices or memoranda of lease thereto, and all estoppel certificates, or subordination, non-disturbance and attornment agreements, if any relating to the Leased Real Property. There are no material agreements, understandings or undertakings pertaining to the Leases and the Asset Sellers’ and the Transferred Entities’ leasehold interests in the Leased Real Property which have not been disclosed to Buyer or made available in the data room made available to Buyer prior to the date hereof. No Person that is not an Asset Seller or a Transferred Entity has any right to possess, use or occupy the Leased Real Property. No Asset Seller or the Transferred Entities are party to any Lease except in respect of the Leased Real Property.

(j) The Owned Real Property and the Leased Real Property are in good order and working condition (wear and tear excepted and have not been affected by any casualty that has not been repaired) and there are no impediments on the ability to use the Owned Real Property or the Leased Real Property for its intended purpose in the Ordinary Course of Business.

(k) The Asset Sellers and the Transferred Entities have not received any written notice from any Governmental Entity asserting any material violation of applicable Laws with respect to the Owned Real Property or Leased Real Property, and there is no pending or, to the Knowledge of the Sellers, threatened eminent domain taking, expropriation, condemnation or rezoning affecting any portion of the Owned Real Property or Leased Real Property.

(l) There are no Tax abatements or exemptions specifically affecting the Owned Real Property and the Asset Sellers and the Transferred Entities have not received any written notice of any proposed increased in the assessed valuation of the Owned Real Property or any proposed public improvement assessments, capital charges or levies affecting the Owned Real Property.

(m) With respect to any ground lease or PILOT agreement affecting any portion of the Owned or Leased Real Property (the “Prime Real Property Agreements”), each Prime Real Property Agreement is a valid and binding obligation, and is in full force and effect, enforceable, against the Asset Sellers or such Transferred Entity party to such Prime Real Property Agreement (if applicable) and, to the Knowledge of the Sellers, each other party thereto in accordance with its terms.

(n) No portion of any of the Owned Real Property or the Leased Real Property located in Canada has been designated a historic site by any Governmental Entity having or purporting to have jurisdiction and no building on any such Owned Real Property or Leased Real Property shall have been so designated by any such body as being of sufficient historical interest that a demolition permit is not available for such building.

4.22 Tangible Personal Property. Section 4.22 of the Sellers’ Disclosure Schedule sets forth all leases of personal property (the “Personal Property Leases”) relating to personal property used by the Asset Sellers and the Transferred Entities or to which any Asset Seller or the applicable Transferred Entity is a party or by which the properties or assets of any of the Sellers or the Transferred Entities is bound. To the Knowledge of the Sellers, no Asset Seller or any Transferred Entity has received any written notice of any default or event that with notice or lapse of time or both would constitute a default by any Asset Seller under any of the Personal Property Leases.

4.23 Insurance. Section 4.23 of the Sellers’ Disclosure Schedule contains a true and complete list of all material policies of insurance maintained by each Asset Seller, each Transferred Entity and their respective Subsidiaries of which such entity is a party, the named insured, or otherwise the beneficiary thereof (each, an “Insurance Policy”), including the following information: (i) the name of the insurer, the name of the policyholder, and the name of each covered insured; (ii) the policy number and the period of coverage; and (iii) the amount of coverage. Each Insurance Policy is in full force and effect and collectively the Insurance Policies provide each Seller, each Transferred Entity and their respective Subsidiaries with insurance coverage such entity reasonably believes to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure. All premiums with respect thereto have been paid in accordance with their respective terms, and no written notice of cancellation or termination has been received with respect to any such policy.

4.24 Environmental Matters.

(a) Except as set forth on Section 4.24 of the Sellers’ Disclosure Schedule, none of the Transferred Entities, the Business, the Purchased Assets or, with respect to the Business and the Purchased Assets and the Sellers: (a) is in violation of, or has liability under, any Environmental Laws; (b) own, lease or operate at any real property (including the Real Property) contaminated with any Hazardous Materials; (c) are liable for any off-site disposal or contamination pursuant to any Environmental Laws; or (d) are subject to any claim relating to any Environmental Laws, which violation, contamination, ownership, operation, liability or claim would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and the Sellers are not aware of any other pending investigation that might lead to such a claim.

(b) Each of the Transferred Entities, the Business, the Purchased Assets and, with respect to the Business and the Purchased Assets, the Sellers comply with Environmental Laws, except for such non-compliance which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.25 Anti-Corruption. In the past five years, neither Seller Parent nor its Subsidiaries (nor to the Knowledge of the Sellers, any officer, director, employee, advisor or agent of Seller Parent or its Subsidiaries) has engaged in any activity or conduct in material violation of Anti-Corruption Laws or Anti-Money Laundering Laws, and Seller Parent and its Subsidiaries have established and maintained policies and procedures reasonably designed to procure compliance with: (i) Anti-Corruption Laws; (ii) Anti-Money Laundering Laws; and (iii) Sanctions. Neither Seller Parent nor any director, officer, employee or , to the Knowledge of the Sellers, an agent of Seller Parent is: (i) a Sanctioned Person; (ii) subject to debarment or any list-based designations under Sanctions; or (iii) in the past five years, engaged in transactions, dealings, or activities with a Sanctioned Country or a Sanctioned Person, in violation of Sanctions or that might reasonably be expected to cause any of the parties to become a Sanctioned Person. No proceeds as a result of the Transaction will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country, or otherwise used in any manner that would result in a violation of any Sanction or for any activities that could result in the designation of any of the parties as a Sanctioned Person. No civil or criminal penalties have been imposed on the Seller Parent or any of its Subsidiaries with respect to violations of Sanctions, nor have any voluntary disclosures relating to Sanctions been submitted to any Governmental Entity.

4.26 DOE Loan Documents.

(a) The Sellers have made available to Buyer true, correct and complete copies of all executed DOE Loan Documents, as amended or otherwise modified and in effect as of the date hereof. As at the date hereof, the LARA and the NPA (i) are in full force and effect and are enforceable against the Company Entities party thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies, (ii) represent the legal, valid and binding obligations of the Company Entities party thereto, and, to the Knowledge of the Sellers, represent the legal, valid and binding obligations of the other parties thereto. The Effective Date (as defined in the LARA) occurred on November 9, 2024.

4.27 Books and Records. All books and records of the Sellers or the Transferred Entities, including the Books and Records, have been fully, properly and accurately kept and completed in all material respects in accordance with GAAP and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

4.28 No Encumbrances. All bank, deposit, lock-box or cash collection accounts and material or immaterial assets of the Transferred Entities are free and clear from any Encumbrances, other than those listed on Section 4.28 of the Sellers’ Disclosure Schedule and in any case disregarding such Encumbrances towards Buyer or one of its Affiliates.

4.29 No Intragroup Liabilities. There are no Liabilities of the Transferred Entities against the Sellers and/or any Carve-Out-Entities, other than those Liabilities listed on Section 4.29 of the Sellers’ Disclosure Schedule.

4.30 No Insolvency. None of the Transferred Entities is subject to any winding-up, bankruptcy, insolvency or judicial composition proceedings, any moratorium proceedings or any comparable proceedings under applicable local insolvency laws, nor have any such proceedings been initiated or applied for under any applicable Law, nor is the Swiss Entity compelled under any applicable law to apply for the commencement of such proceedings as a result of it being over-indebted (überschuldet) or illiquid (zahlungsunfähig).

4.31 Inventory. Except as set forth on Section 4.31 of the Sellers’ Disclosure or except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, all Inventory of the Swiss Entity and German SpokeCo is, and as of the Closing will, consist of items of a quality and quantity usable and, in the case of finished goods, salable. Except as would not reasonably be expected to be material to the Business, no Inventory is on consignment.

4.32 Disclaimer of Other Representatives and Warranties. Except as expressly set forth in this Article IV, no Seller or any Transferred Entity makes any representation and warranty, express or implied, in respect of such Seller, the Transferred Assets, the Business or the Assumed Liabilities, and any such other representations or warranties, express or implied, are hereby expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers as follows:

5.1 Organization and Good Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own and lease its assets and to carry on its Business as now being conducted. Buyer has full corporate power and authority and has taken all requisite action on its part necessary for: (a) the authorization, execution and delivery of this Agreement; and (b) authorization of the performance of all of its obligations thereunder.

5.2 Power and Authority. Buyer has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement and the consummation of the Transaction and the performance of Buyer’s obligations hereunder have been duly authorized by all requisite company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes (assuming the due and valid authorization, execution and delivery thereof by the other parties thereto and the entry of approval of this Agreement and the Transaction by the CCAA Court pursuant to the Approval and Vesting Order and the AVO Recognition and Section 363 Order) the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

5.3 No Contravention. Neither the execution and delivery of this Agreement nor the consummation of the Transaction will (a) violate or conflict with any provision of Buyer’s organizational documents, or (b) violate or conflict with any Order, Governmental Entity or arbitrator, or any Law applicable to Buyer.

5.4 Consents and Approvals. Except for (a) entry of the Approval and Vesting Order and the AVO Recognition and Section 363 Order, and (b) the ICA Approval, the execution, delivery and performance by Buyer of this Agreement and the Transaction, and the legality, validity, binding effect or enforceability of this Agreement and any agreements contemplated hereby, do not require any consents, waivers, authorizations or approvals of, or filings with, any third Persons or Governmental Entities.

5.5 Litigation. There are no pending Proceedings against or affecting Buyer or its Subsidiaries that, if determined adversely, would reasonably be expected, individually or in the aggregate, to impair, in any material respect, the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, and, to the knowledge of Buyer, no such Proceedings are threatened or contemplated.

5.6 Availability of Funds. Buyer has, will have, or will have access to, at Closing, sufficient cash on hand or committed under credit facilities to satisfy its cash payment obligations under the Purchase Price at Closing under this Agreement for which Buyer is responsible under the terms of this Agreement.

5.7 HST Registration. At the Closing Date, the Canadian Buyer, or its designated assignee(s) acquiring the Transferred Assets, will be registered for the purposes of the HST Legislation and will provide its registration number(s) to the Sellers.

5.8 As Is, Where Is. Except as otherwise expressly set forth in this Agreement, Buyer understands and agrees that the Transferred Entities, the Transferred Assets and the Assumed Liabilities are being transferred on a “where-is” and, as to condition, “as-is” basis subject to the representations and warranties contained in Article IV (as modified by the Sellers’ Disclosure Schedule) and any certificate or documentation delivered in connection with this Agreement without any other representations or warranties of any nature whatsoever.

5.9 Non-Reliance of Buyer.

(a) Other than those representations and warranties contained herein (as modified by the Sellers’ Disclosure Schedule) and any certificate or documentation delivered in connection with this Agreement, Buyer acknowledges and agrees that: (i) no representation, warranty or condition is expressed or can be implied as to title, encumbrances, description, fitness for purpose, merchantability, condition or quality or in respect of any other matter or thing whatsoever, including with respect to the Transferred Assets and the Transferred Equity Interests; and (ii) the Monitor has not provided any representations and warranties in respect of any matter or thing whatsoever in connection with the Transaction contemplated hereby, including with respect to the Transferred Assets and the Transferred Equity Interests. The acknowledgment in this Section 5.9 is made notwithstanding the delivery or disclosure to Buyer or its directors, officers, employees, agents or Representatives of any documentation or other information (including financial projections or supplemental data not included in this Agreement).

(b) Without limiting the generality of the foregoing, except as may be expressly set out in this Agreement and any certificate or documentation delivered in connection with the Agreement, no representations or warranties have been given by any Party with respect to the Liability any Party has with respect to Taxes in connection with entering into this Agreement, the issuance of the Approval and Vesting Order or the consummation of the Transaction. Each Party is to rely on its own investigations in respect of any liability for Taxes payable, collectible or required to be remitted by the Seller or any other Party on or after Closing and the quantum of such Liability, if any.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1 Conduct of Business Pending the Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Closing, except as (a) expressly provided in this Agreement, (b) consented to in writing by Buyer or (c) set out in Section 6.1 of the Sellers’ Disclosure Schedule, the Sellers shall and shall cause the Swiss Entity and the German SpokeCo to carry on their respective businesses in the Ordinary Course of Business subject to complying with the Initial Order, the A&R Initial Order or any other Order of the CCAA Court in the CCAA Proceeding, solely to the extent such Order is in form and substance acceptable to Buyer, as applicable, and, the Sellers and the Transferred Entities shall use commercially reasonable efforts to: (x) preserve in all material respects the operations, organization and goodwill of their respective businesses intact (including by maintaining and renewing its Permits); and (y) preserve in all material respects relationships with Governmental Entities, customers, suppliers, partners, lessors, licensors, licensees, vendors, contractors, distributors, agents, officers and employees and others having business dealings with their respective businesses. The Sellers shall notify Buyer in writing of any event, occurrence, fact, condition or change in the Business, assets, operations or prospects of the Sellers that results in, or could reasonably be expected to result in, a Material Adverse Effect, promptly upon the occurrence of any such event, occurrence, fact, condition or change.

6.2 Negative Covenants. Except as (i) expressly provided in this Agreement, (ii) consented to in writing by Buyer or (iii) set out in Section 6.2 of the Sellers’ Disclosure Schedule, the Asset Sellers (or, in the case of paragraph (q), the Sellers) shall not, and shall cause the Transferred Entities not to, take any of the following actions:

(a) incur or commit to incur any capital expenditures;

(b) acquire or agree to acquire (by merging or consolidating with, or by purchasing any portion of the stock of, or other ownership interests in, or substantial portion of assets of, or by any other manner), any business or division or any corporation, partnership, association, limited liability company or other entity;

(c) sell, lease, mortgage, pledge, transfer, license, sublease, or terminate or surrender any Lease or other real property interest in the Leased Real Property or Owned Real Property, or grant any Encumbrances on or otherwise encumber or dispose of any of the Purchased Assets (including any Contract available for assumption pursuant to Section 2.7 or the equity interest of any Transferred Entity), including the capital stock or equity interests of any of the Sellers, other than Permitted Encumbrances and Encumbrances created by the Initial Order or the A&R Initial Order;

(d) (i) sell, assign, transfer, license, sublicense, covenant not to sue with respect to, abandon, cancel, permit to lapse or expire, or otherwise dispose of any Owned Intellectual Property (other than non-exclusive licenses granted to third persons in the Ordinary Course of Business or with respect to immaterial or obsolete Intellectual Property); (ii) enter into, modify or terminate an IP License or take any action or fail to take any action that may reasonably result in the right of the applicable licensor to terminate such IP License or otherwise modify the rights of any Seller or a Transferred Entity thereunder; or (iii) disclose any material Trade Secrets of any Seller to any other Person (other than in the ordinary course of business to a person bound by customary and adequate written confidentiality obligations);

(e) fail to Process any Personal Information in material compliance with all applicable Privacy Requirements;

(f) fail to take all actions reasonably necessary to protect the privacy and confidentiality of, and to protect and secure, any Personal Information in the possession or control of, or Processed by or on behalf of, the Business;

(g) fail to maintain or permit to lapse or expire any Permit;

(h) adjust, split, combine, redeem, repurchase or reclassify any capital stock or equity interests or issue or propose or authorize the issuance of any other securities (including Debt securities, options, profits interests, warrants or any similar security exercisable for, or convertible into, such other security);

(i) incur or assume any Debt (other than as would result in Liabilities that will constitute Excluded Liabilities or as contemplated by the DIP Term Sheet or permitted or approved therein);

(j) guarantee any Debt of any Person or enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (other than the DIP Term Sheet or as contemplated thereby);

(k) amend, restate, supplement, modify, waive or terminate any Material Contract;

(l) enter into any contract that would be a Material Contract if entered into prior to the date hereof;

(m) adopt or propose any amendments to the certificate of incorporation, bylaws or other organizational documents of any (i) Transferred Entity or (ii) any Seller in a manner adverse to Buyer or that would prohibit, materially delay or impair the consummation of the Transaction;

(n) initiate, compromise, settle or agree to settle any action, complaint, arbitration, or Proceeding, other than compromises, settlements or agreements in the Ordinary Course of Business that (i) involve only the payment of money damages to the extent permitted under the approved budget set forth in the DIP Facility (as may be updated in accordance with the DIP Term Sheet), (ii) do not impose ongoing limits on the conduct of the Business, and (iii) result in a full release of all Sellers with regard to the Claims giving rise to such Proceeding;

(o) change its financial or Tax accounting methods, except insofar as may have been required by applicable Law or a change in GAAP;

(p) except as required by applicable Law, enter into, amend, negotiate or terminate any Collective Bargaining Agreement or similar agreement with any labor union or labor organization representing any employees;

(q) except in connection with any “Key Employee Incentive Plan” or “Key Employee Retention Plan” approved by the CCAA Court, (i) increase the compensation payable to or to become payable to, or the benefits provided to, pay any bonus to, or grant any equity or equity-based award to, any current employee, director, independent contractor or other individual service provider of the Sellers; (ii) grant, increase, pay, provide or modify any severance, retention, change in control or termination payment or benefit to, or loan or advance or accelerate any amount to, any current or former employee, director, independent contractor or other individual service provider of the Sellers; (iii) accelerate the vesting or payment, or fund or in any other way secure the payment, of any compensation or benefit for any current or former employee, director, independent contractor or other individual service provider of the Sellers or take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Benefit Plan; (iv) approve, establish, adopt, enter into, amend or terminate any Benefit Plan, except as required by Law; (v) grant or forgive any loans to any current or former employee, director, independent contractor or other individual service provider of the Sellers; (vi) hire or promote, or terminate or demote (other than for cause), or modify in any material way the terms and conditions of employment of any current or former employee, independent contractor or other individual service provider of the Sellers (including the transfer of any employee outside the scope of the contemplated transaction); or (vii) waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(r) resume operations at any facility related to the Business of U.S. SpokeCo;

(s) implement or announce any employee layoffs that could result in an obligation to give notice under the WARN Act;

(t) take any action inconsistent with, or omit to take any action required by, this Agreement; or

(u) authorize, commit or agree to take any of the foregoing actions or any other action which would reasonably be expected to prevent, or materially delay or impede, the satisfaction of any of the conditions set forth in Article VIII.

6.3 Access.

(a) Subject to applicable Law, until the Closing Date, the Sellers: (i) shall give Buyer and its Representatives reasonable access during normal business hours to the offices, assets, contracts, properties, officers, employees, accountants, auditors, counsel (other than counsel to the Sellers in connection with the CCAA Proceeding) and other representatives, books and records, of the Sellers and their Affiliates, including the Books and Records; (ii) shall furnish to Buyer and its Representatives such financial, operating and property related data and other information as such Persons reasonably request; (iii) shall instruct the employees, counsel and financial advisors of the Sellers and their Affiliates to cooperate reasonably with Buyer in its investigation of the Business; and (iv) shall, upon reasonable request of Buyer, use reasonable best efforts to provide Buyer with access to their customers, suppliers, vendors, distributors, manufacturers and other Persons with whom the Business has had material dealings to the extent relating to the Transferred Entities, the Transferred Assets or the Assumed Liabilities. No investigation by Buyer prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Sellers contained in this Agreement. All such information shall be provided subject to the provisions of the DIP Term Sheet.

(b) From and after the Closing Date until the conclusion of the CCAA Proceeding, Buyer shall give the Sellers reasonable access during normal business hours to the books and records pertaining to their respective Transferred Assets, Transferred Entities and Assumed Liabilities, for the purposes of (i) the preparation or amendment of Tax Returns, (ii) the determination of any matter relating to the rights or obligations of the Sellers or any of their Affiliates under this Agreement, or (iii) as is necessary to administer, or satisfy their obligations in connection with, the CCAA Proceeding. Buyer shall, and shall cause each of its controlled Affiliates to, cooperate with the Sellers as may reasonably be requested by the Sellers for such purposes. Any other provision of this Agreement notwithstanding, the Sellers’ rights under this Section 6.3 are fully assignable by the Sellers to any estate representative, including an official committee, trustee, litigation trust or similar Person empowered by the CCAA Court or applicable Law to discharge any administrative rights or duties in the CCAA Proceeding. For the avoidance of doubt, nothing in this Section 6.3(b) shall require Buyer to take any such action if (i) such action may result in a waiver or breach of any attorney/client privilege, (ii) such action could reasonably be expected to result in violation of applicable Law or Order, or (iii) providing such access or information would be reasonably expected to be disruptive to its normal business operations.

6.4 Confidentiality.

(a) From and after the Closing Date, the Sellers will treat and hold as confidential all of the Confidential Information, and will not, directly or indirectly, without the prior written consent of Buyer, disclose or use any Confidential Information. The Sellers’ obligation not to disclose Confidential Information shall not apply to Confidential Information that it shall be required to disclose by Law; provided, however, that, prior to making such disclosure, the Sellers shall notify Buyer promptly to the extent legally permissible so that Buyer may seek confidential treatment or protection of such Confidential Information at Buyer’s sole cost and expense.

(b) In the event that the Sellers are required in any Proceeding to disclose any Confidential Information, the Sellers will notify Buyer promptly of the requirement to the extent legally permissible so that Buyer may seek an appropriate protective order at Buyer’s sole cost and expense or waive compliance with the provisions of this Section 6.4.

6.5 Public Announcements. From the Agreement Date, Buyer and the Sellers will consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release, any court filing or pleading filed with the CCAA Court relating primarily to this Agreement or the Transaction, or other public statements with respect to the Transaction, and neither Buyer nor the Sellers shall issue any such press release or make any such public statement without the prior written approval of the other Party, in each case except as may be required by Law, or by obligations pursuant to any listing agreement with any national securities exchange. Buyer and the Sellers shall use their respective reasonable best efforts to cause their respective controlled Affiliates, employees, officers and directors to comply with this Section 6.5.

6.6 Hired Employees

(a) Buyer may in its sole discretion provide offers of employment to any employees of the Sellers providing for employment commencement dates on or after the Closing Date, on terms and conditions determined by Buyer in its sole discretion.

(b) Buyer shall provide credit to Hired Employees under Buyer’s paid time off plans for all accrued but unused vacation days as of the Closing, except to the extent that Hired Employees receive payment for such vacation days in connection with the Closing.

(c) Following the Closing, Buyer shall give each Hired Employee full credit for prior service with the Sellers for purposes of (i) eligibility and vesting under any health, welfare or retirement plans of Buyer (for the avoidance of doubt, excluding any vesting or benefit accrual under any defined benefit pension, deferred compensation, or equity or equity-based incentive plans, or any plan under which such crediting would be prohibited), and (ii) determination of benefit levels under any employee benefit plans of Buyer relating to paid time off, in each case, for which the Hired Employee is otherwise eligible and in which the Hired Employee is offered participation, except (i) as would result in duplication of benefits or the funding thereof or (ii) to the extent prior service is not credited to employees of Buyer or one of its Affiliates under any employee benefit plans or programs of Buyer or its Affiliates. Buyer shall use reasonable best efforts to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Sellers and use reasonable best efforts to recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Hired Employees in the calendar year in which the Closing Date occurs.

(d) Without limiting the generality of Section 2.6, each Seller shall retain responsibility for, and satisfy all Liabilities with respect to, all payments and benefits of the employees (and their spouses, dependents and beneficiaries, and all former employees, agents and representatives) under Benefit Plans accrued up to the Closing Date or which relate to events prior to the Closing Date in accordance with the terms thereof and applicable Laws, including but not limited to any defined benefit pension plan, transaction based compensation, change in control benefits, retention bonuses, incentive equity, nonqualified deferred compensation, severance, and retirement benefits, but excluding all Accrued Wages with respect to Hired Employees.

(e) Without limiting the generality of Article II, each Seller shall be responsible for the following claims or benefit payments of all employees (and their spouses, dependents and beneficiaries, and all former employees, agents and representatives) regardless of whether such claims are filed before or after the Closing Date:

(i) with respect to death or dismemberment claims, those in respect of which the event occurred prior to the Closing Date;

(ii) with respect to health claims, those in respect of which the services were provided or the supplies were purchased prior to the Closing Date; and

(iii) with respect to short term and/or long term disability claims and workers’ compensation claims, for those claims resulting from events that occurred prior to the Closing Date, including, to the extent covered under the Benefit Plans, for recurring illnesses which first originated with events occurring prior to the Closing Date, whether or not such claims continue after the Closing Date.

(f) the Sellers agree that, notwithstanding the terms of any restrictive covenant agreement between the Sellers and any Hired Employee, such Hired Employee shall be permitted to provide services to Buyer and its Affiliates following the Closing, and the Sellers will not seek to enforce the terms of any such restrictive covenant following the Closing.

(g) Buyer and the Sellers shall cooperate, and cause their respective Affiliates to cooperate, as is reasonably appropriate to carry out the provisions of this Section 6.6, including by facilitating introductions and assigning Contracts as appropriate to maintain relationships with independent contractors, temporary staffing agencies, background check vendors, and other third-party service providers to the extent necessary to maintain the Business’s operations in the ordinary course.

(h) This Section 6.6 shall operate exclusively for the benefit of the Sellers and Buyer and not for the benefit of any other Person, including any current or former employees of the Sellers or the Hired Employees, which Persons shall have no rights to enforce this Section 6.6. Nothing in this Section 6.6 shall: (i) entitle any Hired Employee to employment with Buyer; (ii) (A) for Hired Employees located in the United States, change such Hired Employee’s status as an employee-at-will or (B) otherwise restrict the ability of Buyer to terminate the service of any Hired Employee at any time or for any reason; (iii) create any third party rights in any current or former service provider of the Sellers (including any beneficiary or dependent thereof); or (iv) be treated as an amendment of any Benefit Plan or other employee benefit plan or arrangement or restrict the ability of Buyer, the Sellers or any of their respective Affiliates to amend, modify, discontinue or terminate any Benefit Plan or other employee benefit plan or arrangement. Buyer shall have no obligations or other Liabilities under this Agreement with respect to any Person who is not or elects not to become a Hired Employee. Seller shall be exclusively responsible for all Liabilities arising from Seller’s employment of any non-Hired Employee and all such Liabilities will constitute Excluded Liabilities under this Agreement.

6.7 Payment of Transfer Taxes and Tax Filings. All Transfer Taxes arising out of the transfer of the Purchased Assets and any Transfer Taxes required to effect any recording or filing with respect thereto shall be borne by Buyer or the Canadian Buyer (as applicable). The Transfer Taxes shall be calculated assuming that no exemption from Transfer Taxes is available, unless otherwise indicated in the Approval and Vesting Order or, at Closing, the Sellers or Buyer, as appropriate, provide an appropriate resale exemption certificate or other evidence acceptable to Buyer or the Sellers, as appropriate, of exemption from such Transfer Taxes. The Sellers and Buyer shall cooperate to timely prepare and file any Tax Returns relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. Each of Buyer and the Canadian Buyer (as applicable). shall file all necessary documentation and returns with respect to such Transfer Taxes that are required to be filed by each under applicable Law when due, and shall promptly, following the filing thereof, furnish a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax to Buyer, Canadian Buyer or the Sellers, as the case may be. Each Party shall furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for filing of all Tax Returns, including any claim for exemption or exclusion from the application or imposition of any Taxes or making of any election related to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return.

6.8 Permit Transfers; Reasonable Efforts.

(a) At the Closing, the Sellers shall transfer, modify or cause to be reissued all Permits (including all Environmental Permits) related to the Business in the name of and for the benefit of Buyer or an Affiliate of Buyer (if Buyer identifies such an Affiliate), and make all related filings and submissions, in each case, for consummation of the transactions contemplated by this Agreement and to allow Buyer or an Affiliate of Buyer (if Buyer identifies such an Affiliate) to own and operate the Business and the Transferred Assets. If any such Permit cannot be transferred, modified or reissued at the Closing, the Sellers shall use reasonable best efforts, at the Buyer’s cost and expense, to assist Buyer in obtaining a new Permit after the Closing, and maintain such Permit and provide Buyer and Buyer’s Affiliate (if Buyer identifies such an Affiliate) with the benefit of such Permit after the Closing and until Buyer obtains a new Permit.

(b) Each of the Parties will use reasonable best efforts to take, or cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things which are necessary, proper or advisable to consummate and make effective the Transaction including: (i) the obtaining or taking of all other necessary actions, non-actions or waivers from Governmental Entities and the making of all other necessary registrations and filings with Governmental Entities, other than approvals from any Governmental Entities that are subject to Section 6.9, and (ii) the execution and delivery of any additional certificates, agreements, instruments, reports, schedules, statements, consents, documents and information necessary to consummate the Transaction.

(c) In furtherance of the foregoing, each Party shall use its reasonable best efforts to obtain any consents and approvals from any third party other than a Governmental Entity that may be required in connection with the Transaction (the “Third Party Consents”). Notwithstanding the foregoing sentence, the Sellers shall not be required to compensate any applicable third party, commence or participate in any Proceeding or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to indemnify, remain primarily, secondarily or contingently liable for any Assumed Liability) to any applicable third party in connection with the Sellers’ obligations under this Section 6.8(c).

6.9 Regulatory Approval.

(a) Buyer shall make or cause to be made a notification filing pursuant to the ICA no later than five (5) Business Days after the date hereof.

(b) Each Party shall use reasonable best efforts to take such action as may be required to obtain the ICA Approval with respect to the Transaction as promptly as possible after the execution of this Agreement. Without limiting the generality of the foregoing, each Party shall: (i) comply as promptly as practicable and advisable with any request under the ICA or pursuant to any other applicable Law for additional information, documents, or other materials received by each of them from any Governmental Entity in respect of such filings or the Transaction; and (ii) cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Entity under the ICA or pursuant to any applicable Law with respect to any such filing or the Transaction. Each Party shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transaction. Each Party shall promptly inform the other Parties of any substantive oral communication with, and provide copies of substantive written communications with, any Governmental Entity regarding any such filings or the Transaction. No Party shall independently participate in any formal meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to Proceedings under the ICA or in connection with any investigation by any Governmental Entity regarding the Transaction. The Parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.9 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (a Seller or Buyer, as the case may be).

(c) Notwithstanding anything to the contrary provided herein, (i) neither Buyer nor any of its Affiliates shall be required to (and the Sellers shall not, without the prior written consent of Buyer), and (ii) “reasonable best efforts” of the Buyer shall not be construed to require that Buyer or any of its Affiliates: (i) hold separate (including by trust or otherwise) or divest any of its businesses, product lines or assets, or any of the Transferred Assets; (ii) agree to any limitation on the operation or conduct of any of its businesses, product lines or assets, or any of the businesses of the Transferred Assets or the Transferred Entities; or (iii) agree to any other remedial action whatsoever.

6.10 Corporate Name Change. At the Closing, each Seller shall deliver to Buyer a duly executed and acknowledged certificate of amendment to such Seller’s certificate of incorporation or other organizational document which is required to change such Seller’s corporate or other entity name to a new name that is, in Buyer’s reasonable judgment, sufficiently dissimilar to such Seller’s present name so as to avoid confusion and to make each Seller’s present name available to Buyer. Buyer and any Affiliate of Buyer are hereby authorized (but not obligated) to file such certificates or other documents (at Buyer’s expense) in order to effectuate such change of name at or after the Closing as Buyer or Canadian Buyer may elect. At the Closing, each Seller shall deliver to Buyer appropriate documents, duly executed and acknowledged, which is required to change such Seller’s name to such new name in any jurisdiction in which such Seller is qualified to do business, in forms reasonably satisfactory to Buyer. Buyer and any Affiliate of Buyer are hereby authorized (but not obligated) to file such documents with appropriate public officials and Governmental Entity at or after Closing as Buyer or Canadian Buyer may elect. After the Closing, each Seller shall take any additional actions reasonably requested by Buyer to enable Buyer, Canadian Buyer or any of their respective Affiliates to operate and conduct business under such Seller’s present name or name similar thereto and to qualify to do business under such Seller’s present name or name similar thereto in any state or other jurisdiction.

6.11 Tax Matters.

(a) The Purchaser Price is exclusive of Transfer Taxes. Canadian Buyer and any other Buyer is liable for and shall pay all Transfer Taxes payable in respect of the sale and transfer of the Purchased Assets directly to the appropriate Canadian Seller at Closing, or if not payable at Closing, when due under applicable Law. To the extent a Transfer Tax is payable by Buyer but not collectible by a Canadian Seller under applicable Law, Buyer shall remit such Transfer Taxes payable to the appropriate Governmental Entity in compliance with applicable Law.

(b) If requested by the Buyer, the Canadian Buyer and the Canadian Sellers shall elect to have the provisions of subsection 167(1) and 167(1.1) of the HST Legislation apply to the sale of the Purchased Assets by the Canadian Sellers to the Canadian Buyer, if the Parties agree that such provisions are applicable. The Parties shall take all actions as may be necessary or advisable in order to complete and file a valid joint election as provided in subsection 167(1) of the HST Legislation and the Canadian Buyer shall file the joint election on or before the date on which the Canadian Buyer must submit its HST return for the reporting period in which the Closing occurs. To the extent a Governmental Entity disallows or otherwise denies the election(s) made by the Parties under section 167 of the HST Legislation, the Buyer shall indemnify and hold harmless the Canadian Seller(s) in respect of any HST, penalty and interest that may be assessed by the Governmental Entity against the Seller for the failure to collect HST in respect of the sale and transfer of the Purchased Assets for which the election(s) was disallowed or otherwise denied together with any Losses incurred by the Seller. Notwithstanding anything to the contrary in this Agreement, the Buyer’s obligation to indemnify and hold harmless the Seller hereunder shall survive the Closing and shall continue in full force and effect for the benefit of the Seller without any caps or other limitations until the expiration of the time during which the relevant Governmental Entity may assess the Seller for failure to collect HST in respect of the sale and transfer of the Purchased Assets. The Buyer shall remain liable for any HST that it is required to self-assess and remit directly to the Governmental Entity.

(c) The Canadian Buyer and the Canadian Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the applicable Purchased Assets as is reasonably necessary for the filing of all Tax Returns and making of any election related to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any Cause of Action relating to any Tax Return. The Canadian Buyer and the Canadian Sellers shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the applicable Purchased Assets and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Agreement. In addition, the Canadian Buyer and the Canadian Sellers agree to maintain or arrange for the maintenance of all records necessary to comply with this Agreement for a period of seven (7) years from the Closing Date (or such longer period as may be reasonably requested in writing by the Canadian Buyer or the Canadian Seller(s)) and each Party agrees to afford the other reasonable access to such records during normal business hours.

(d) If requested by, and at the sole option of, the Canadian Buyer, the Canadian Sellers and the Canadian Buyer shall jointly execute and file elections under section 22 of the Tax Act and the corresponding provisions of any applicable provincial Tax legislation in prescribed manner and within the prescribed time limits in respect of the sale of the accounts receivable of such Canadian Seller. The amount designated in any such election shall be the applicable portion of the Purchase Price paid by the Canadian Buyer for the accounts receivable as set out in the Allocation Schedule.

(e) If requested by, and at the sole option of, the Canadian Buyer, any Canadian Seller and Canadian Buyer shall jointly execute and file an election pursuant to subsection 20(24) of the Tax Act and the corresponding provision of any applicable provincial legislation in prescribed manner and within the prescribed time limits in respect of deferred revenue of the Business or the Canadian Assets for an amount of the deferred revenue that is being transferred to such Canadian Buyer in consideration for such Canadian Buyer undertaking future obligations in connection with the deferred revenue. In this regard, each such Canadian Seller and Canadian Buyer acknowledge that if such election is made, a portion of the Canadian Assets having a value equal to the elected amount shall be transferred by such Canadian Seller to such Canadian Buyer for the assumption of future obligations.

(f) Notwithstanding anything to the contrary herein, in the event that, pursuant to section 182 of the HST Legislation or a corresponding provision under any other Law, any Transfer Tax is deemed to be included in any payment made by a Party pursuant to this Agreement, such payment shall be increased to take into account any such Transfer Tax that is deemed to be included in the payment.

(g) The Buyers and the Sellers shall make any other election under the Tax Act or any other Tax legislation that the Buyer and Seller reasonably determine is available and necessary or advisable.

6.12 Payment of Sales Tax.

(a) Buyer agrees that after the Closing Date it will be responsible for the accounting, for, remittance and payment of all sales, value-added and similar Taxes that arise from operation of the Business from and after the Closing.

(b) All liability for Taxes with respect to the Purchased Assets attributable to the Pre-Closing Tax Period shall be borne by the Sellers, and liability for Taxes attributable to the Post-Closing Tax Period shall be borne by Buyer or the Canadian Buyer, as applicable. For purposes of this Agreement, with respect to Taxes attributable to any taxable year or other taxable period beginning on or before and ending after the Closing Date, (i) Taxes imposed on a periodic basis in respect of the Purchased Assets (such as property taxes) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period pro rata on the basis of the number of days in such period, and (ii) Taxes (other than periodic Taxes) in respect of the Purchased Assets for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the end of the Closing Date. Without limiting any other provision of this Agreement, the Sellers shall be solely liable for any Taxes imposed upon the Sellers or any of their Affiliates for the Pre-Closing Tax Period.

6.13 Proration of Taxes. In the case of any Straddle Period, the amount of Taxes of U.S. SpokeCo attributable to the Pre-Closing Tax Period and imposed on or measured by income, receipts, payments or transactions shall be determined based on an interim closing of the books of U.S. SpokeCo as of the Closing Date. Any Taxes of U.S. SpokeCo for a Straddle Period, other than Taxes imposed on or measured by income, receipts, payments or transactions, shall be deemed to accrue for the Straddle Period on a daily pro-rata basis.

6.14 Tax Indemnity. From and after the Closing until the sixth (6th) anniversary of the Closing, the Sellers shall indemnify, defend and hold harmless any Buyer or U.S. SpokeCo from and against all Indemnified Taxes.

6.15 Pre-Acquisition Reorganizations. Prior to or substantially concurrently with the Closing, the Parties shall (and shall cause their Affiliates to) complete the Pre-Acquisition Reorganization Steps in the sequence set forth on Schedule III, as applicable; provided, that Buyer may modify or supplement the Pre-Acquisition Reorganization Steps in a manner that does not materially and adversely affect Seller Parent and its Subsidiaries (other than the Transferred Entities). The Parties further agree to negotiate the Pre-Acquisition Reorganization Documentation in good faith.

6.16 Intercompany Obligations. Each Seller shall take or cause to be taken such action and make or cause to be made such payments as may be necessary so that, as of the Closing Date, there shall be no intercompany obligations (other than the obligations set forth on Section 6.16 of the Sellers’ Disclosure Schedule) between the Transferred Entities, on the one hand, and Seller Parent and its respective Affiliates (other than the Transferred Entities), on the other hand. Sellers shall provide Buyer with a written summary of the proposed actions necessary to comply with its obligations hereunder and shall modify such proposed actions in good faith to address any of Buyer’s comments; provided, that no such action shall be permitted hereunder without Buyer’s prior written consent if such action would result in any Liability of the Transferred Entity that will not be paid or satisfied in full on or prior to Closing. Nothing in this Section 6.16 shall require any Seller to terminate or cancel any intercompany obligations exclusively between or among the Transferred Entities.

6.17 Payment Guarantee. At or before the Closing, Buyer shall use reasonable efforts to obtain a release of Sellers’ obligations under the Payment Guarantee (“Seller Release”). To the extent the beneficiary or counterparty under the Payment Guarantee does not agree as of the Closing to such Seller Release, effective from and after the Closing Date, Seller Parent shall maintain the Payment Guarantee until the earlier of (x) the date Buyer delivers a Seller Release, (y) twelve (12) months after the Closing and (z) the date Seller Parent ceases to exist. Buyer shall indemnify, defend and hold harmless Seller Parent against, and, solely to the extent the Payment Guarantee is drawn upon or required to be performed, advance to Seller Parent, all amounts required to be paid, including costs or expenses in connection with such Payment Guarantee, including Seller Parent’s expenses in maintaining the Payment Guarantee; provided, that, if Sellers are so advanced any funds by Buyer pursuant hereto, Seller Parent or the applicable Seller shall pay such amount to the counterparty, to and in accordance with, the Payment Guarantee.

6.18 Transition Services Agreement. If Buyer so requests, the Parties, in consultation with the Monitor, will use commercially reasonable efforts to negotiate the Transition Services Agreement, in form and substance reasonably acceptable to Buyer and the applicable Sellers (the “Transition Services Agreement”), including the fees and costs to be charged for the services provided pursuant to the Transition Services Agreement, which such fees shall be at cost, the duration of the Transition Services Agreement, and any other terms and provisions of the Transition Services Agreements; in each case, taking into account the size and capabilities of Sellers’ workforce as of the Agreement Date and any adverse changes thereto since that date. If the Parties agree on each of the foregoing, the Parties will, as of the Closing, enter into the Transition Services Agreement which will cover the scope of services agreed to by the Parties.

6.19 Wrong Pockets.

(a) If, at any time following the Closing, any Party becomes aware that any Transferred Asset which should have been transferred, conveyed, assigned or delivered to Buyer pursuant to the terms of this Agreement and the Transaction Documents was not transferred, conveyed, assigned or delivered to Buyer as contemplated by this Agreement and the Transaction Documents, then the Sellers shall, or shall cause their Affiliates to, (i) promptly transfer, convey, assign or deliver such Transferred Asset to Buyer (or its designated Affiliate), in each case for no additional consideration and consistent with the terms of this Agreement, (ii) execute all instruments, agreements or documents as may be reasonably necessary for the purpose of transferring the relevant interests in the Transferred Assets (or part thereof) held by such Seller or such Seller’s Affiliate to Buyer, (iii) do all such further acts or things as may be reasonably necessary to validly effect the transfer and vest the relevant interest in such assets (or part thereof) in Buyer.

(b) From and after the Closing, if any Seller or any of their Affiliates receives any mail, packages, invoice, service request information, data, document or other correspondence or communications, or receives any monies or checks or other funds or proceeds relating to a Transferred Asset or on behalf of any Transferred Entity, or if Buyer or any of its Affiliates receive any mail, packages, invoice, service request information, data, document or other correspondence or communications, or receive any monies or checks or other funds or proceeds relating to the Sellers’ or their Affiliates’ business, properties or assets (other than the Transferred Assets or the Transferred Equity), such party shall promptly (and in any event within five (5) Business Days following receipt thereof) remit such mail, packages, correspondence, communications, monies, receivables, funds, request, information, data, document or proceeds to the other party (and any such amounts shall be treated as received by and held in trust by the relevant party).

6.20 Section 16. Seller Parent agrees and acknowledges that the acquisition of certain assets of Seller Parent, and any direct or indirect transactions (including any acquisitions, deemed acquisitions, dispositions and/or deemed dispositions) involving Seller Parent’s equity securities (and/or any related derivative securities) by Buyer and/or any of its direct or indirect “affiliates” (as defined in this Section 6.20) with Seller Parent or any of its Subsidiaries, in connection with, related to or contemplated by the Convertible Notes, the DIP Facility, this Agreement, the Transaction Documents, and transactions contemplated hereby or thereby, and any other arrangements, agreements or understandings related thereto, including any prior, concurrent or subsequent reorganization, recapitalization, dissolution, liquidation, wind up or similar transactions, are intended to be exempt from Section 16(b) of the Exchange Act pursuant to one or more rules promulgated thereunder (including Rule 16b-3 under the Exchange Act), applicable law and the SEC’s releases and interpretations, and Seller Parent will, and will cause its successors and assigns (whether as a result of consolidation, merger, other similar transaction or otherwise) to, from time to time as and when requested by Buyer and/or any of its direct or indirect affiliates, adopt appropriate resolutions of the board of directors of Seller Parent (the “Seller Parent Board”) or a committee thereof composed solely of two or more “non-employee directors” as defined in Rule 16b-3 under the Exchange Act, execute and deliver or cause to be executed and delivered, to the extent it may lawfully do so, all such documents and instruments (including any such resolutions of Seller Parent Board or such committee thereof) and take, or cause to be taken, to the extent it may lawfully do so, all such further actions as Buyer and/or any of its direct or indirect affiliates, may reasonably deem necessary and desirable, in each case to facilitate and effect any such exemption. Solely for purposes of this Section 6.20, “affiliate” shall have the meaning ascribed to such term as defined in Rule 12b-2 under the Exchange Act.

6.21 Financial Support to the Swiss Entity and the German SpokeCo. From and after the Closing, Buyer (or its designated Affiliate) shall provide sufficient financial support to the Swiss Entity to ensure that the Swiss Entity and the German SpokeCo are not over-indebted (überschuldet) or illiquid (zahlungsunfähig) as determined by the applicable Laws of the jurisdictions each entity is located for a period of 12 months from the date hereof; it being understood that the obligations under this Section 6.20 shall not be construed to constitute a letter of comfort (Patronatserkärung) by Buyer and any breach of this Section 6.21 shall only be enforceable by the Swiss Entity and the Germany SpokeCo who for purposes of this Section 6.21 are named third party beneficiaries under this Agreement.

ARTICLE VII

INSOLVENCY PROCEEDINGS

7.1 CCAA Proceeding.

(a) The Parties acknowledge and agree that: (i) the form of each of the A&R Initial Order, the SISP, the SISP Order, the Approval and Vesting Order, the SISP Recognition and 363 Order and the AVO Recognition and Section 363 Order shall be settled between the Parties (such settled forms, the “Final Exhibits”), in each case in form and substance satisfactory to the Buyer, by no later than the date that is five (5) days following the date of this Agreement (such date, the “Exhibit Finalization Date”); and (ii) promptly following the Parties’ settling of the Final Exhibits, the Sellers shall serve on the service list in the CCAA Proceeding, and file with the CCAA Court, a copy of this Agreement with the Final Exhibits appended as Exhibits hereto.

(b) The Parties acknowledge and agree that the Sellers shall apply to the CCAA Court by no later than May 14, 2025, for the Initial Order, and all Parties will use reasonable best efforts to have the Initial Order issued.

(c) The Parties acknowledge and agree that the Sellers shall apply to the CCAA Court by no later than May 22, 2025, for the A&R Initial Order, substantially in the form of Exhibit A attached hereto, and all Parties will use reasonable best efforts to have the A&R Initial Order issued.

(d) The Parties acknowledge and agree that the Sellers shall apply to the CCAA Court by no later than May 22, 2025, for the SISP Order, substantially in the form of Exhibit C attached hereto, and all Parties will use reasonable best efforts to have the SISP Order issued. Buyer acknowledges and agrees that the SISP is in contemplation of determining whether a superior bid can be obtained for the Transferred Assets or the Transferred Equity Interests or some alternative form of sale, investment or restructuring transaction in respect of the Sellers, the Transferred Assets, the Transferred Equity Interests and/or the Business.

(e) The Sellers shall provide Buyer for review, reasonably in advance of filing, drafts of such motions, pleadings or other filing related to the process of consummating the Transaction to be filed with the Court, including the motions for issuance of the A&R Initial Order, the SISP Order, the Approval and Vesting Order, the SISP Recognition and 363 Order, the AVO Recognition and Section 363 Order and any Further Order and/or U.S. Assignment Order and shall promptly inform Buyer of any notice, correspondence or court materials it receives from another Person with respect to any objections, concerns, or positions purportedly intended to be raised with the Court. The Sellers acknowledge and agree (i) that any such motions, pleadings, or other filings shall be in form and substance satisfactory to Buyer, acting reasonably, and (ii) to consult and cooperate with Buyer regarding any discovery, examinations and hearing in respect of any of the foregoing, including the submission of any evidence, including witness testimony, in connection with such hearing.

(f) In the event an appeal is taken or a stay pending appeal is requested from the SISP Order, an order pursuant to section 11.3 of the CCAA, the Approval and Vesting Order, the SISP Recognition and 363 Order, the AVO Recognition and Section 363 Order, or any Further Order or U.S. Assignment Order, the Sellers shall promptly notify Buyer of such appeal or stay request and shall promptly provide Buyer a copy of the related notice of appeal or order of stay. The Sellers shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from such orders. The Sellers agree to take all action as may be reasonable and appropriate to defend against such appeal or stay request and the resolution of such appeal or stay request, provided that nothing herein shall preclude the Parties from consummating the Transaction, if the Approval and Vesting Order and the AVO Recognition and Section 363 Order, as applicable, shall have been issued and has not been stayed and if Buyer and the Sellers, in their respective sole discretion, waive in writing the condition that the Approval and Vesting Order or the AVO Recognition and Section 363 Order, as applicable, be Final.

7.2 Expense Reimbursement and Break Fee. In consideration for Buyer’s considerable expenditure of time and money and agreement to act as the initial bidder and the preparation of this Agreement, and in performing due diligence pursuant to this Agreement, in the event that an Alternative Transaction is selected as the Successful Bid in accordance with the SISP, Buyer shall be entitled to: (i) an expense reimbursement for Buyer’s and its Affiliates’ documented reasonable out-of-pocket expenses (without duplication to the fees and expenses incurred in connection with the DIP Term Sheet) incurred in connection with this Agreement and/or the Transaction in an aggregate amount equal to the amount of such expenses, plus applicable Taxes, up to a maximum of $200,000 (the “Expense Reimbursement”); and (ii) the Break Fee; provided, that the Expense Reimbursement and the Break Fee shall be payable by the Sellers to Buyer on the date upon which closing occurs in respect of any Alternative Transaction; provided, further, that Buyer shall not be entitled to payment of the Expense Reimbursement and the Break Fee if no Successful Bid is selected in accordance with the SISP and the SISP terminates in accordance with its terms. The payment of the Expense Reimbursement and the Break Fee shall be approved in the SISP Order and shall be secured by a Court-ordered charge against the Sellers’ assets in priority to amounts secured by existing security other than amounts secured by the various charges approved by the CCAA Court in the Initial Order and/or the A&R Initial Order (the “Expense Reimbursement and Break Fee Charge”). Each of the Parties acknowledges and agrees that with respect to a termination of this Agreement pursuant to Section 9.1(b)(i), Section 9.1(b)(iii), Section 9.1(b)(iv), Section 9.1(b)(v) or Section 9.1(d)(i), the Expense Reimbursement and the Break Fee together represent a fair and reasonable estimate of the costs that will be incurred by Buyer as a result of non-completion of the Transaction, and are not intended to be punitive in nature nor to discourage competitive bidding for the Business, the Transferred Assets and/or the Transferred Equity Interests, and no Party shall take a position inconsistent with this Section 7.2. Each Seller irrevocably waives any right it may have to raise as a defense that any such liquidation damages are excessive or punitive. Each of the Parties acknowledges and agrees that the Expense Reimbursement and the Break Fee in this Section 7.2 is an integral part of this Agreement and of the Transaction, and that without these agreements, Buyer would not enter into this Agreement. Upon payment of the Expense Reimbursement and the Break Fee to Buyer in connection with a termination of this Agreement pursuant to Section 9.1(b)(i), Section 9.1(b)(iii), Section 9.1(b)(iv), Section 9.1(b)(v) or Section 9.1(d)(i), Buyer shall be precluded from any other remedy against the Sellers at law or in equity or otherwise in respect of the disclaimer, repudiation, breach or termination of this Agreement; provided that nothing herein shall preclude any Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or to compel specific performance of this Agreement.

7.3 Third-Party Arrangements.

(a) During the period beginning on the date this Agreement is declared as the Successful Bid pursuant to the SISP Order and ending on the Closing Date (the “Interim Period”), the Sellers will, and will cause the Transferred Entities to, use reasonable best efforts to cause the Sellers’ and the Transferred Entities’ management and Representatives to cooperate with Buyer as reasonably requested by Buyer, in connection with Buyer’s efforts to renegotiate the terms of, or enter into any settlement agreement or similar agreement related to, the Business’ contractual arrangements set forth on Section 7.3 of the Sellers’ Disclosure Schedule, or any Permitted Encumbrance, Assumed Liability or any outstanding or future Claims, liabilities or Encumbrances against any of Transferred Entities (collectively, the “Stakeholder Negotiations”). Such assistance shall include using reasonable best efforts to: (i) provide access to documents and other information in connection with the Stakeholder Negotiations; (ii) at Buyer’s request, provide introductions to key associates of each of the Sellers’ stakeholders responsible for relevant communications with the applicable Seller; (iii) upon reasonable advance notice from Buyer, participate (including making members of management, with appropriate seniority and expertise, and other necessary Representatives of the Sellers) in meetings with Buyer and/or the Business’ third-party stakeholders; (iv) reasonably assist with the preparation of materials in advance of any such meetings, in each case to the extent such materials relate to information concerning the Transferred Assets or the Transferred Entities; (v) review, approve and enter into such agreements or arrangements as is requested by Buyer; provided, however, that such cooperation does not: (A) require the entry by any Seller or any of their respective Affiliates into any agreement (x) if executed by a Seller that will not be an Assumed Contract and (y) the effectiveness of which is, or any of Seller Parent’s or its Subsidiaries’ obligations thereunder are, not conditioned on the consummation of the Transaction; (B) prevent or materially delay the consummation of the Transaction; (C) require the payment of monies prior to the Closing Date to any third-party counterparty subject to such Stakeholder Negotiations; or (D) take or permit the taking of any action that would reasonably be expected to conflict with, result in any violation or breach of, or default (with or without lapse of time, or both) under, the Sellers’ or the Transferred Entities organizational documents or any applicable law (such exceptions set forth in (A) through (D) above, the “Cooperation Exceptions”). Subject to the Sellers’ compliance with Section 7.3(a)(v), no representation, warranty or covenant of any Seller contained in this Agreement shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on the failure, in and of itself, by the applicable Seller to obtain any amended terms or enter into any settlement agreement or similar agreement contemplated by this Section 7.3(a).

(b) Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, unless and until this Agreement is terminated, Buyer shall be permitted to contact, communicate, engage and negotiate with any third-party customer, vendor or other contract counterparty of, and consent or agree to a settlement of any Claims, liabilities or Encumbrances against the Sellers or the Transferred Entities, in each case, in connection with the Stakeholder Negotiations; provided that: (i) Seller Parent is kept reasonably informed of such contact, communication, engagement, negotiations and settlements; (ii) any such action does not prevent or materially delay the consummation of the Transaction; (iii) Buyer shall not disclose any confidential information in respect of the Transferred Assets or the Transferred Entities without Seller Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed (unless and until the receiving party is party to a confidentiality agreement with Seller Parent or its Subsidiaries that is reasonably acceptable to Seller Parent); and (iv) the effectiveness of any settlement shall be subject to, and shall not be effective until, the consummation of the Transaction. To the maximum extent permitted by applicable Law, Buyer shall, in consultation with Seller Parent’s management, lead and direct all actions, terms, decisions and strategy for, and make all final determinations as to the timing, terms and appropriate course of action with respect to the Stakeholder Negotiations, subject to the Cooperation Exceptions.

7.4 Chapter 15 Recognition Proceedings.

(a) Buyer shall cooperate with the Sellers acting reasonably, as may be necessary, in obtaining the AVO Recognition and Section 363 Order, the SISP Recognition and Section 363 Order and any U.S. Assignment Order, as requested by Buyer.

(b) No later than three (3) Business Days from the entry of the SISP Order, the Sellers shall file a motion seeking entry of the SISP Recognition and Section 363 Order.

(c) No later than two (2) Business Days from the entry of the Approval and Vesting Order, the Sellers shall file a motion seeking entry of the AVO Recognition and Section 363 Order.

(d) Notice of the motions seeking the issuance of the AVO Recognition and Section 363 Order and SISP Recognition and Section 363 Order shall be served by the Sellers on all Persons required to receive notice under applicable Law and the requirements of the CCAA, the CCAA Court, the U.S. Bankruptcy Code, the U.S. Bankruptcy Court and any other Person determined necessary by the Sellers or Buyer.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF THE PARTIES

8.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the Transaction is subject to the satisfaction (or waiver by Buyer in Buyer’s sole discretion) on or prior to the Closing Date of each of the following conditions:

(a) Accuracy of Representations and Warranties. The Sellers Fundamental Representations shall be true and correct in all respects on the date hereof and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation or warranty is expressly made as of a specified date, in which case such representation and warranty shall have been true and correct as of such date). All other representations and warranties of the Sellers contained in Article IV shall be true and correct in all respects (disregarding for this purpose all materiality or “Material Adverse Effect” qualifications contained herein) on the date hereof and as of the Closing Date (except to the extent that any such representation or warranty is expressly made as of a specified date, in which case such representation and warranty shall have been true and correct as of such date), except where the failure of any such representations or warranties to be true and correct, either individually or in the aggregate, has not resulted in or would not reasonably be expected to result in a Material Adverse Effect.

(b) Performance of Obligations. The Sellers shall have performed in all material respects all obligations and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date.

(c) DIP Financing. The DIP Term Sheet shall been approved by the CCAA Court in form and substance acceptable to Buyer and any Encumbrance securing the DIP Facility shall have been fully and unconditionally discharged and released at the Closing against all of the Transferred Assets and the Transferred Equity Interests.

(d) No Material Adverse Effect. There shall have been no Material Adverse Effect from the Agreement Date through the Closing Date.

(e) No Challenges to Credit Bid. There shall be no pending challenge or contest to the validity, amount, perfection or priority of the Credit Documents or other Claims of Buyer thereunder that would prevent or otherwise limit Buyer’s ability to credit bid the Credit Bid Amount, unless any such challenge or contest shall have been resolved to the reasonable satisfaction of Buyer in its sole discretion.

(f) Deliverables. The Sellers shall have delivered, or caused to be delivered, to Buyer each deliverable required pursuant to Section 3.1(b).

(g) SISP Order. The SISP shall have been conducted in accordance with its terms and the terms of the SISP Order.

(h) Cure Amounts Schedule. The Sellers shall have delivered the most recent Updated Cure Amounts Schedule to Buyer by no earlier than seven (7) Business Days before and no later than two (2) Business Days before the Closing Date, or such other date as Buyer may agree to in writing.

(i) Carve-Out Conditions. (i) All of the shares or other equity interests in all Carve-Out Entities shall have been validly transferred to Seller Parent (or an entity designated by Seller Parent that will be an Affiliate of Seller Parent after the Closing) and Seller Parent shall have provided Buyer by Notice with sufficient evidence of the transfer of the shares or other equity interests in all of the Carve-Out Entities pursuant to customary documentation in the respective geography of each Carve-Out Entity in form and substance acceptable to Buyer and (ii) the applicable Sellers shall have satisfied the condition set forth in Section 8.1(i) of Sellers’ Disclosure Schedule.

(j) DIP Agreement. No event of default shall have occurred under the DIP Facility.

8.2 Conditions Precedent to the Obligations of the Sellers. The obligation of the Sellers to consummate the Transaction is subject to the satisfaction (or waiver by the Sellers) at or prior to the Closing Date of each of the following conditions:

(a) Accuracy of Representations and Warranties. The Buyer’s Fundamental Representations shall be true and correct in all respects on the date hereof and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation or warranty is expressly made as of a specified date, in which case such representation and warranty shall have been true and correct as of such date). All other representations and warranties contained in Article V shall be true and correct in all respects (disregarding for this purpose all materiality or “Material Adverse Effect” qualifications contained herein) on the date hereof and as of the Closing Date (except to the extent that any such representation or warranty is expressly made as of a specified date, in which case such representation and warranty shall have been true and correct as of such date), except where the failure of any such representations or warranties to be true and correct, either individually or in the aggregate, has not resulted in or would not reasonably be expected to have an adverse effect on Buyer’s ability to perform its obligations under this Agreement in any material respect.

(b) Performance of Obligations. Buyer shall have performed in all material respects all obligations and agreements contained in this Agreement required to be performed by it prior to or on the Closing Date.

(c) Deliverables. Buyer shall have delivered to the Sellers each deliverable required pursuant to Section 3.1(c).

8.3 Conditions Precedent to Obligations of Buyer and the Sellers. The respective obligations of Buyer and the Sellers to consummate the Transaction are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Parties in whole or in part to the extent permitted by applicable Law):

(a) no provision of any applicable Law or Order enacted, entered, promulgated, enforced or issued by any Governmental Entity (including the Competition Bureau) shall be in effect that prevents, renders illegal or otherwise prohibits the sale and purchase of the Transferred Assets, the Transferred Equity Interests or any of the other Transaction.

(b) the CCAA Court shall have granted the Initial Order and it shall be Final;

(c) the CCAA Court shall have granted the A&R Initial Order and it shall be Final;

(d) the CCAA Court shall have granted the SISP Order and it shall be Final;

(e) the CCAA Court shall have granted the Approval and Vesting Order no later than July 7, 2025, or such later date as Buyer may agree to in writing, which order shall have become Final;

(f) the CCAA Court shall have granted the SISP Recognition Order and it shall be Final;

(g) the U.S. Bankruptcy Court shall have entered into the AVO Recognition and Section 363 Order by no later than July 16, 2025, or such later date as Buyer may agree to in writing, which order shall have become Final;

(h) this Agreement shall be the Successful Bid (as determined pursuant to the SISP); and

(i) unless waived by Buyer in its sole discretion, the ICA Approval shall have been received.

8.4 Frustration of Closing Conditions. Neither the Sellers nor Buyer may rely on the failure of any condition to their respective obligations to consummate the Transaction set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to comply with or breach of any provision of this Agreement.

8.5 Monitor’s Certificate.

(a) When the conditions to Closing set out in Sections 8.1, 8.2 and 8.3 have been satisfied and/or waived by the Sellers and/or Buyer, as applicable, the Sellers and Buyer or their respective counsel will each deliver to the Monitor confirmation that such conditions of Closing, as applicable, have been satisfied and/or waived (the “Conditions Certificates”). Upon receipt of the Conditions Certificates, the Monitor shall: (i) issue forthwith its Monitor’s Certificate concurrently to the Sellers and Buyer, at which time the Closing will be deemed to have occurred; and (ii) file as soon as practicable a copy of the Monitor’s Certificate with the CCAA Court (and shall provide a true copy of such filed certificate to the Sellers and Buyer). In the case of (i) and (ii) above, the Monitor will be relying exclusively on the basis of the Conditions Certificates without any obligation whatsoever to verify the satisfaction or waiver of the applicable conditions.

(b) The Parties agree and acknowledge that the Monitor shall have no liability to the Parties in connection with the Monitor’s Certificate or otherwise in connection with the Transaction, and in performing its role the Monitor shall be acting in its capacity as such and shall have all of the rights, protections, limitations on liability and benefits of the CCAA, the Initial Order, the A&R Initial Order, any other order of the CCAA Court made in the CCAA Proceeding and as an officer of the CCAA Court.

ARTICLE IX

TERMINATION

9.1 Termination of Agreement. This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing:

(a) by mutual agreement of the Sellers and Buyer;

(b) by Buyer, if:

(i) there shall have been a breach by the Sellers of any of their representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.1, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured by the earlier of (A) July 18, 2025 (or such later date as the Parties may agree upon in writing, the “Outside Date”) or (B) five (5) Business Days after written notice thereof shall have been received by the Sellers from Buyer;

(ii) there is a breach or event of default under the DIP Term Sheet;

(iii) if the Sellers, or any of their Affiliates, request or support, or the CCAA Court approves, any amendments or modifications to the SISP that are not consented to by Buyer;

(iv) if the CCAA Proceeding is terminated or a trustee in bankruptcy or a receiver is appointed in respect of the Sellers and/or their assets, and such trustee in bankruptcy or receiver refuses to proceed with the Transaction;

(v) if Seller Parent, or any other Seller, enters into a definitive agreement with respect to an Alternative Transaction or the CCAA Court or the Bankruptcy Court otherwise approves an Alternative Transaction that is not this Transaction; or

(vi) if the Final Exhibits are not settled by the Exhibit Finalization Date (provided that Buyer shall only have the right to terminate this Agreement under this Section 9.1(b)(vi) until 5:00 p.m. (Eastern Standard Time) on the date that is two (2) days prior to the hearing before the CCAA Court for the A&R Initial Order, following which date Buyer shall not be entitled to terminate this Agreement under this Section 9.1(b)(vi));

(c) by the Sellers, if, there shall have been a breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.2, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within the earlier of (i) Outside Date or (ii) five (5) Business Days after written Notice thereof shall have been received by Buyer from the Sellers; or

(d) by either Buyer or the Sellers:

(i) if this Agreement is not selected as the Successful Bid (as determined pursuant to the SISP);

(ii) if the Closing shall not have occurred by the Outside Date (except that a Party seeking to terminate this Agreement pursuant to this Section 9.1(d)(ii) shall not have the right to do so if such Party is then in material breach of its obligations under this Agreement); or

(iii) if any Governmental Entity shall have enacted or issued a Law or Order or taken other action permanently restraining, prohibiting or enjoining Buyer, its designated Affiliates or the Sellers from consummating the Transaction.

9.2 Consequences of Termination.

(a) To terminate this Agreement under Section 9.1, written notice thereof must be given to the other Party, and this Agreement will thereafter become void and have no further force and effect, subject to the terms of this Section 9.2, and all further obligations of the Sellers and Buyer to each other under this Agreement will terminate without further obligation or liability of the Sellers or Buyer to the other.

(b) If this Agreement is terminated for any reason other than pursuant to Section 9.1(a) and Section 9.1(c), then Buyer shall be entitled to payment of the Expense Reimbursement subject to and in accordance with Section 7.2.

(c) If this Agreement is terminated pursuant to Section(s) 9.1(b)(i), 9.1(b)(iii), 9.1(b)(iv), 9.1(b)(v), or 9.1(d)(i), then without duplication of amounts payable to Buyer in accordance with Section 9.2(b), Buyer shall be entitled to payment of the Break Fee and Expense Reimbursement subject to and in accordance with Section 7.2.

(d) Notwithstanding the foregoing set forth in this Section 9.2, Section 1.1 (Defined Terms), Section 6.5 (Public Announcements), Section 6.7 (Payment of Transfer Taxes and Tax Filings), Section 6.11 (Tax Matters), Section 7.2 (Expense Reimbursement and Break Fee) this Section 9.2 (Consequences of Termination) and Article X (Miscellaneous) shall survive any such termination of this Agreement, with the obligations under Section 6.7 and 6.9(c) to survive until the date that is thirty (30) days following the expiration of the applicable statute of limitations.

(e) Nothing in Section 7.2 or this Section 9.2 shall relieve Buyer or the Sellers or any liability for willful breach of this Agreement or fraud prior to the date of termination.

ARTICLE X

MISCELLANEOUS

10.1 Expenses. Except as set forth in this Agreement and the DIP Term Sheet, and whether or not the Transaction are consummated, each Party shall bear all costs and expenses incurred or to be incurred by such Party in connection with this Agreement and the consummation of the Transaction.

10.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Sellers without the prior written consent of Buyer, or by Buyer without the prior written consent of Sellers; provided, however, that Buyer may assign its rights and liabilities hereunder to one or more Affiliates of Buyer, which assignment shall not relieve Buyer of its obligations hereunder, except in the case of an assignment by Buyer to an entity of substance reasonably acceptable to Sellers (it being agreed that Glencore International AG is reasonably acceptable to Seller Parent), in which case, Buyer shall be relieved of all such obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, Buyer may, without the consent of any of the other Parties, designate, in accordance with the terms of this paragraph and effective as of the Closing, one or more Persons to acquire all, or any portion of, the Transferred Assets or the Transferred Entities and assume all or any portion of the Assumed Liabilities. Such designation may be made by Buyer by written notice to the Sellers and the Monitor at any time prior to the Closing; provided, that such designation shall not relieve Buyer of its obligations to deliver the Credit Bid Amount or pay the Cure Amounts hereunder. The Parties agree to modify, or cause to be modified, any Closing deliverables in accordance with any such designation.

10.3 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the Sellers and Buyer, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein. Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of either the Sellers or Buyer (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any Affiliate of any of the Sellers or Buyer, nor any Representative, or controlling Person of each of the Parties and their respective Affiliates, shall have any liability or obligation arising under this Agreement or the Transaction.

10.4 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served, delivered by a nationally recognized overnight delivery service with charges prepaid, or transmitted by hand delivery or electronic mail, addressed as set forth below, or to such other address as such Party shall have specified most recently by written Notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by electronic mail with confirmation of receipt; provided, however, that, if delivered or transmitted on a day other than a Business Day, notice shall be deemed given on the next Business Day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely deposit of such Notice with an overnight delivery service:

If to the Sellers:

Li-Cycle Holdings Corp.

Suite 5300, TD Bank Tower, Box 48

66 Wellington Street West, Toronto, Ontario,

M5K 1E6

Attention: Corporate Secretary

With a copy to:

McCarthy Tétrault LLP

66 Wellington St W

Suite 5300

Toronto, ON M5K 1E6

Attention: Robert Hansen; Fraser Bourne

With a copy to:

Freshfields US LLP

3 World Trade Center

51st Floor

175 Greenwich Street

New York, New York 10007

Attention: Andrea Basham; Madlyn Primoff

And with a copy to the Monitor:

Alvarez & Marsal Canada Inc.

Royal Bank Plaza, South Tower

200 Bay Street, Suite 3501

Toronto ON M5J 2J1

And with a copy to the Monitor’s counsel:

Osler, Hoskin & Harcourt LLP

First Canadian Place

100 King St. W Suite 6200

Toronto, ON M5X 1 B8

If to Buyer:

Glencore International AG

Baarermattsrasse 3

CH – 6340 Baar

Switzerland

Attention: General Counsel

With a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:

Matt Barr; Chase Bentley; Mariel E. Cruz; David Avery-Gee; and Eoghan Keenan

and

Torys LLP

79 Wellington St. W., 30th Floor

Box 270, TD South Tower

Toronto, Ontario M5K 1N2

Attention:

Scott Bomhof; John Emanoilidis; David Bish

Rejection of or refusal to accept any Notice, or the inability to deliver any Notice because of changed address of which no Notice was given, shall be deemed to be receipt of the Notice as of the date of such rejection, refusal or inability to deliver.

10.5 Entire Agreement; Amendments and Waivers. This Agreement and all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties. This Agreement may be amended, supplemented or modified, and any of the terms, covenants, representations, warranties or conditions may be waived, only by a written instrument executed by Buyer and Seller Parent, or in the case of a waiver, by the Party waiving compliance. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts to this Agreement may be delivered via “pdf” or facsimile. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the Party against whom enforcement is sought.

10.7 Invalidity. If any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, the Parties shall negotiate in good faith to modify this Agreement, to ensure that this Agreement shall reflect as closely as practicable the intent of the Parties on the date hereof. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

10.8 Governing Law; Jurisdiction and Venue. This Agreement, the rights and obligations of the Parties under this Agreement, and any claims or controversy (each, a “Transaction Dispute”) directly or indirectly based upon or arising out of this Agreement or the Transaction (whether based on contract, tort, or any other theory), including all matters of construction, validity and performance, shall in all respects be governed by, and interpreted, construed and determined in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to the conflicts of law principles thereof. The Parties consent to the jurisdiction and venue of the courts of Ontario for the resolution of any such disputes arising under this Agreement. Each Party agrees that service of process on such Party as provided in Section 10.4 shall be deemed effective service of process on such Party. Buyer and the Sellers further agree that the CCAA Court shall have jurisdiction over all disputes and other matters relating to (a) the interpretation and enforcement of this Agreement or any other Transaction Document and/or (b) the Transferred Assets and/or Assumed Liabilities and the Parties expressly consent to and agree not to contest such jurisdiction.

10.9 WAIVER OF RIGHT TO TRIAL BY JURY. THE SELLERS AND BUYER HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING IN CONNECTION WITH A TRANSACTION DISPUTE.

10.10 Specific Performance. Each Party acknowledges and agrees that the other Party may be damaged irreparably in the event that a Party does not perform its obligations under this Agreement in accordance with its specific terms or otherwise breaches this Agreement, so that, in addition to any other remedy that Buyer, Canadian Buyer, or the Sellers may have under law or equity, each Party may be entitled to injunctive relief to prevent any breaches of the provisions of this Agreement by the other Parties and to enforce specifically this Agreement and the terms and provisions hereof.

10.11 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature under or by reason of this Agreement, except with respect to the Monitor or as otherwise expressly provided herein, including Section 10.14 and Section 6.21 (solely to the extent provided therein).

10.12 Counting. If the due date for any action to be taken under this Agreement (including the delivery of Notices) is not a Business Day, then such action shall be considered timely taken if performed on or prior to the next Business Day following such due date.

10.13 Survival. Except as expressly set forth in this Agreement to the contrary, all representations and warranties and covenants of Buyer and the Sellers, respectively, contained in this Agreement or in any document delivered pursuant hereto shall not survive the Closing Date and thereafter shall be of no further force and effect. Notwithstanding the foregoing, all covenants and agreements set forth in this Agreement, which by their terms would require performance after the Closing Date, shall survive until fully performed or until such covenant or agreement expires by its terms and set forth and subject to the limitations provided therein.

10.14 Non-Recourse. All claims, Liabilities, Proceedings, or Claims (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to a Transaction Dispute, may be made only against (and are expressly limited to) the entities that are expressly identified as the Parties in the preamble to this Agreement or, if applicable, their permitted assignees (“Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, Liabilities, or Claims, arising under, out of, in connection with, or related in any manner to a Transaction Dispute; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such claims, Liabilities, and Claims, against any such Nonparty Affiliates.

10.15 Preparation of this Agreement. Buyer and the Sellers hereby acknowledge that (a) Buyer and the Sellers jointly and equally participated in the drafting of this Agreement and all other agreements contemplated hereby, (b) Buyer and the Sellers have been adequately represented and advised by legal counsel with respect to this Agreement and the Transaction, and (c) no presumption shall be made that any provision of this Agreement shall be construed against either Party by reason of such role in the drafting of this Agreement and any other agreement contemplated hereby.

10.16 Authorization Order. Notwithstanding any other provision of this Agreement, this Agreement will not be binding on the Sellers (other than Section 7.1(b)) unless the Initial Order is made.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Sellers and Buyer as of the date first above written.

BUYER:	GLENCORE CANADA CORPORATION

	By:	/s/ Adam Luckie
Name: Adam Luckie
Title: Authorized Signatory

SELLERS:	LI-CYCLE HOLDINGS CORP.

	By:	/s/ Ajay Kochhar
Name: Ajay Kochar
Title: President and CEO

LI-CYCLE U.S. INC.

	By:	/s/ Ajay Kochhar
Name: Ajay Kochar
Title: President and CEO

LI-CYCLE NORTH AMERICA HUB, INC.

	By:	/s/ Ajay Kochhar
Name: Ajay Kochar
Title: President and CEO

LI-CYCLE CORP.

	By:	/s/ Ajay Kochhar
Name: Ajay Kochar
Title: President and CEO

LI-CYCLE AMERICAS CORP.

	By:	/s/ Ajay Kochhar
Name: Ajay Kochar
Title: President and CEO